UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                            Filed by a party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for use of the Commission Only (as Permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to § 240.14a-12.

eResearchTechnology, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of eResearchTechnology, Inc. (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

As of May 8, 2012, there were 49,390,241 shares of Common Stock (including shares of restricted Common Stock) outstanding and 5,372,313 shares of Common Stock subject to options outstanding.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated based upon the sum of (A) 49,390,241 shares of Common Stock outstanding, multiplied by $8.00 per share; and (B) 3,747,394 shares of Common Stock subject to options with exercise prices less than or equal to $8.00 per share, multiplied by $1.96 per share (which is the difference between $8.00 per share and the weighted average exercise price per share of such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001146 by the sum described in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$402,466,821.

(5)	Total fee paid:

$46,123, determined based upon multiplying 0.0001146 by the proposed maximum aggregate value of the transaction of $402,466,821.

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

eResearchTechnology, Inc.

    , 2012

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of eResearchTechnology, Inc. (the “Company”) to be held on     , 2012, at      a.m., local time, at     .

At the meeting, you will be asked to:

•

consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of April 9, 2012, by and among the Company, Explorer Holdings, Inc. (“Parent”) and Explorer Acquisition Corp., a wholly-owned subsidiary of Parent (which, along with Parent, is an affiliate of Genstar Capital Partners VI, L.P.), pursuant to which each share of our common stock outstanding at the effective time of the merger will be converted into the right to receive $8.00 in cash and we will become a wholly-owned subsidiary of Parent (the “merger”);

•

consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported on the Golden Parachute Compensation Table on page 49 of the accompanying proxy statement;

•

consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement; and

•

transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, including to consider any procedural matters incident to the conduct of the special meeting.

If our stockholders adopt the merger agreement and the merger is completed, you will be entitled to receive $8.00 in cash for each share of our common stock that you own immediately prior to completion of the merger (unless you have properly exercised your appraisal rights with respect to such shares). Upon completion of the merger, we will become a wholly-owned subsidiary of Parent.

Our board of directors, acting upon the unanimous recommendation of a special committee of independent members of our board of directors, which committee was formed for the purpose of evaluating the possible sale of the Company, has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the adjournment of the special meeting to solicit additional proxies to approve the proposal to adopt the merger agreement.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope, or submit your proxy through the Internet or by telephone by following the instructions described in the enclosed proxy statement. The failure to vote your shares of our common stock will have the same effect as a vote against the proposal to adopt the merger agreement.

The enclosed proxy statement provides you with information about the special meeting, the merger agreement, the merger and other related matters to be considered by the stockholders of the Company. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety prior to voting your shares. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “WHERE YOU CAN FIND MORE INFORMATION.”

On behalf of our board of directors, I thank you for your support and urge you to vote in favor of the adoption of the merger agreement.

Sincerely,

Jeffrey S. Litwin

President and Chief Executive Officer

The accompanying proxy statement is dated             , 2012, and is first being mailed, with the form of proxy, to our stockholders on or about             , 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR SHARE CERTIFICATES.

eResearchTechnology, Inc.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on     , 2012

TO THE STOCKHOLDERS OF ERESEARCHTECHNOLOGY, INC.:

Notice is hereby given that a special meeting of the stockholders of eResearchTechnology, Inc., a Delaware corporation (the “Company”), will be held on     , 2012, at      a.m., local time, at     , for the following purposes:

1.	Merger Proposal. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of April 9, 2012, by and among the Company, Explorer Holdings, Inc. (“Parent”) and Explorer Acquisition Corp., a wholly-owned subsidiary of Parent (which, along with Parent, is an affiliate of Genstar Capital Partners VI, L.P.), pursuant to which each share of our common stock outstanding at the effective time of the merger will be converted into the right to receive $8.00 in cash and we will become a wholly-owned subsidiary of Parent (the “merger”);

2.	Advisory Vote on Golden Parachute Compensation. To consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported on the Golden Parachute Compensation Table on page 49 of the accompanying proxy statement;

3.	Adjournment Proposal. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement; and

4.	Other Business. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, including to consider any procedural matter incident to the conduct of the special meeting.

The merger agreement, the merger and the “golden parachute” compensation arrangements are more fully described in the accompanying proxy statement, which you should read carefully in its entirety before voting.

Our board of directors has fixed the close of business on     , 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, this special meeting and any adjournment or postponement thereof. Only holders of our common stock at the close of business on the record date are entitled to vote at the special meeting.

Our board of directors, acting upon the unanimous recommendation of a special committee of independent members of our board of directors, which committee was formed for the purpose of evaluating the possible sale of the Company, has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” APPROVAL OF THE “GOLDEN PARACHUTE” COMPENSATION AND “FOR” APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Your vote is very important, regardless of the number of shares you own. The approval of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. If you abstain or do not vote on the adoption of the merger agreement, it will have the same effect as a vote by you against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope, or submit your proxy through the Internet or by telephone. Properly executed proxy cards with no instructions indicated on the proxy card will be voted FOR the adoption of the merger agreement, FOR approval of the “golden parachute” compensation and FOR approval of the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies to approve the proposal to adopt the merger agreement.

If your shares are held in “street name,” which means through a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee. If you do not instruct your broker, bank or other nominee how to vote, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the meeting for the purposes of determining the presence of a quorum but will not be able to vote on matters for which specific authorization is required. If you do not instruct your broker, bank or other nominee how to vote, it will have the same effect as a vote against the adoption of the merger agreement, but it will not have an effect on the nonbinding advisory proposal regarding “golden parachute” compensation.

If you attend the special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. Your attendance at the special meeting alone will not revoke your proxy.

If you hold your shares in “street name,” you must obtain a legal proxy from your broker, bank or other nominee in order to vote in person at the special meeting. Please contact your broker, bank or other nominee for instructions on how to obtain such a legal proxy. If your shares are held by a broker, bank or other nominee, and you plan to attend the special meeting, please also bring to the special meeting this legal proxy and your statement evidencing your beneficial ownership of our common stock. Please carefully review the instructions in the enclosed proxy statement and the enclosed proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options.

Stockholders who do not vote in favor of the adoption of the merger agreement have the right to demand appraisal of the fair value of their shares of our common stock, as determined by the Court of Chancery of the State of Delaware, if the merger is completed, but only if they perfect their appraisal rights and the other requirements of the Delaware General Corporation Law are satisfied. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex C to the proxy statement, and a summary of these provisions can be found under “Appraisal Rights” on page 52 in the proxy statement.

The enclosed proxy statement provides you with information about the special meeting, the merger agreement, the merger and other related matters to be considered by our stockholders. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety prior to voting your shares. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “WHERE YOU CAN FIND MORE INFORMATION.”

You should not send any certificates representing shares of our common stock with your proxy card. Upon completion of the merger, we will send instructions to you regarding the procedure for exchanging your stock certificates for the cash merger consideration.

By order of the Board of Directors,

Jeffrey S. Litwin

President and Chief Executive Officer

Philadelphia, Pennsylvania

            , 2012

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION, DATED MAY 9, 2012

PROXY STATEMENT

You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters. The proxy statement is dated             , 2012, and is first being mailed to stockholders of the Company on or about             , 2012.

Throughout this proxy statement, all references to the “Company,” “eResearch,” “we,” “us,” and “our” refer to eResearchTechnology, Inc., unless otherwise indicated or the context otherwise requires. You are being asked to consider and approve the adoption of the “merger agreement” which sets forth the terms pursuant to which the “merger” will be effectuated. In addition to the Company, Explorer Holdings, Inc. and Explorer Acquisition Corp., which we may refer to as “Parent” and “Merger Sub,” respectively, in this proxy statement, are parties to the merger agreement. Both Parent and Merger Sub are affiliated with Genstar Capital Partners VI, L.P., which we may refer to as “Genstar VI,” and Genstar Capital LLC, which we may refer to as “Genstar,” in this proxy statement. J.P. Morgan Securities, LLC, who served as financial advisor to our board of directors, may be referred to in this proxy statement as “J.P. Morgan”.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on             , 2012:

the notice and proxy statement are available

at:

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. We encourage you to read carefully the remainder of this proxy statement, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting of stockholders. See also “Where You Can Find More Information” on page 84 of this proxy statement. We have included references to other portions of this proxy statement to direct you to a more complete description of the topics presented in this summary.

Parties to the Merger (page 24)

eResearchTechnology, Inc.

eResearchTechnology, Inc., a Delaware corporation, is a global technology-driven provider of services and customizable medical devices primarily to biopharmaceutical organizations and, to a lesser extent, healthcare organizations. We believe we are the market leader for centralized cardiac safety and respiratory efficacy services in drug development and we also collect, analyze and distribute electronic patient reported outcomes in multiple modalities across all phases of clinical research. For additional information, please visit www.ert.com. Our principal executive offices are located at 1818 Market Street, Philadelphia, PA 19103. Our telephone number is (215) 972-0240.

Explorer Holdings, Inc.

Explorer Holdings, Inc. is a Delaware corporation that was formed solely for the purpose of acquiring us and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. At the time the merger is completed, an affiliated private equity fund, Genstar Capital Partners VI, L.P., will own a majority of the equity of, and will control, Parent. If the merger is completed, Parent will own all of our outstanding capital stock and we will no longer be a publicly-traded company. Parent’s address is c/o Genstar Capital LLC, Four Embarcadero Center, Suite 1900, San Francisco, CA 94111-4194. Parent’s telephone number is (415) 834-2350.

Explorer Acquisition Corp.

Explorer Acquisition Corp. is a Delaware corporation and wholly-owned subsidiary of Parent that was organized solely for the purpose of completing the merger. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon completion of the merger, if completed, Merger Sub will merge with and into us and thereby cease to exist and we will continue as the surviving corporation. Merger Sub’s address is c/o Genstar Capital LLC, Four Embarcadero Center, Suite 1900, San Francisco, CA 94111-4194. Merger Sub’s telephone number is (415) 834-2350.

Parent and Merger Sub are each entities currently owned, directly or indirectly, by Genstar VI, which is a private equity fund affiliated with Genstar Capital LLC, which we may refer to as Genstar. Additional investors (who may include one or more existing holders of our common stock) are expected to acquire an interest in Parent, as described under “The Merger—Financing of the Merger—Equity Financing” below.

J.P. Morgan, the Company’s financial advisor in connection with the proposed merger, and its affiliates have had commercial or investment banking relationships with Genstar and its affiliates, as described under “The Merger—Parties to the Merger”.

The Merger; Closing; Marketing Period (Page 59)

If the merger agreement is adopted by our stockholders and the other conditions to closing are satisfied or waived, Merger Sub will merge with and into us, and we will continue as the surviving corporation and wholly-owned subsidiary of Parent. Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger, including all unvested restricted shares (other than (i) shares owned by Parent, Merger Sub or any subsidiary of Parent or us or any of our subsidiaries, (ii) certain unvested restricted shares granted to certain of our officers in 2012, including all of our named executive officers who were granted equity awards in 2012, which will be forfeited, and (iii) shares held by stockholders, if any, who have properly exercised statutory appraisal rights) will be converted into the right to receive $8.00 in cash. This amount will be without interest and less any applicable withholding tax. In this proxy statement, we refer to the consideration to be paid per share of common stock in the merger as the merger consideration. The surviving corporation will be a privately held corporation, and you will cease to be a stockholder and cease to have any ownership interest in the surviving corporation.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to complete the merger no later than the second business day after the satisfaction or waiver of the conditions described under “The Merger Agreement—Conditions to the Merger,” subject to extension in certain circumstances to allow for completion of a 20 consecutive business day marketing period. The purpose of the marketing period is to provide Parent a reasonable and appropriate period of time for marketing and placement of the debt financing for the purposes of financing the merger.

We currently anticipate that the merger will be completed during the third calendar quarter of 2012. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed during the third calendar quarter of 2012.

The Special Meeting (Page 20)

The special meeting of our stockholders will be held on     , 2012, at      a.m., local time, at     . At the special meeting, our stockholders will be asked to vote on a proposal to adopt the merger agreement, a nonbinding advisory proposal to approve the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger and, if necessary or appropriate, to approve one or more adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement.

Treatment of Options and Other Awards (Page 60)

Stock Options

At the effective time of the merger, all outstanding and unexercised options granted under our employee benefit plans (whether vested or unvested) will be canceled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the option, multiplied by the number of shares covered by the option, less applicable withholding taxes. Options with a per share exercise price that is equal to or greater than the per share merger consideration will be canceled as of the effective time of the merger without any payment. After the effective time of the merger, all options granted under our employee benefit plans will represent only the nontransferable right to receive a cash payment, if any, determined as described above. Notwithstanding the above, the options granted in 2012 to certain of our officers, including all of our named executive officers who were granted equity awards in 2012, will be canceled without payment at the effective time of the merger.

Restricted Shares

At the effective time of the merger, all shares of restricted common stock will vest and become free of their forfeiture restrictions. At the effective time of the merger, the holders of these shares of restricted stock will be entitled to receive an amount in cash equal to the per share merger consideration with respect to each of these shares of restricted stock, less applicable withholding taxes. Notwithstanding the above, at the effective time of the merger, certain of our officers, including all of our named executive officers who were granted equity awards in 2012, will forfeit the restricted stock granted to them in 2012. Following the effective time of the merger, no holder of restricted shares will have any rights to acquire capital stock of us, our subsidiaries or the surviving corporation.

Recommendation of Our Board of Directors (Page 30)

After deliberation and consultation with its financial and legal advisors, and acting upon the recommendation of the Special Committee, our board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders. Our board of directors recommends that our stockholders vote FOR the proposal to adopt the merger agreement, FOR the nonbinding proposal regarding “golden parachute” payments to be paid or payable upon the consummation of the merger and FOR the adjournment proposal. See “Proposal No. 1—The Merger—Recommendation of our Board of Directors” beginning on page 30 of this proxy statement for a more detailed discussion of the recommendation of our board of directors.

Opinion of the Financial Advisor to Our Board of Directors (Page 35)

J.P. Morgan delivered its written opinion to our board of directors that, as of April 9, 2012, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth therein, the consideration to be paid to the holders of our common stock in the proposed transaction was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated April 9, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. J.P. Morgan provided its opinion for the information of our board of directors in connection with and for the purposes of its evaluation of the transactions contemplated by the merger agreement. J.P. Morgan’s written opinion addresses only the fairness of the consideration to be paid to the holders of our common stock in the proposed transaction and does not address any other matter.

Interests of Directors and Officers in the Merger (Page 47)

In considering the recommendation of our board of directors with respect to the merger agreement, our stockholders should be aware that our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of stockholders generally. These interests may create potential conflicts of interest.

Each of our named executive officers (excluding John B. Sory who is no longer employed by us) has an employment agreement with us that will entitle each such officer to receive cash payments and other benefits upon certain qualifying terminations of employment, including a termination without cause within twelve months following the merger or a resignation for good reason within six months following the merger as described in more detail under “Employment Agreements with Named Executive Officers” below. Pursuant to the merger agreement, Parent has committed to honor employment, severance and certain other arrangements between us and our officers, directors and employees, in each case, to the extent such arrangements are legally binding on us as of the occurrence of the merger.

In addition, certain of our executive officers and directors hold certain stock options and restricted stock awards that, as a result of the merger, will vest immediately prior to the completion of the merger and be converted into a cash payment, as described in more detail under “Treatment of Options and Other Awards.” Notwithstanding the foregoing, at the effective time of the merger, the equity awards granted in 2012 to our named executive officers who were granted equity awards in 2012 will be canceled or forfeited without payment.

In connection with the execution of the merger agreement, we entered into a consulting agreement with a consulting firm owned by Joel Morganroth, M.D., one of our directors and executive officers, that provides that following the merger we will pay the consulting firm $44,000 per month for the services that we expect the consulting firm to provide to us. The consulting agreement also provides that upon the closing of the merger, we will purchase all of the assets of Dr. Morganroth’s consulting firm for $875,000. Prior employment and consulting agreements with Dr. Morganroth and the consulting firm, respectively will terminate upon completion of the merger. Under these prior agreements, Dr. Morganroth and the consulting firm received an aggregate of $2,488,618 for the calendar year ended December 31, 2011.

Under the merger agreement, we, as the surviving corporation in the merger, have agreed to indemnify our directors and officers from before the merger to the full extent permitted by law following the merger. We have also agreed to honor our obligations under any indemnification provisions of our certificate of incorporation and bylaws.

We will maintain for a period of six years an insurance policy covering persons who were our directors or officers prior to the merger for the actions taken by such directors and officers in their capacities as our directors and officers prior to the merger on terms with respect to coverage and amount no less favorable than those of such policy currently in effect, provided, however, that we will not be required to expend in excess of 200% of the current annual premium paid for such policies currently maintained by us. Alternatively, prior to effectiveness of the merger, we may obtain a six year prepaid “tail policy” on terms and conditions providing materially equivalent benefits as those provided under the policies of directors’ and officers’ liability insurance currently maintained by us with respect to matters arising on or before the completion of the merger.

In addition to the fees and other consideration received for being a member of our board of directors, non-employee directors who are members of the special committee of our board of directors also receive certain fees for their service on such committee.

Our board of directors was aware of and discussed and considered these interests when it approved the merger. These interests may create potential conflicts of interest.

Financing (Page 42)

The total amount of funds necessary to complete the merger and related transactions is anticipated to be approximately $446 million, consisting of:

•

approximately $402 million to pay our stockholders and holders of options and restricted shares the amounts due to them under the merger agreement, assuming a purchase price of $8.00 per share (net of the exercise price for options) and none of our stockholders validly exercises and perfects appraisal rights;

•	approximately $21 million to refinance certain existing indebtedness (including prepayment premiums); and

•	approximately $23 million to pay related fees and expenses in connection with the merger.

These payments are expected to be funded by a combination of equity contributions by Genstar VI, certain of its affiliates, CDP-Genstar Mezzanine Opportunities, L.P., which we may refer to as CDP, a CDP affiliate called Caisse de dépôt et placement du Québec, and other investors in Parent and/or Merger Sub, debt financing and our existing cash, cash equivalents and marketable securities. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.

Equity Financing

Parent has received an equity commitment letter from Genstar VI pursuant to which, subject to the conditions contained in it, Genstar VI has agreed to make or secure aggregate equity investments of up to $110.0 million to Parent and/or Merger Sub. Parent also has received a combined debt and equity commitment letter from CDP, pursuant to which, subject to the conditions contained in it, CDP has agreed to make aggregate equity investments of $40.0 million to Parent and/or Merger Sub.

Debt Financing

Parent has received a debt commitment letter from arrangers and lenders to provide to Merger Sub, subject to the conditions set forth in it, $224.0 million of senior secured credit facilities (which will consist of a six-year senior secured term loan of $174.0 million and a five-year senior secured revolving credit facility of up to $50.0 million). The combined debt and equity commitment letter from CDP provides that, subject to the conditions set forth therein, CDP will purchase up to $97.4 million of unsecured senior subordinated notes, which we may refer to as the subordinated notes, from Merger Sub.

The debt financing, together with the equity financing and our existing cash, cash equivalents and marketable securities, are to be used for the purpose of financing the merger, repaying or refinancing certain of our and our subsidiaries’ existing indebtedness and paying fees and expenses incurred in connection with the merger.

Parent has agreed to use commercially reasonable efforts to arrange the debt financing on the terms and conditions described in the commitments. The closing of the merger is not conditioned on the receipt of the debt financing. Parent, however, is not required to complete the merger until after the completion of the marketing period described in the merger agreement.

Regulatory Approvals (Page 47)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we may refer to as the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, which we may refer to as the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we may refer to as the DOJ, and the applicable waiting period has expired. On April 23, 2012, we and Genstar VI made the necessary filings under the HSR Act and on April 30, 2012, we were informed that early termination of the waiting period was granted.

The merger is also subject to review by the governmental authorities of Germany under the antitrust laws of that jurisdiction. Genstar VI made the required notification to the German Federal Cartel Office on April 23, 2012; the initial applicable waiting period is one month.

Material U.S. Federal Income Tax Consequences (Page 56)

Generally, the receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction to our stockholders for U.S. federal income tax purposes. A U.S. holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (before reduction for any applicable withholding taxes) and the holder’s adjusted tax basis in the shares of our stock surrendered. A non-U.S. holder of our common stock generally will not be subject to U.S. federal income tax on the gain recognized upon the receipt of cash in exchange for our common stock pursuant to the merger unless the gain is effectively connected with the conduct of a trade or business in the United States or the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met.

The tax consequences of the merger to any particular stockholder may vary depending on his, her or its particular circumstances. Due to the individual nature of tax consequences, each stockholder is urged to consult his, her or its own tax advisor as to the specific tax consequences to such stockholder of the merger, including the effects of any applicable U.S. Federal state, local, foreign, estate, gift or other tax laws.

Conditions to the Merger (Page 69)

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger, unless waived in writing by all parties:

•	the merger agreement will be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

no court of competent jurisdiction or other governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits completion of the merger or the transactions contemplated by the merger agreement; and

•	any applicable waiting period under the HSR Act and applicable foreign competition laws will have expired or been terminated, or any approvals under foreign competition laws shall have been obtained.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver by Parent of the following additional conditions at or prior to the effective time of the merger:

•	our representations and warranties:

•

relating to our organization and existence, our power and authority to enter into the merger agreement, the enforceability of the merger agreement against us, the vote required for our stockholders to adopt the merger agreement, capitalization, financial advisory fees and delivery by J.P. Morgan of a fairness opinion, shall in each case be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), in each case determined without giving effect to any materiality or Material Adverse Effect (as defined below in the section entitled “The Merger Agreement—Representations and Warranties”) qualifications contained therein; and

•

in Article 4 of the merger agreement other than those listed above shall be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on us, in each case without giving effect to any materiality or Material Adverse Effect qualifications contained therein;

•

we shall have performed in all material respects, all of our obligations and abided in all material respects by all the covenants required to be performed and complied with by us under the merger agreement at or prior to completion of the merger;

•

since the date of the merger agreement, there shall not have occurred a Material Adverse Effect on us or any event, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on us;

•	we shall have provided Parent with the following documents:

•

a certificate, duly executed by one of our executive officers, dated the closing date of the merger, certifying as to the conditions relating to the accuracy of our representations and warranties and our compliance with our covenants and obligations;

•

a certificate, duly executed by one of our officers certifying that our stock is not a United States real property interest because we are not and have not been a United States real property holding corporation for purposes of the U.S. Tax Code;

•	option termination agreements with a limited number of holders of our options, including some of our executive officers, which will not terminate by their own terms upon the closing of the merger;

•	resignation letters duly executed by the members of our board of directors; and

•	an executed payoff letter with respect to the repayment of our existing credit facility.

Conditions to Our Obligations

Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

•

the representations and warranties of Parent and Merger Sub in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except, in each case, to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay completion of the merger;

•

each of Parent and Merger Sub shall have performed, in all material respects, all of its obligations and abided in all material respects by all the covenants required to be performed and complied with by it under the merger agreement at or prior to completion of the merger; and

•	we shall have received a certificate of an executive officer of Parent certifying that the above two conditions have been fulfilled.

Restrictions on Solicitations of Other Offers (Page 70)

The merger agreement provides that, subject to certain exceptions, until the effective time of the merger (or, if earlier, the termination of the merger agreement), we must not, and must cause our subsidiaries and representatives not to:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information regarding us or any of our subsidiaries) or facilitate, any inquiries, proposals or offers from any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, which we may refer to as the Exchange Act) (other than Parent and its subsidiaries) that constitute, or could reasonably be expected to result in an acquisition proposal (as defined below in the section entitled “The Merger Agreement—Restrictions on Solicitations of Other Offers”);

•

participate in any discussions or negotiations (including by way of furnishing nonpublic information about us) with any third party (other than Parent, Merger Sub, their representatives and our representatives) relating to, or which could reasonably be expected to lead to an acquisition proposal; or

•

approve or recommend, or publicly propose to approve or recommend, an acquisition proposal, enter into any contract or agreement in principle relating to an acquisition proposal or enter into any contract or agreement in principle requiring us to abandon, terminate or fail to complete the transactions contemplated by the merger agreement or breach our obligations under the merger agreement or propose or agree to do any of the foregoing.

Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to a bona fide unsolicited written proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal (as defined below in the section entitled “The Merger Agreement—Restrictions on Solicitations of Other Offers”), so long as we comply with certain terms of the merger agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal,” including providing Parent the opportunity to amend its proposal to acquire us prior to termination and, if required, paying a termination fee.

Termination of the Merger Agreement (Page 73)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of us, Parent and Merger Sub.

•	by either us or Parent if:

•	at any time after October 5, 2012, the effective time of the merger shall not have occurred on or before the close of business on such date;

•

there is any applicable law or order that shall have become final and non-appealable that makes completion of the merger illegal or otherwise prohibited, or enjoins us or Parent from completing the merger; or

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement.

•	by us if:

•

subject to complying with the terms of the merger agreement, our board of directors authorizes us to enter into a binding definitive agreement in respect of a superior proposal and we substantially concurrently enter into the binding definitive agreement;

•

we are not in material breach of the merger agreement, either of Parent or Merger Sub is in material breach of its covenants or obligations under the merger agreement or any of their representations and warranties are untrue (without regard to materiality qualifiers), which breach or failure to be true would give rise to the failure of a condition to our obligation to complete the merger and is either incurable or not cured by Parent within 30 days after written notice (or, if earlier, October 5, 2012); or

•	we are not then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the debt financing being unavailable, and:

•

the mutual and other conditions to Parent’s obligation to complete the merger are satisfied (except those to be satisfied at completion of the merger, all of which shall be capable of being satisfied);

•

all of the conditions to our obligation to complete the merger have been satisfied (except those to be satisfied at completion, which shall be capable of being satisfied) or we have confirmed our willingness to waive them and have irrevocably confirmed to Parent that we are ready, willing and able to complete the merger; and

•

Parent and Merger Sub fail to complete the merger by the end of the third business day after October 5, 2012, and we stand ready, willing and able to complete the merger through the end of such three business day period.

•	by Parent if:

•

either an adverse recommendation change (as described below under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal”) has occurred, our board of directors has failed to publicly confirm its recommendation of the merger within four business days of a written request by Parent to do so, or we have failed to include in this proxy statement the recommendation of our board of directors or a statement to the effect that our board has determined and believes that the merger is in the best interests of our stockholders;

•

Parent is not in material breach of the merger agreement, we are in material breach of our covenants or obligations under the merger agreement or any of our representations and warranties is untrue (without regard to materiality qualifiers), which breach or failure to be true would give rise to the failure of a condition to Parent’s obligation to complete the merger and is either incurable, or not cured by us within 30 days after written notice (or, if earlier, October 5, 2012); or

•	a Material Adverse Effect on us has occurred and is continuing and, if curable, it has not been cured by us within 30 days after written notice of it.

Termination Fees and Expenses (Page 74)

Payable by Us

We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the merger agreement, up to $2.9 million, if either we or Parent terminate the merger agreement because of the failure to receive our stockholder approval at the special meeting or any adjournment or postponement thereof at which the merger agreement was voted on, or if Parent terminates the merger agreement due to a breach of our obligations under the merger agreement relating to promptly calling the stockholder meeting to approve the merger and preparing and mailing this proxy statement. We do not have to reimburse Parent’s fees and expenses if they become due after, or concurrently with, our payment of the $11 million termination fee described below.

We must pay a termination fee of $11 million to Parent in connection with termination of the merger agreement under the following circumstances:

•

if Parent terminates the merger agreement as a result of an adverse recommendation change, the failure of our board of directors to publicly confirm its recommendation of the merger, or our failure to include in this proxy statement the recommendation of our board of directors or a statement to the effect that our board has determined and believes that the merger is in the best interests of our stockholders;

•	if we terminate the merger agreement in connection with the authorization by our board of directors for us to enter into a binding definitive agreement in respect of a superior proposal; or

•	if all of the following events occur:

•

an acquisition proposal has been publicly announced or disclosed and not terminated or withdrawn prior to termination of the merger agreement (or, in the event of termination following failure to obtain stockholder approval, not terminated or withdrawn at least five business days prior to the stockholder meeting);

•

either party terminates the merger agreement as a result of the merger not having been completed on or prior to October 5, 2012 or our stockholders having failed to adopt the merger agreement at a duly called stockholders meeting, or Parent terminates the merger agreement as a result of our failure to comply with our covenants and obligations; and

•	within 12 months after termination, we enter into a contract providing for the implementation of an acquisition proposal or complete an acquisition proposal.

As used above, “acquisition proposal” has the same meaning set forth in “The Merger Agreement—Restrictions on Solicitation and Other Offers,” except that references to “20%” will be deemed references to “50%.”

Payable by Parent

Parent must pay us a breakup fee of $20 million if we terminate the merger agreement under either of the following circumstances:

•	where both of the following have occurred:

•

Parent has failed to perform its obligations to obtain debt and equity financing, or its representations and warranties relating to financing are or become untrue, in each case under circumstances which give us the right to terminate the merger agreement; and

•

at the time we terminate the merger agreement, there are no facts or circumstances that would reasonably be expected to cause the mutual conditions to closing not to be satisfied, or the conditions to Parent’s obligation to close relating to performance of our covenants and obligations, the truthfulness of our representations and warranties or the absence of a Material Adverse Effect on us not to be satisfied, in each case by October 5, 2012; or

•

the conditions to Parent’s obligation to complete the merger have been satisfied (except those to be satisfied at completion, which shall be capable of being satisfied), the conditions to our obligation to complete the merger have been satisfied or waived, Parent and Merger Sub fail to complete the merger by the end of the third business day after October 5, 2012, and we stand ready, willing and able to complete the merger through the end of such three  business day period.

Liability Limitation (Page 76)

In no event will we be entitled to aggregate monetary damages from Parent and Merger Sub in excess of $20 million for all losses and damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the merger agreement or arising from any other claim or cause of action under the merger agreement.

Specific Performance (Page 77)

Parent and Merger Sub are generally entitled to seek specific performance of the terms of the merger agreement, however, we are only entitled to seek specific performance to require Parent and Merger Sub to fund the merger consideration or complete the merger if:

•

the marketing period has ended and all mutual and other conditions to Parent’s obligation to complete the merger have been satisfied (except those to be satisfied at completion of the merger, all of which shall be capable of being satisfied) at the time provided for the closing in the merger agreement;

•	the debt financing has been funded or will be funded upon completion of the merger; and

•

we have irrevocably confirmed that if specific performance is granted and the debt financing is funded, then we will take such actions required of us under the merger agreement to cause the merger to be completed.

Limited Guaranty (Page 47)

In connection with the merger agreement, Genstar VI has agreed to guaranty the due and punctual performance and discharge of certain of the payment obligations of Parent under the merger agreement, up to a maximum amount of $20 million. The guaranty, which we may refer to as the Limited Guaranty, will remain in full force and effect until the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent termination fee is finally determined not to be payable and there are no unpaid guaranteed obligations, and (iii) January 5, 2013 (unless, in the case of (ii) and (iii), we have commenced litigation against Genstar VI under and pursuant to the Limited Guaranty prior to such termination, in which case the Limited Guaranty will terminate upon the final non-appealable resolutions of such action and satisfaction by Genstar VI of any obligations finally determined or agreed to be owed by it, consistent with the terms of the Limited Guaranty). The Limited Guaranty is our sole recourse against Genstar VI; however the Limited Guaranty does not limit our rights against Parent and Merger Sub described under “The Merger Agreement—Specific Performance.”

Appraisal Rights (Page 52)

If the merger is completed, under Delaware law, holders of common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Court of Chancery of the State of Delaware, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Litigation Related to the Merger (Page 52)

On April 11, 2012, a purported class action complaint was filed in the Court of Chancery of the State of Delaware, naming the Company, the members of our board of directors, Genstar, Parent and Merger Sub as defendants. Two similar complaints were filed in that Court on April 13, 2012, and the Court consolidated those three cases on April 16, 2012. The operative complaint in the consolidated action generally alleges that, in connection with approving the merger, our directors breached their fiduciary duties owed to our stockholders, and that Genstar, Parent and Merger Sub knowingly aided and abetted our directors’ breaches of their fiduciary duties. The operative complaint in the consolidated action seeks, among other things, certification of the case as a class action, an injunction against the consummation of the transaction, a judgment against the defendants for damages, and an award of fees, expenses and costs to plaintiffs and their attorneys. Two other actions were filed, one in the Court of Common Pleas of Philadelphia in the First Judicial District of the Commonwealth of Pennsylvania, and the other in the Court of Chancery of the State of Delaware, on April 13, 2012 and April 17, 2012 respectively, making similar claims and seeking similar relief. On May 8, 2012, the defendants in the case currently pending in the Court of Common Pleas of Philadelphia, filed a motion seeking to stay the action in favor of the materially identical, previously-filed and consolidated actions pending in the Court of Chancery of the State of Delaware. It is unclear at this time when and how the Court of Common Pleas of Philadelphia will rule on this motion.

We believe these lawsuits are without merit and intend to defend against them vigorously.

Approval of “Golden Parachute” Compensation (Page 81)

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a nonbinding advisory vote on the compensation that may be payable to our named executive officers in connection with the merger, as reported on the Golden Parachute Compensation Table on page 49 of this proxy statement. Our board of directors recommends that you vote FOR the proposal to approve on an advisory basis the “golden parachute” compensation payable in connection with the merger.

Adoption on an advisory basis of the “golden parachute” compensation to be paid or payable in connection with the merger requires the approval of a majority of the votes represented by the shares of our outstanding common stock present and entitled to vote thereon. Approval of the “golden parachute” compensation is not a condition to completion of the merger, and the vote related thereto is advisory only and will not be binding on us. Therefore, if the merger is approved by the holders of our common stock and is completed but a majority of stockholders do not approve the “golden parachute” compensation, we will note the outcome of the vote but nonetheless will be contractually bound to pay the “golden parachute” compensation to our named executive officers.

Market Price of Common Stock (Page 78)

The closing price of our common stock on the Global Select Market of The NASDAQ Stock Market, LLC, which we may refer to as the NASDAQ Global Select Market, on April 9, 2012, the last trading day prior to the public announcement of the merger agreement, was $7.84. The $8.00 that will be paid to holders of our common stock in exchange for each share of our common stock they hold represents a premium of approximately 38% to the average closing share price of our common stock for the 90 days ended on April 9, 2012 and a premium of approximately 42% to the average price of our common stock during the 52 weeks prior to April 9, 2012.

QUESTIONS & ANSWERS ABOUT THE MERGER AND RELATED MATTERS

The following questions and answers are intended to address briefly some commonly asked questions about the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you as a stockholder of eResearchTechnology, Inc. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, including in its annexes, all of which you should read carefully. See also “Where You Can Find More Information” beginning on page 84.

Q:	Why am I receiving this proxy statement?

A:	We have agreed to merge under the terms of a merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. You should carefully read this proxy statement in its entirety.

In order for the merger to be completed, our stockholders holding a majority of the outstanding shares of our common stock must vote to adopt the merger agreement. You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

We will hold a special meeting of stockholders in order to seek approval of the proposal to adopt the merger agreement and other related matters on which we urge you to vote. This proxy statement contains important information about these matters as well as the special meeting of stockholders. The enclosed voting materials allow you to vote your shares of our common stock without attending the special meeting of stockholders.

Your vote is important. We encourage you to vote your shares of common stock as soon as possible.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, the holders of our common stock will act upon the matters outlined in this proxy statement, including a proposal to adopt the merger agreement, a nonbinding advisory vote to approve “golden parachute” compensation payable under existing agreements that our named executive officers may receive in connection with the merger, a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement, and in the discretion of the proxy holders, on any other proposals to be voted on at the special meeting.

For specific information regarding the merger agreement, “golden parachute compensation” and adjournment, see “Proposal No. 1—The Merger” beginning on page 24, “Proposal No. 2—Advisory Vote on Golden Parachute Compensation” on page 81 and “Proposal No. 3 – Adjournment of the Special Meeting” on page 82, respectively.

Q:	Where and when is the special meeting?

A:	The special meeting of our stockholders will be held on , 2012, at a.m., local time, at .

Q:	Why is the Company merging?

A:	After deliberation and consultation with its financial and legal advisors as well as a special committee of independent members of the board of directors, which committee was formed for the purpose of evaluating the possible sale of the Company, our board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors recommends that our stockholders vote FOR the proposal to adopt the merger agreement; FOR the proposal to approve, on a nonbinding advisory basis, the “golden parachute” compensation received by our named executive officers in connection with the merger; and FOR the proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement. See “Proposal No. 1—The Merger—Recommendations of our Board of Directors” beginning on page 31 of this proxy statement for a more detailed discussion of the recommendation of our board of directors;

Q:	What will happen if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, we will remain an independent public company, our common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act, and we will continue to file periodic reports with the Securities and Exchange Commission, which we may refer to as the SEC, on account of our common stock. Under specified circumstances, we may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 74.

Q:	What will happen in the merger?

A:	We and our businesses will be acquired by Parent in a cash merger transaction. At the completion of the merger, we will become a wholly-owned subsidiary of Parent, an affiliate of Genstar. As a result, shares of our common stock will no longer be listed on any stock exchange, including the NASDAQ Global Select Market, or quotation system, and will be deregistered under the Exchange Act.

Q:	What will a stockholder of the Company receive if the merger is completed?

A:	In exchange for each share of our common stock owned and outstanding at the effective time of the merger, each stockholder will receive a cash payment per share of $8.00 unless such stockholder properly exercises and does not withdraw its appraisal rights under the Delaware General Corporation Law, which we may refer to as the DGCL, with respect to such shares (as described below). For example, if a stockholder owns 100 shares of common stock, such stockholder will receive $800.00 in cash in exchange for the shares of common stock. You will not own any shares of the capital stock in the Company following completion of the merger.

Q:	What will a holder of the Company’s stock options receive if the merger is completed?

A:	At the effective time of the merger, all outstanding and unexercised options granted under our employee benefit plans (whether vested or unvested) will be canceled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the option, multiplied by the number of shares covered by the option, less applicable withholding taxes. Options with a per share exercise price that is equal to or greater than the per share merger consideration will be canceled as of the effective time of the merger without any payment. After the effective time of the merger, all options granted under our employee benefit plans will represent only the nontransferable right to receive a cash payment, if any, determined as described above. Notwithstanding the above, the options granted in 2012 to certain of our officers, including all of our named executive officers will be canceled without payment at the effective time of the merger.

Q:	What will a holder of the Company’s restricted stock awards receive if the merger is completed?

A:	At the effective time of the merger, all shares of restricted common stock will vest and become free of their forfeiture restrictions. At the effective time of the merger, the holders of these restricted shares will be entitled to receive an amount in cash equal to the per share merger consideration with respect to each of these shares of restricted stock, less applicable withholding taxes. Notwithstanding the above, at the effective time of the merger, certain of our officers, including all of our named executive officers who were granted equity awards in 2012, will forfeit the stock granted to them in 2012. Following the effective time of the merger, no holder of restricted shares will have any rights to acquire capital stock of us, our subsidiaries or the surviving corporation.

Q:	Will I have appraisal rights if I dissent from the merger?

A:	Yes. Under the DGCL, you have the right to seek appraisal of the fair value of your shares of our common stock, as determined by the Court of Chancery of the State of Delaware, if the merger is completed, but only if (a) you do not vote in favor of adoption of the merger agreement, (b) you deliver a written demand before the vote (as described elsewhere in this proxy statement), (c) you continuously hold through the effective time of the merger the shares for which you demand appraisal and (d) meet the other requirements of the DGCL. See “Proposal No. 1.—The Merger—Appraisal Rights” beginning on page 52 of this proxy statement for a more detailed discussion of appraisal rights and the text of DGCL Section 262 attached as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed you will receive written instructions from the exchange agent on how to exchange your stock certificates for the cash merger consideration. Please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as practicable after the special meeting of stockholders and currently anticipate that the merger will be completed during the third calendar quarter of 2012. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed during the third calendar quarter of 2012.

Q:	Who is entitled to vote at the special meeting?

A:	Our board of directors has fixed the close of business on , 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of our common stock at the close of business on the record date are entitled to vote at the special meeting.

Q:	What is a quorum for the special meeting?

A:	There must be a quorum for the special meeting of stockholders to be held. The holders of a majority of the issued and outstanding shares of our common stock entitled to vote, present in person or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the special meeting of stockholders. Only holders of record of our common stock on the record date will be entitled to vote at the special meeting of stockholders. All shares of our common stock represented at the special meeting of stockholders, but not voting, including abstentions, will be counted as present for determining the presence or absence of a quorum. On the record date, there were shares of common stock outstanding and entitled to vote. Thus, shares of common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum.

Q:	What vote of the Company’s stockholders is required to adopt the merger agreement?

A:	Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date.

Q:	Why am I being asked to cast a nonbinding advisory vote to approve “golden parachute” compensation that our named executive officers will receive in connection with the merger?

A:	Certain rules of the Securities and Exchange Commission, which we may refer to as the SEC, require us to seek a nonbinding advisory vote with respect to certain payments that will be made to our named executive officers in connection with the merger, which we may refer to as “golden parachute” compensation.

Q:	What will happen if stockholders do not approve the “golden parachute” compensation at the special meeting?

A:	Approval of “golden parachute” compensation payable under existing agreements that our named executive officers may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, if the merger is approved by our stockholders and completed, we will note the outcome of the vote on the “golden parachute” compensation, but nonetheless will be contractually bound to pay the “golden parachute” compensation to our named executive officers.

Q:	What vote of the Company’s stockholders is required to adopt the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies to approve the proposal to adopt the merger agreement?

A:	Approval of the proposals regarding “golden parachute” compensation and adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement require the approval of a majority of the votes represented by the shares of our common stock present and entitled to vote thereon.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger will affect you. If you are a stockholder of record, you can ensure your shares are voted at the special meeting by completing, dating, signing and returning the enclosed proxy card in the enclosed prepaid envelope or by voting through the Internet or by telephone. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker, bank or other nominee how to vote, as discussed below. Please do not send in your stock certificates with your proxy.

Q:	How do I cast my vote?

A:	If you are the record owner of your shares, you may vote by:

•	Internet using the Internet voting instructions printed on your proxy card;

•	telephone using the telephone number printed on your proxy card;

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

•	attending the special meeting and voting in person, as more fully described below.

If you hold your shares in “street name,” you should follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the adoption of the merger agreement, FOR the proposal to approve, on a nonbinding advisory basis, the “golden parachute” payments to be paid in connection with the merger and FOR the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:	Yes, but only if you instruct your broker, bank or other nominee how to vote your shares. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not provide instruction on how to vote your shares, your shares will not be voted on the merger proposal or the proposal regarding “golden parachute” compensation and the effect will be the same as a vote by you against the adoption of the merger agreement, but will not have an effect on the proposal regarding “golden parachute” compensation payable to our named executive officers. We urge you to contact your broker, bank or other nominee promptly to ensure that your vote is counted.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All stockholders as of the record date may attend the special meeting and holders of our common stock may vote in person. If your shares of our common stock are held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and bring your statement evidencing your beneficial ownership of our common stock in order to attend the special meeting and vote in person.

Whether or not you plan to attend the special meeting, and unless you hold your shares in “street name,” please submit your proxy through the Internet or by telephone or complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope.

Q:	Can I change my vote after I have delivered my proxy?

A:	If you submit your proxy through the Internet or by telephone or mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail to our secretary at 1818 Market Street, Philadelphia, PA 19103, that is actually received before your earlier-dated proxy is voted at the special meeting;

•	giving written notice of the revocation of your proxy to our secretary at 1818 Market Street, Philadelphia, PA 19103, that is actually received by our secretary prior to the special meeting; or

•	voting in person at the special meeting.

If you have instructed your broker, bank or other nominee to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Your attendance at the special meeting alone does not automatically revoke your proxy.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you hold shares of our common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each of these should be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q:	What happens if I sell my shares of the Company’s common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the proposed merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q:	Will a proxy solicitor be used?

A:	This solicitation is made on behalf of our board of directors. Our board of directors has authorized the use of a proxy solicitor to assist our officers, directors and employees in the solicitation of proxies.

Q:	Who can help answer my questions?

A:	If you have additional questions about the matters described in this proxy statement or how to submit your proxy, or if you need additional copies of this proxy statement, you should contact:

eResearchTechnology, Inc.

1818 Market Street, Philadelphia, PA 19103

Attention: Secretary

Telephone: (215) 972-0420

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” on page 84 of this proxy statement.

Neither the SEC nor any state securities regulatory commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions & Answers About the Merger and Related Matters,” “Proposal No. 1—The Merger,” “Proposal No. 1—The Merger—Opinion of the Financial Advisor to our board of directors” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any litigation and judicial actions that have been or may be instituted against the Company and others relating to the merger agreement and the merger;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in the commitment letters received in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our client and customer relationships, operating results and business generally;

•	the risk that the proposed merger disrupts current plans and operations and our inability to respond effectively to competitive pressures, industry developments and future opportunities;

•	diversion of management’s attention from ongoing business concerns;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•

other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the SEC website at www.sec.gov or from commercial document retrieval services. See “Where You Can Find More Information” on page 84 of this proxy statement.

SPECIAL MEETING OF STOCKHOLDERS OF ERESEARCHTECHNOLOGY, INC.

Date, Time and Place of Meeting

The accompanying proxy is solicited by our board of directors for use at the special meeting of stockholders to be held on     , 2012, at      a.m., local time, at     .

These proxy solicitation materials were mailed on or about      , 2012 to all stockholders entitled to vote at the meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

Our board of directors has fixed the close of business on     , 2012 as the record date for determining the holders of our common stock entitled to notice of, and to vote at, the special meeting of stockholders or any adjournment or postponement thereof. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting of stockholders or any adjournments or postponements thereof. Our common stockholders will have one vote for each share of our common stock that they owned on the record date.

At the close of business on the record date, there were      shares of our common stock issued and outstanding and entitled to vote at the special meeting of our stockholders.

Purpose of the Special Meeting of Stockholders

At the special meeting of stockholders, holders of our common stock will be asked to:

1.	Merger Proposal. Consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 9, 2012, by and among eResearchTechnology, Inc., Explorer Holdings, Inc. (or Parent) and Explorer Acquisition Corp., a wholly-owned subsidiary of Parent, pursuant to which each share of our common stock outstanding at the effective time of the merger will be converted into the right to receive $8.00 in cash and we will become a wholly-owned subsidiary of Parent.

2.	Advisory Vote on Golden Parachute Compensation. Consider and cast a nonbinding advisory vote on the “golden parachute” compensation that may be payable to our named executive officers in connection with the merger as reported on the Golden Parachute Compensation table on page 49.

3.	Adjournment Proposal. Consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

4.	Other Business. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of our board of directors.

Quorum; Abstentions; Broker Non-Votes

There must be a quorum for the special meeting of stockholders to be held. The holders of a majority of our issued and outstanding common stock entitled to vote, present in person or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the special meeting of stockholders.

Only holders of record of our common stock on the record date will be entitled to vote at the special meeting of stockholders. All shares of our common stock represented at the special meeting of stockholders, but not voting, including abstentions, will be counted as present for determining the presence or absence of a quorum. Consequently, if you abstain from voting, it will have the same effect as a vote against the merger proposal, the proposal regarding “golden parachute” compensation payable to our named executive officers and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Broker non-votes result from shares held of record by brokers, banks or nominees that are present in person or represented at the meeting, but are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters, such as a merger proposal or proposals relating to compensation matters, as to which such brokers, banks or nominees may not vote on a discretionary basis. Broker non-votes will have the same effect as a vote against the merger proposal but will not have any effect on the proposal regarding “golden parachute” compensation payable to our named executive officers.

Votes Required

Approval of the proposal for adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. The merger will not be completed unless holders of a majority of the outstanding shares of our common stock approve the proposal to adopt the merger agreement. Our board of directors has unanimously adopted and approved the merger agreement and unanimously recommends that our stockholders vote FOR the adoption of the merger agreement.

Approval of the nonbinding proposal regarding “golden parachute” compensation that may be payable to our named executive officers in connection with the merger requires the approval of a majority of the votes represented by the shares of our common stock present and entitled to vote thereon. Our board of directors recommends that our stockholders vote FOR the approval of the “golden parachute” compensation payable to our named executive officers in connection with the merger.

The approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement, requires the approval of a majority of the votes represented by the shares of our common stock present and entitled to vote thereon. Our board of directors recommends that our stockholders vote FOR this proposal.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors, and we will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals. Our stockholders may be solicited, without extra compensation, by our officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication.

Our board of directors has authorized the use of a proxy solicitor to assist our officers, directors and employees in the solicitation of proxies. We have not yet engaged a proxy solicitor, but if one is engaged, we will bear the costs of such proxy solicitor and expect the terms of such engagement to be customary for a transaction such as the merger.

Voting; Proxies and Revocation

You may vote in person or by proxy at the special meeting. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that, if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must bring to the special meeting (a) a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting and

(b) your statement evidencing your beneficial ownership of our common stock. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope, or submit your proxy through the Internet or by telephone, or return the enclosed voting instruction form, if applicable, in accordance with the instructions contained thereon.

If you do not wish to attend the special meeting and you are a record holder, you may submit your proxy by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope or otherwise mail it to us. In addition, you may submit your proxy by telephone by calling      or through the Internet at     . You must have the enclosed proxy card available, and follow the instructions on the proxy card in order to submit a proxy by the Internet or telephone. If you submit a proxy through the Internet, by telephone or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, FOR the “golden parachute” compensation to be paid or payable in connection with the consummation of the merger and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

If you do not wish to attend the special meeting and your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee. The merger proposal and the proposal regarding “golden parachute” compensation to be presented at the special meeting are considered non-routine matters. Therefore, if your shares are held in street name by a broker, your broker cannot vote your shares on these proposals unless it receives specific voting instructions from you.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. Your attendance at the special meeting does not alone automatically revoke your proxy. If you submit your proxy through the Internet, by telephone or by mail, you may revoke your proxy at any time before the vote is taken at the special meeting in any of the following ways:

•	granting a proxy through the Internet or by telephone after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail to our secretary at 1818 Market Street, Philadelphia, PA 19103, that is actually received before your earlier-dated proxy is voted at the special meeting;

•

giving written notice of the revocation of your proxy to our Corporate Secretary at secretary at 1818 Market Street, Philadelphia, PA 19103, that is actually received by our secretary prior to the special meeting; or

•	voting in person at the special meeting.

If you have instructed your broker, bank or other nominee how to vote your shares, the above-described options for revoking your proxy do not apply. Instead, you must follow the directions provided by your broker, bank or other nominee to change your vote.

If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, we intend that shares of our common stock represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incidental to the conduct of the special meeting, such as a motion to adjourn or postpone in the absence of a quorum or a motion to adjourn or postpone for other reasons.

Recommendations of our Board of Directors

After deliberation and consultation with its financial and legal advisors as well as the special committee of independent members of our board of directors, which committee was formed for the purpose of evaluating the possible sale of the Company, our board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders. Our board of directors recommends that our stockholders vote FOR the proposal to adopt the merger agreement, FOR the “golden parachute” payments to be paid or payable in connection with the consummation of the merger and FOR the adjournment proposal. See “Proposal No. 1—The Merger—Recommendation of Our Board of Directors” beginning on page 30 of this proxy statement for a more detailed discussion of the recommendation of our board of directors.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR SHARE CERTIFICATES.

PROPOSAL NO. 1—THE MERGER

This section of the proxy statement describes the principal aspects of the proposed merger. While we believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to eResearch stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement, a copy of which is attached to this proxy statement as Annex A. You are encouraged to read the merger agreement and the other annexes to this proxy statement carefully and in their entirety.

Parties to the Merger

eResearchTechnology, Inc.

eResearchTechnology, Inc., a Delaware corporation, is a global technology-driven provider of services and customizable medical devices primarily to biopharmaceutical organizations and, to a lesser extent, healthcare organizations. We believe we are the market leader for centralized cardiac safety and respiratory efficacy services in drug development and we also collect, analyze and distribute electronic patient reported outcomes in multiple modalities across all phases of clinical research. For additional information, please visit www.ert.com. Our principal executive offices are located at 1818 Market Street, Philadelphia, PA 19103. Our telephone number is (215) 972-0240.

Explorer Holdings, Inc.

Explorer Holdings, Inc. is a Delaware corporation that was formed solely for the purpose of acquiring us and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. At the time the merger is completed, an affiliated private equity fund, Genstar Capital Partners VI, L.P., will own a majority of the equity of, and will control, Parent. If the merger is completed, Parent will own all of our outstanding capital stock and we will no longer be a publicly-traded company. Parent’s address is c/o Genstar Capital LLC, Four Embarcadero Center, Suite 1900, San Francisco, CA 94111-4194. Parent’s telephone number is (415) 834-2350.

Explorer Acquisition Corp.

Explorer Acquisition Corp. is a Delaware corporation and wholly-owned subsidiary of Parent that was organized solely for the purpose of completing the merger. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon completion of the merger, if completed, Merger Sub will merge with and into us and thereby cease to exist and we will continue as the surviving corporation. Merger Sub’s address is c/o Genstar Capital LLC, Four Embarcadero Center, Suite 1900, San Francisco, CA 94111-4194. Merger Sub’s telephone number is (415) 834-2350.

Parent and Merger Sub are each entities currently owned, directly or indirectly, by Genstar VI, which is a private equity fund affiliated with Genstar. Additional investors (who may include one or more existing holders of our common stock) are expected to acquire an interest in Parent, as described under “The Merger—Financing of the Merger—Equity Financing” below.

J.P. Morgan, the Company’s financial advisor in connection with the proposed merger, and its affiliates have had commercial or investment banking relationships with Genstar and its affiliates, for which J.P. Morgan and its affiliates have received or expect to receive customary compensation. Such services have included acting as financial advisor to Genstar in connection with an ongoing sale process unrelated to the proposed transaction, for which Genstar has advised that customary fees comparable in amount to those payable by the Company in connection with the merger may become due if the ongoing sale process is completed. Such services also include acting as lead arranger for the amendment of certain senior secured credit facilities of Catalent Pharma Solutions Inc. in June 2011, for which customary fees were paid. Affiliates of Genstar indirectly hold less than 10% of the equity interests in Catalent Pharma Solutions Inc. Genstar has also indicated that certain investment management affiliates of J.P. Morgan, which invest on behalf of third parties, are limited partners or manage assets of other limited partners with commitments of less than 10% of the aggregate capital commitments in each of Genstar VI and two prior Genstar funds, and has had and may have in the future the opportunity to make co-investments in various transactions by these funds.

Background of the Merger

As part of the ongoing evaluation of our business, our board of directors and management regularly consider a variety of strategic alternatives for the Company. As part of this process, our board of directors and management have evaluated, independently and with financial advisors, various alternatives to enhance stockholder value, including improving the Company’s competitive position through focusing on its core business, pursuing growth through acquisitions, and considering the advisability of entering into a merger or sale of the Company.

As part of ordinary course discussions with industry participants, the Company met Genstar, Company A and several other private equity firms in January 2011 at an industry investor conference. Subsequent to that initial meeting, Joel Morganroth, M.D., a director and our chief executive officer at that time, met with Genstar to further discuss the Company. When Genstar inquired about the possibility of an acquisition transaction, it was informed that although our board of directors has not made a decision to pursue a sale transaction, it would be the board’s duty to evaluate any proposal that was made.

On February 22, 2011, the Company received a non-binding proposal from Genstar for an acquisition of the Company for cash in the amount of $8.00 to 10.00 per share, subject to the completion of due diligence and other customary conditions.

At a meeting held on February 24, 2011, our board of directors considered the February 22 proposal and determined not to pursue the proposed transaction in light of its proposed price and because our board of directors had not then determined that a sale of the Company would be in the best interests of the Company’s stockholders at that time. In a February 25, 2011 letter to Genstar, the Company indicated our board’s position.

On March 8, 2011, Genstar requested that the Company provide it with certain financial information so that it would be in a position to develop its non-binding proposal further, and indicated that it would be willing to execute a confidentiality and standstill agreement. On March 14, 2011, our board of directors met to consider Genstar’s request and determined again not to pursue the proposed transaction and therefore not to enter into the requested agreement. Our board of directors’ determination was communicated to Genstar on March 15, 2011.

On March 8, 2011, Company A indicated to J.P. Morgan, a financial advisor with which the Company has historically had a relationship having advised the Company on the acquisition of CareFusion Research Services in 2010, that it would be interested in considering an acquisition of the Company if the Company were interested in considering such a transaction.

On May 17, 2011, at Company A’s invitation, Dr. Morganroth met with a representative of Company A to participate in a general discussion of the Company’s industry. Company A decided not to submit a proposal to the Company.

On June 16, 2011, at Genstar’s request, Jeffrey Litwin, M.D., a director and the Company’s chief executive officer, Keith Schneck, the Company’s chief financial officer, and certain other members of our senior management met with Genstar in Philadelphia where they were further introduced, discussed Genstar’s prior related investments, industry experience and interest in the possible acquisition of the Company. Following the meeting with Genstar, management indicated to our board of directors management’s belief that our board of directors should consider a proposal from Genstar should one be received.

On June 24, 2011, Company B contacted a member of our board of directors to indicate that it would like to explore the possibility of acquiring the Company.

On June 27, 2011, Genstar submitted a non-binding proposal to acquire the Company for cash in the amount of $9.00 to 11.00 per share, subject to the completion of due diligence and other customary conditions. Dr. Litwin forwarded the letter to the members of our board of directors. Elam Hitchner, the chairman of our board of directors, had various conversations with the other board members regarding the appropriate action to take regarding Genstar’s non-binding proposal. A consensus was reached that Mr. Hitchner, Dr. Litwin and Mr. Schneck should discuss the proposal with J.P. Morgan and Pepper Hamilton LLP, which we may refer to as Pepper Hamilton, legal counsel to the Company and our board of directors for transactional matters, and that it was the preliminary view of the board members that the Company should complete its reporting on the fiscal quarter ended June 30, 2011 before considering the proposal.

On July 1, 2011, Mr. Hitchner, Dr. Litwin, Mr. Schneck and representatives of J.P. Morgan and Pepper Hamilton discussed Genstar’s proposal. A decision was made, in accordance with the preference of the members of our board of directors, to delay consideration of the proposal and any further discussions with companies that may have an interest in acquiring the company until after the Company had completed its reporting on the fiscal quarter ended June 30, 2011. Our board’s view was communicated to Genstar in a letter dated July 5, 2011.

On July 20, 2011, representatives from Company B met with Dr. Litwin and Mr. Schneck in Philadelphia to discuss the possibility of an acquisition of the Company. On August 2, 2011, Company B submitted a non-binding proposal to acquire the Company for cash in the amount of $9.00 to $10.50 per share, subject to the completion of due diligence and other customary conditions.

On August 4 and 5, 2011, the Company entered into customary confidentiality and standstill agreements with each of Genstar and Company B, respectively. Following the execution of the confidentiality and standstill agreements, the Company provided limited due diligence material, including financial projections, to Genstar and Company B.

On August 18, 2011, Company C contacted the Company to discuss the possibility of an acquisition of the Company. On September 12, 2011, representatives of Company C met with Dr. Litwin and Mr. Schneck to further discuss the Company and the acquisition possibility.

On September 28, 2011, Genstar submitted a revised non-binding proposal to acquire the Company for cash in the amount of $9.00 per share, subject to the completion of due diligence and other customary conditions.

In late September 2011, a representative of Company B informed a representative of J.P. Morgan that Company B did not believe the value of the Company was greater than $8.00 per share based on the Company’s current financial forecast and Company B was not willing to submit a proposal.

On October 3, 2011, a representative of Company C informed Dr. Litwin by telephone that Company C was interested in considering an acquisition of the Company for a purchase price of $8.50 to $9.00 per share. Dr. Litwin directed the representative to discuss any proposal it may have with J.P. Morgan. Company C contacted J.P. Morgan to reiterate its interest in considering an acquisition of the Company’s common stock for a purchase price of $8.50 to $9.00 per share and in beginning a due diligence process.

On October 24 and 25, 2011, our board of directors held a meeting at which Dr. Litwin and Mr. Schneck reviewed the Company’s financial projections for 2011 and 2012. Following a discussion of the projections and the challenges and opportunities facing the Company, J.P. Morgan updated our board of directors on the various proposals from third parties, including Genstar, to acquire the Company. In light of its prior deliberations regarding the challenges and opportunities facing the Company and given the interest in the Company expressed by third parties, our board of directors determined that further information should be obtained regarding the possibility of a sale of the Company. Our board of directors formed a special committee of independent directors, which we may also refer to as the Special Committee, to conduct an evaluation process to (i) determine whether the sale of the Company would be in the best interests of the Company’s stockholders and (ii) recommend the transaction by which such a sale, if determined to be in the best interests of the Company’s stockholders, would occur. The Special Committee consisted of Mr. Hitchner (as chair), Gerald Faich, Stephen Philips and Stephen

Scheppmann. The Special Committee was authorized to retain its own legal and financial advisors to assist with respect to the evaluation, and to take such action, at the Company’s expense, as it determined was necessary, proper or advisable in its sole discretion.

On October 25, 2011, the Special Committee met telephonically and unanimously decided to formally engage, on behalf of the Company, J.P. Morgan and Pepper Hamilton to advise the Special Committee with respect to the evaluation process. The Special Committee also directed Mr. Hitchner to review with J.P. Morgan a plan for conducting the process by which the Special Committee would explore and evaluate acquisition proposals.

At the request of the Special Committee, from October 28, 2011 to November 7, 2011, J.P. Morgan confidentially contacted five strategic parties to determine whether they had interest in an acquisition of the Company. None of the strategic parties indicated any interest in pursuing a transaction with the Company citing their views as to the Company’s limited potential for revenue growth, industry dynamics, and potential conflicts of interest with the Company’s client base.

At the request of the Special Committee, from November 16, 2011 to November 21, 2011, J.P. Morgan confidentially contacted nine financial sponsors (including Company C) in addition to Genstar regarding a possible acquisition of the Company. The financial sponsors contacted were selected based on (i) their fund size and target investment size, (ii) the capital available to them and (iii) their industry focus based on prior investments or a stated interest in the Company’s industry. Of the nine parties initially contacted, eight indicated interest and subsequently entered into customary confidentiality and standstill agreements with the Company. Following execution of confidentiality and standstill agreements, the parties were provided with financial projections for the Company through 2013 and asked to submit indications of interest by December 7, 2011. Genstar was provided with the same projections, which were changed from those previously provided to Genstar, principally as a result of higher capital expenditure costs and a shift to lower margin revenue streams.

In early December 2011, Mr. Hitchner received a telephone call from a representative of one of our significant stockholders, Blum Capital Partners, L.P., which we may refer to as Blum Capital. The representative expressed Blum Capital’s interest in liquidating its investment in the Company and suggested that the Company should consider a liquidity transaction. Mr. Hitchner did not confirm that the Company was considering the possibility of a sale of the Company.

Of the eight parties that entered into confidentiality and standstill agreements, on December 7, 2011, only two, Company C and Company D, submitted non-binding proposals to acquire the Company. Company C’s and Company D’s proposals were for cash in the amount of $8.00 to 9.00 per share and $7.50 to 8.00 per share, respectively, in each case subject to the completion of due diligence and other customary conditions. The six parties that declined to submit a proposal cited the following reasons for their decision: (i) the ongoing capital intensity of the Company’s business; (ii) cash flow limitations on the ability of the Company to incur indebtedness to pursue a transaction; (iii) the maturity of the Company’s current markets and lack of long-term growth prospects; and (iv) the Company’s lack of differentiation from its competitors.

On December 7, 2011, representatives of Genstar met with Dr. Litwin and Mr. Schneck and other members of the Company’s senior management in Philadelphia in order to conduct preliminary due diligence on the Company. Following the meeting, Genstar was granted access to a virtual dataroom established by the Company, containing additional due diligence information about the Company. On December 19, 2011, Genstar submitted a revised non-binding proposal to acquire the Company for cash in the amount of $7.60 per share, subject to the completion of due diligence and other customary conditions, indicating that the lower per share price compared to its prior proposals reflected changes in management’s financial projections and Genstar’s concerns regarding the Company’s ability to repatriate offshore cash balances.

On January 19, 2012, an article appeared in a financial publication indicating that the Company was a possible acquisition target. Neither the Company nor J.P. Morgan made any public comment regarding the article.

On January 20, 2012, the Special Committee met telephonically. J.P. Morgan updated the Special Committee on the evaluation process and indicated that, as required by their respective confidentiality and standstill agreements, Genstar, Company C and Company D had requested the Company’s consent to disclose information regarding the Company and the possible transaction to debt financing sources. The Special Committee authorized Mr. Hitchner to provide the necessary consents after consultation with J.P. Morgan.

After communicating an unsolicited interest in a transaction with the Company, a new financial sponsor, Company E, was admitted to the evaluation process after executing a confidentiality and standstill agreement with the Company on January 23, 2012.

Company C and Company D met with Dr. Litwin and Mr. Schneck and other members of the Company’s senior management in Philadelphia on January 26, 2012 and January 27, 2012, respectively, in order to conduct some preliminary due diligence on the Company. Following their respective meetings, Company C and Company D were given access to the virtual dataroom.

On February 7, 2012, Genstar’s debt financing sources met with Dr. Litwin and Mr. Schneck and other members of the Company’s senior management in Philadelphia in order to conduct preliminary due diligence on the Company.

On February 9, 2012, the Special Committee met telephonically to consider the status of discussions with the four interested parties. J.P. Morgan informed the Special Committee that Genstar had indicated that it would require the Company to agree to exclusivity with it and/or to reimburse it for certain out-of-pocket expenses incurred in the process in order for Genstar to continue to evaluate a transaction with the Company. J.P. Morgan also indicated that Company C, Company D and Company E had either elected to not continue with the evaluation process or were inactive and likely to not continue.

On February 16, 2012, Genstar submitted a revised non-binding proposal to acquire the Company for cash in the amount of $8.00 per share, subject to the completion of due diligence and other customary conditions. In addition to the revised proposal, Genstar also included a form of exclusivity and expense reimbursement agreement and draft commitment letters from debt financing sources. After receipt of Genstar’s February 16 proposal, the Special Committee met telephonically on February 16, 2012. J.P. Morgan confirmed to the Special Committee that Company C and Company E were no longer considering a transaction with the Company for reasons similar to those cited by the parties which had previously decided not to submit an initial proposal, and that Company D had not been actively engaged in the process. J.P. Morgan summarized Genstar’s February 16 proposal, including its key assumptions, and discussed the requested exclusivity period and expense reimbursement terms. The Special Committee authorized Pepper Hamilton and J.P. Morgan to negotiate with Genstar and its counsel, Latham & Watkins LLP, which we may refer to as Latham, regarding the terms of an exclusivity and expense reimbursement agreement.

From February 16 through February 19, 2012, representatives of Pepper Hamilton and Latham engaged in negotiations of the terms and conditions of an exclusivity and expense reimbursement agreement.

On February 19, 2012, our board of directors and the Special Committee held a joint meeting and received an update on Genstar’s February 16 proposal and the exclusivity and expense reimbursement agreement negotiations. The Special Committee recommended that the Company should enter into the exclusivity and expense reimbursement agreement and, based on such recommendation, our board of directors authorized management to enter into the exclusivity and expense reimbursement agreement on behalf of the Company.

The exclusivity and expense reimbursement agreement was executed on February 20, 2012 and provided that from February 21 until March 27, 2012, which period we may refer to as the exclusivity period, neither the Company nor any of its representatives may (i) solicit any new parties interested in a transaction with the Company, (ii) continue negotiations or discussion with any parties that had previously indicated interest in a transaction with the Company, or (iii) enter into any agreements or understandings with another party with respect to a sale transaction. The exclusivity and expense reimbursement agreement also provided that in the event the Company terminated negotiations with Genstar prior to the end of the exclusivity period it would reimburse Genstar for up to $950,000 of the expenses Genstar incurred during the exclusivity period. In addition, the Company agreed to reimburse Genstar (up to $950,000) for 50% of the expenses Genstar incurred during the exclusivity period if Genstar delivered a form of definitive merger agreement on reasonably customary terms and conditions (including fully-committed financing) to acquire the Company for $8.00 per share by the end of the exclusivity period and our board of directors did not approve such agreement by April 1, 2012.

Pepper Hamilton forwarded an initial draft merger agreement to Latham on February 24, 2012. Due diligence and negotiation of the merger agreement continued through April 9, 2012.

On March 12, 2012, the Special Committee met telephonically to review the status of negotiations with Genstar and consider Genstar’s request to discuss with Dr. Morganroth, who was no longer our chief executive officer but remained a director and executive officer of the Company, matters regarding his services with the Company following the consummation of the proposed transaction. The Special Committee determined that it should grant Genstar’s request.

On March 23, 2012, a representative of Genstar called a representative of J.P. Morgan to advise that Genstar would require an extension to the exclusivity period in order to complete its due diligence and complete negotiation of definitive documentation. Representatives of Latham and Pepper Hamilton negotiated an extension letter for consideration by the Special Committee.

On March 25, 2012, the Special Committee met telephonically to receive an update on the transaction process. With respect to the discussions between Dr. Morganroth and Genstar, the Special Committee determined that the proposed terms regarding the termination of Dr. Morganroth’s and his consulting firm’s existing consulting and employment agreements, Dr. Morganroth’s new consulting agreement with the Company and the Company’s acquisition of his consulting business upon the closing of the transaction with Genstar were reasonable. The members of the Special Committee expressed a preference that the arrangements should not involve any investment by Dr. Morganroth in the surviving company or Parent. At the direction of the Special Committee, Pepper Hamilton communicated this preference to Latham following the meeting.

On March 26, 2012, the Special Committee met telephonically to discuss Genstar’s request to extend the exclusivity period. The request was granted and on March 26, 2012, the Company and Genstar agreed to extend the exclusivity period to April 3, 2012, and the date by which our board of directors must approve a definitive merger agreement to April 9, 2012. Later that day, representatives of Pepper Hamilton forwarded a revised draft merger agreement to representatives of Latham that reflected the Special Committee’s position with regard to outstanding issues, including various representations and warranties, the scope of the Company’s obligations not to solicit alternative transactions, and the circumstances under which the termination fee and expenses would be payable following termination of the merger agreement. The final dollar amounts of the proposed termination fee, reverse termination fee and expense reimbursement remained unresolved at that time. Representatives of Latham and Pepper Hamilton continued negotiation of the outstanding items during the following few days, during the course of which Genstar offered to lower (from $4 million to $3 million) the expense reimbursement to which it would be entitled following termination of the merger agreement if our stockholders did not adopt the merger agreement. Pepper Hamilton informed Latham that the Special Committee was still not willing to provide expense reimbursement under these circumstances.

On or about March 28, 2012, a representative of Genstar contacted a representative of J.P. Morgan to inform him that Genstar required Blum Capital to sign a voting agreement in favor of the transaction.

On or about March 30, 2012, Mr. Hitchner and a representative of Pepper Hamilton contacted Blum Capital to inquire confidentially as to whether Blum Capital would engage in a discussion with Genstar regarding a potential liquidity transaction. Blum Capital indicated that it would be willing to have such a discussion on a confidential basis, but it was not inclined to sign a voting agreement in support of any transaction. A representative of Pepper Hamilton relayed this information to a representative of Latham. Following this time, and until shortly prior to announcement of the definitive agreement on April 10, 2012, representatives of Genstar and Latham had multiple confidential conversations with representatives of Blum Capital, who indicated that they were not prepared to enter into a voting agreement, but that they were prepared to publicly state their support for the proposed transaction.

On or about April 1, 2012, a representative of Genstar contacted a representative of J.P. Morgan to request an additional extension of the exclusivity period, in order to provide sufficient time to resolve the issues that remained outstanding, including the amount of the termination fee and the circumstances under which expenses would be reimbursable following termination of the merger agreement, as well as various outstanding due diligence items.

On or about the same date, Genstar proposed reducing the size of the termination fee from 3% to approximately 2.75% of the aggregate value of the transaction, or $11 million, if the Special Committee would approve Genstar’s proposal that it be entitled to expense reimbursement of up to $3 million upon termination of the merger agreement if our stockholders did not adopt the merger agreement.

On April 2, 2012, the Company and Genstar agreed to a second amendment of the exclusivity and expense reimbursement agreement which extended the exclusivity period to April 9, 2012.

On April 5, 2012, our board of directors held a meeting in the offices of Pepper Hamilton (with Mr. Scheppmann and Klaus Besier participating by telephone) at which Mr. Schneck, Pepper Hamilton and J.P. Morgan were present. Prior to the meeting, the members of our board of directors received the draft merger agreement and copies of the Genstar debt and equity commitment letters. At the meeting, our board of directors considered the terms and conditions of the proposed transaction with Genstar. A representative of Pepper Hamilton reviewed the transaction documents (including the documents related to Dr. Morganroth’s post-transaction consulting and the acquisition of certain assets of his consulting business upon closing of the transaction with Genstar) and the fiduciary duties of our board of directors in considering the proposed transaction. Dr. Morganroth confirmed that there existed no current agreement, understanding, arrangement or intention by him to make or maintain an investment in the surviving company or Parent following the merger, but reserved the right to consider such an investment following the merger. Representatives of J.P. Morgan presented a financial analysis of the proposed transaction with Genstar to our board of directors. In the ensuing discussion, the board of directors requested that J.P. Morgan and the Company’s management prepare additional information relating to the Company’s projections and the historical trading levels of the Company’s common stock.

On April 7, 2012, our board of directors, along with Mr. Schneck, Pepper Hamilton and J.P. Morgan, met telephonically to discuss the additional information requested at the meeting on April 5 and analyze the financial information provided regarding the Company and the proposed transaction with Genstar. On April 8, 2012, the Special Committee, along with Pepper Hamilton and J.P. Morgan met telephonically to further discuss the information and consider the transaction.

On April 9, 2012, the Special Committee, along with Pepper Hamilton and J.P. Morgan met telephonically and unanimously determined that the sale of the Company was in the best interests of the Company’s stockholders and decided to recommend that our board of directors (i) approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (ii) recommend that the Company’s stockholders adopt the merger agreement.

Following the Special Committee meeting, our board of directors met telephonically on April 9, 2012. J.P. Morgan delivered its oral opinion, which was subsequently confirmed in writing, that as of April 9, 2012, and based on and subject to the various factors, assumptions, matters, procedures, limitations and qualifications set forth in such written opinion, the merger consideration to be paid to holders of the Company’s common stock in the Genstar transaction was fair, from a financial point of view, to such holders. See “The Merger—Opinion of Financial Advisor to Our Board of Directors” beginning on page 35 of this proxy statement and a copy of the opinion attached as Annex B to this proxy statement. Following the presentation of J.P. Morgan, our board of directors unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders.

On April 9, 2012, in order to resolve the final outstanding issues, Genstar agreed to further reduce (to $2.9 million) the maximum expense reimbursement to which it would be entitled upon termination of the merger agreement if our stockholders did not adopt the merger agreement. Later that day, the merger agreement was finalized and the Company and affiliates of Genstar executed the merger agreement. On April 10, 2012, the Company publicly announced the transaction through the issuance of a press release.

Recommendation of Our Board of Directors

After deliberation and consultation with its financial and legal advisors, and acting upon the recommendation of the Special Committee, our board of directors has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders. Our board of directors recommends that our stockholders vote FOR the proposal to adopt the merger agreement, FOR the nonbinding proposal regarding “golden parachute” payments to be paid or payable in connection with the merger and FOR the adjournment proposal.

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders. Please see the section entitled “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 47 of this proxy statement.

Reasons for the Merger and Recommendation of Our Board of Directors

At a meeting held on April 9, 2012, our board of directors, acting upon the unanimous recommendation of the Special Committee, unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders, approved the execution and delivery by the Company of the merger agreement and the consummation of the merger transactions, resolved that the merger agreement be submitted for consideration by the stockholders at the special meeting and recommended that our stockholders vote FOR adopting the merger agreement.

In making its recommendation, our board of directors considered the recommendation of the Special Committee. In addition, our board of directors and the Special Committee consulted with our outside legal and financial advisors and our senior management team at various times, and considered a number of factors, including the following principal factors:

•

our directors’ knowledge of the Company’s business, financial condition, and historical results of operations as well as their views about the prospective financial performance of the Company, the current state of the industry in which the Company operates, the ongoing capital intensity of the Company’s business, and the Company’s challenges in attracting and retaining executive talent;

•

the results of the Special Committee’s and our board of director’s review of possible alternatives to a sale to Parent, including a sale to another purchaser, acquisitions by the Company of third parties, a recapitalization of the Company, and the Company continuing as a public company without any current transaction;

•

our directors’ concern that the recent trading levels of our common stock may have been impacted by rumors about a potential acquisition of the Company and may not be sustainable; in connection with this factor, the Special Committee, our board of directors and J.P. Morgan considered the lower historical valuation multiples of our common stock in the public equity markets, the reasons for such lower historical valuation multiples, and the Company’s intrinsic valuation on a discounted cash flow basis, and discussed whether the reasons for such lower historical valuation multiples were likely to resume or resurface;

•

that historically our common stock has traded with low volume, making the stock relatively illiquid and often difficult to sell without negatively impacting the per share price, and that the all-cash merger consideration will provide our stockholders with immediate and certain fair value for their shares of our common stock, while avoiding long-term risk;

•

the financial analyses supporting the oral opinion, subsequently confirmed in writing, of J.P. Morgan to our board of directors as to the fairness from a financial point of view, as of April 9, 2012, of the $8.00 per share merger consideration to be paid in cash to the holders of shares of our common stock (other than Parent, Merger Sub, their respective affiliates and any holder of shares of our common stock who is entitled to demand and properly demands appraisal of such shares) pursuant to the merger agreement, as more fully described below in “Proposal No. 1—The Merger—Opinion of the Financial Advisor to Our Board of Directors” beginning on page 35 of this proxy statement;

•

that the per share merger consideration represents a premium of approximately 38% to the average closing share price of our common stock for the 90 days ended on April 9, 2012, the last trading day prior to the public announcement of the merger agreement, and a premium of approximately 42% to the average price of our common stock during the 52 weeks prior to April 9, 2012;

•

that Genstar and Company A first contacted us more than one year prior to our execution of the merger agreement, that the Special Committee was formed more than five months prior to our execution of the merger agreement, that J.P. Morgan contacted nine parties at the direction of the Special Committee, and that an article speculating as to a potential sale transaction was published in a financial publication in January 2012, all of which provided sufficient time and opportunity for interested parties to propose alternative transactions to the Special Committee and for the Special Committee to adequately consider them prior to making its recommendation to our board of directors;

•	the likelihood that the merger would be completed, based on, among other things:

•

that Parent and Merger Sub had obtained committed debt and equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing commitments, and the obligation of Parent to use commercially reasonable efforts to obtain the debt financing;

•

the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated substantive issues in connection with HSR and foreign regulatory clearances;

•

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated as a result of the Financing Condition, Parent will pay the Company a $20 million termination fee, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 74 of this proxy statement, without the Company having to establish any damages;

•

the terms of the Limited Guaranty, which provided that Genstar VI would guarantee certain obligations of Parent, up to an aggregate amount of $20 million, as described under “Proposal No. 1—The Merger—Limited Guaranty” beginning on page 47 of this proxy statement;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, as described under “The Merger Agreement—Special Performance” beginning on page 77 of this proxy statement and to enforce specifically the terms of the merger agreement; and

•

the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause Genstar to make or secure equity contributions to Parent pursuant to its equity commitment letter;

•

the Company’s ability, under certain circumstances, prior to the time the Company stockholders adopt the merger agreement, to (i) provide non-public information in response to a written acquisition proposal and (ii) participate in discussions or negotiations with the person making such a proposal, if, in each case, the acquisition proposal was not the result of a violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if our board of directors, prior to taking any such actions, determines in good faith, after consultation with its outside legal and financial advisors, that the failure to take such actions would be inconsistent with our board of directors’ fiduciary duties under applicable law, and that such acquisition proposal either constitutes a superior proposal or is reasonably expected to result in a superior proposal;

•

our board of directors’ ability, under certain circumstances, to (i) withhold, withdraw, qualify or modify its recommendation that our stockholders adopt the merger agreement or (ii) cause the Company to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, subject in each case to the payment by the Company of a termination fee of $11 million to Parent, which fee was negotiated and which our board of directors concluded was reasonable in the context of the transactions contemplated by the merger agreement and in the context of termination fees in comparable transactions, as well as in light of the overall terms of the merger agreement, including the per share merger consideration;

•

the availability of appraisal rights under the DGCL to holders of Company common stock who comply with all of the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Company common stock as determined by the Court of Chancery of the State of Delaware;

•	our board of directors’ and the Special Committee’s belief that the outside date under the merger agreement allows for sufficient time to complete the merger;

•

our board of directors’ and the Special Committee’s belief that in light of the strategic alternatives considered by the Special Committee and our board of directors, our board of directors’ knowledge of the industry in which the Company operates and parties interested in the industry, and the process in which the Special Committee engaged with J.P. Morgan to solicit interest in an acquisition of the Company, another party would be unlikely to propose an alternative transaction that would be more favorable to the Company and our stockholders than the merger, and the fact that if such alternative transaction were proposed it could be pursued, subject to the terms of the merger agreement as described above; and

•

the covenants of Parent with respect to the maintenance of certain levels of compensation and benefits for certain employees of the Company and its subsidiaries following the effective time as described under “The Merger Agreement—Employee Benefits” beginning on page 76 of this proxy statement.

The Special Committee and our board of directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

•	that the trading levels of our common stock over the ten trading days prior to the announcement of the merger agreement were within 2% above and below the $8.00 per share merger consideration;

•

the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the acquisition financing commitments, described under “Proposal No. 1—The Merger—Financing of the Merger” beginning on page 42 of this proxy statement, is not obtained, as Parent does not, on its own, possess sufficient funds to complete the transaction;

•

the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;

•

the potential negative effect of the pendency of the merger, or a failure to complete the merger, on the Company’s business and relationships with its employees, customers, regulators and the communities in which it operates;

•

the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•

that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of Genstar and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub would be limited to $20 million, subject to limited exceptions, and that the Company would not be entitled to claim damages in excess of that amount;

•	that the Company would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement;

•

that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•

the merger would preclude our stockholders from having the opportunity to participate in the future performance of the Company’s business, including possible future earnings growth, possible future acquisitions, and possible future appreciation of the value of our common stock;

•

the requirement that we pay Parent a termination fee of $11 million, depending on the timing and circumstances surrounding our termination of the merger agreement, and the possibility that such termination fee could discourage other potential acquirers from making a competing bid to acquire the Company, although neither the Special Committee nor our board of directors believes that this fee would materially discourage possible competing offers for the Company;

•	the requirement that we reimburse Parent its reasonable out-of-pocket fees and expenses under certain circumstances, up to a maximum amount equal to $2.9 million;

•	that the merger will be taxable to our stockholders that are U.S. holders for U.S. federal income tax purposes;

•

that our executive officers and directors may have interests in the transaction that are different from, or in addition to, those of our other stockholders, as discussed under “Proposal No. 1—The Merger— Interests of Our Directors and Executive Officers in the Merger” beginning on page 47 of this proxy statement, but subject to the qualifications referenced below; and

•	the risks of the type and nature described under “Caution Regarding Forward-Looking Statements” beginning on page 19 of this proxy statement.

In the course of reaching the determinations and decisions, and making the recommendations, described above, our board of directors and the Special Committee also considered the following factors relating to the procedural safeguards that our board of directors and the Special Committee implemented to permit the Special Committee to effectively represent the interests of the Company’s stockholders:

•

that the Special Committee, which consisted of four independent directors who are not affiliated with Genstar or any entity controlled by Genstar, met, along with the Company’s financial and legal advisors, over 10 times between October 25, 2011, the date the Special Committee was formed, and April 9, 2012, the date the merger agreement was signed (in addition to five joint meetings with our board of directors), and that members of the Special Committee actively oversaw the negotiation of pricing and other terms with Genstar and recommended unanimously to our board of directors that it determine that the merger is in the best interests of the Company’s stockholders, approve the merger agreement and the merger, recommend that the stockholders vote their shares of Company common stock in favor of adoption of the merger agreement and direct that the merger agreement be submitted to the stockholders for their adoption at a stockholders’ meeting in accordance with applicable law or regulation;

•

that the Special Committee was involved in deliberations over many months regarding the proposed acquisition of the Company, and was provided broad authority and sufficient resources, including access to the Company’s management, authorization to retain its own legal and financial advisors, and authorization to take such action, at the Company’s expense, as it determined was necessary, proper or advisable in its sole discretion;

•

that, as of the execution of the merger agreement, (i) as discussed in the section entitled “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 47 of this proxy statement, only one member of senior management (Joel Morganroth, M.D., who was identified as a key employee by Genstar) had any discussions with Genstar regarding post-closing employment or consulting arrangements (resulting in the execution of a consulting agreement with Dr. Morganorth’s professional corporation contemporaneously with the execution of the merger agreement which will replace the existing employment and consulting agreements with Dr. Morganroth and his professional corporation, respectively, and will not be effective until the closing of the merger), (ii) no members of senior management (including Dr. Morganroth in his individual capacity) were parties to any agreements, understandings or arrangements with Parent regarding post-closing employment with or equity participation in the surviving corporation, including with respect to any equity investments, and (iii) Dr. Morganroth, the holder of approximately 3.2% of our issued and outstanding common stock and our former chairman of our board of directors and chief executive officer, had indicated his support for the merger as a director and stockholder;

•	that affiliates of Blum Capital, collectively one of our largest stockholders, agreed to state publicly that they would support the transaction;

•

the requirement that the merger agreement be approved by the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting of stockholders;

•

subject to our board of directors’ approval, the Special Committee had authority to negotiate the terms of the merger agreement and to decide whether to recommend or reject the merger agreement and the merger or any alternative thereto; and

•	that the Special Committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Genstar.

In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Special Committee and our board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 47 of this proxy statement.

The foregoing discussion of the information and factors considered by the Special Committee and our board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. Our board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

Opinion of the Financial Advisor to Our Board of Directors

Pursuant to an engagement letter dated December 8, 2011 and effective as of June 27, 2011, the Special Committee retained J.P. Morgan as its and the Company’s financial advisor in connection with the proposed transaction.

At the meeting of our board of directors on April 9, 2012, J.P. Morgan rendered its oral opinion to our board of directors that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid to the holders of our common stock in the proposed transaction was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its April 9, 2012 oral opinion by delivering its written opinion to our board of directors, dated April 9, 2012, that, as of such date, the consideration to be paid to the holders of our common stock in the proposed transaction was fair, from a financial point of view, to such holders. No limitations were imposed by our board of directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated April 9, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Our stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was provided to our board of directors in connection with and for the purposes of its evaluation of the transactions contemplated by the merger agreement, is directed only to the fairness of the consideration to be paid in the proposed transaction, and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the special meeting. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the proposed transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the proposed transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct, nor was provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the proposed transaction and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of the Company, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by the Company and Parent in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the proposed transaction.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm the opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company’s common stock in the proposed transaction, and J.P. Morgan has expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the proposed transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed transaction, or any class of such persons relative to the consideration to be paid to the holders of the Company’s common stock in the proposed transaction or with respect to the fairness of any such compensation.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand J.P. Morgan’s financial analyses, the table must be read together with the text of the related summary. The table alone does not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses. Mathematical analysis, such as determining the arithmetic median, or the high or low, is not in itself a meaningful method of using selected company data.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be comparable to the Company’s business or aspects thereof. The companies selected by J.P. Morgan were:

•	Covance Inc.

•	Charles River Laboratories International, Inc.

•	PAREXEL International Corporation

•	ICON plc

•	Medidata Solutions, Inc.

These companies were selected, among other reasons, because they operate in similar industries as the Company. However, none of the companies selected is identical or directly comparable to the Company and certain of the companies may have characteristics that are materially different from those of the Company. Accordingly, J.P. Morgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company and the Company, J.P. Morgan calculated such company’s estimated earnings before interest, taxes, depreciation and amortization, which may be referred to as EBITDA, for calendar year

2012 and divided its firm value by its EBITDA, which may be referred to as FV/EBITDA 2012E. For purposes of this analysis, a company’s firm value was calculated as the fully diluted common equity value of such company as of April 5, 2012 plus the value of such company’s indebtedness and minority interests and preferred stock, minus such company’s cash, cash equivalents and marketable securities as of December 31, 2011. For each selected company and the Company, J.P. Morgan also calculated such company’s EBITDA for the calendar year 2012 less capital expenditures, which may be referred to as EBITDA—CapEx, and divided its firm value by its EBITDA—CapEx, which may be referred to as FV/EBITDA—CapEx 2012E. Finally, for each selected company and the Company, J.P. Morgan calculated the price to earnings ratio, excluding transaction-related amortization, for the calendar year 2012, which may be referred to as P/E 2012E.

The following table represents the results of J.P. Morgan’s analysis of comparable publicly traded companies as of April 5, 2012:

Selected Group	Low	High	Median
FV/EBITDA 2012E	7.8x	11.5x	9.1x

FV/EBITDA—CapEx 2012E	11.4x	16.4x	13.9x

P/E 2012E	13.3x	23.4x	19.9x

J.P. Morgan then calculated the Company’s equity value per share implied by certain reference ranges of multiples, which were based on the ranges of multiples calculated in the chart above for comparable companies but adjusted to take into account differences between the scale, growth prospects and historical and estimated future profitability levels of the Company and the comparable companies and such other factors as J.P. Morgan deemed appropriate, and noted that the implied equity value per share of the Company ranged from: (1) $9.20 to $12.65 for fiscal year 2012, based on the ratio of firm value to estimated EBITDA for fiscal year 2012, using a reference range of 7.8x to 11.5x; (2) $6.15 to $8.70 for fiscal year 2012, based on the ratio of firm value to estimated EBITDA—CapEx, using a reference range of 11.4x to 16.4x; and (3) $6.20 to $10.95 for fiscal year 2012, based on the P/E 2012E, using a reference range of 13.3x to 23.4x.

Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to businesses which J.P. Morgan determined to be comparable to the Company’s business. These transactions were selected, among other reasons, because the businesses involved in these transactions share similar business characteristics to the Company based on operational characteristics and financial metrics. The transactions considered and the month and year each transaction was announced are as follows:

Acquiror	Target	Month and Year Announced
inVentiv Health, Inc.	KForce Clinical Research, Inc.	March 2012
Sigma-Aldrich Corporation	BioReliance Holdings, Inc.	January 2012
The Carlyle Group	Pharmaceutical Product Development, Inc.	October 2011
Lonza Group Ltd.	Arch Chemicals	June 2011
CCMP Capital Advisors	MedPace Inc.	May 2011
inVentiv Health, Inc.	PharmaNet Development Group, Inc.	May 2011
INC Research, LLC	Kendle International Inc.	May 2011
KKR & Co. L.P.	Capsugel	April 2011
Eurofins Scientific SE	Lancaster Laboratories, Inc.	February 2011
Thomas H. Lee Partners	i3	January 2011
Warburg Pincus, LLC	ReSearch Pharamaceutical Services, Inc.	December 2010
Avista Capital Partners	INC Research, LLC	August 2010
Medco Health Solutions, Inc.	United BioSource Corporation	August 2010
Thomas H. Lee Partners	inVentiv Health, Inc.	May 2010
eResearchTechnology, Inc.	CareFusion Research Services	April 2010
Oracle Corporation	Phase Forward	April 2010
Apax Partners	Marken	December 2009
PPD, Inc.	Excel PharmaStudies, Inc.	November 2009

Using publicly available estimates, J.P. Morgan reviewed the equity value per share implied by the transaction as a multiple of the target company’s price to earnings ratio for the twelve-month period immediately preceding announcement of the transaction, which may be referred to as LTM P/E. For the precedent transactions, J.P. Morgan noted that this analysis showed a range of LTM P/E multiples of 18.4x to 32.7x, with a median of 20.8x.

Using publicly available estimates, J.P. Morgan reviewed the equity value per share implied by the transaction as a multiple of the target company’s EBITDA for the twelve-month period immediately preceding announcement of the transaction, which may be referred to as LTM EBITDA. For the precedent transactions, J.P. Morgan noted that this analysis showed a range of LTM EBITDA multiples of 7.0x to 19.8x, with a median of 10.1x.

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied an LTM P/E multiple range of 18.5x to 22.5x to the Company’s LTM P/E and an LTM EBITDA multiple range of 7.0x to 10.0x to the Company’s LTM EBITDA. This analysis showed the following:

Multiple	Implied Equity Value Per Share
LTM P/E	$7.50-$9.10
LTM EBITDA	$6.85-$9.55

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied equity value per share of the Company. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

In arriving at the implied equity value per share of the Company, J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate during the time period from fiscal year 2012 through fiscal year 2021 based upon financial projections for the fiscal years 2012 through 2014 prepared by the management of the Company and certain extrapolations reviewed and approved by the Company management. J.P. Morgan also calculated a range of terminal asset values of the Company at the end of the 10-year period ending December 31, 2021 by applying a perpetual growth rate ranging from 2.0% to 3.0% of the unlevered free cash flow of the Company as estimated for the terminal period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 11.0% to 12.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. By applying a range of discount rates from 11.0% to 12.0% and a perpetual growth rate ranging from 2.0% to 3.0% to the estimates, J.P. Morgan calculated the implied equity value per share of the Company as ranging from $7.20 to $8.50.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the proposed transaction. However, the companies selected were chosen because they are publicly traded companies that operate in the industries in which the Company operates and, in certain cases, have operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the proposed transaction.

The opinion of J.P. Morgan was one of the many factors taken into consideration by our board of directors in making its determination to approve the proposed transaction. The analyses of J.P. Morgan as summarized above should not be viewed as determinative of the opinion of our board of directors with respect to the value of the Company, or of whether our board of directors would have been willing to agree to different or other forms of consideration.

As a part of its investment banking and financial advisory business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the proposed transaction on the basis of such experience and its familiarity with the Company.

J.P. Morgan has acted as financial advisor to the Company with respect to the proposed transaction, and will receive a transaction fee of approximately $6 million, $1 million of which was earned upon public announcement of the proposed transaction and the remainder of which will be payable upon completion of the proposed transaction. In addition, the Company has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Genstar and its affiliates, for which J.P. Morgan and its affiliates have received or expect to receive customary compensation. Such services for the Company during such period have included acting as its financial advisor in connection with the Company’s acquisition of certain assets of CareFusion Corporation in June 2010, and such services for Genstar and its affiliates during such period have included acting as financial advisor to Genstar in connection with an ongoing sale process unrelated to the proposed transaction and acting as lead arranger for the amendment of certain senior secured credit facilities of Catalent Pharma Solutions Inc. (the equity of which affiliates of Genstar indirectly hold less than 10%) in June 2011. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or affiliates of Genstar for its own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Management Estimates

We do not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings or other results (other than guidance regarding revenue and earnings per share for the current year) and are especially cautious of making financial projections because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided our board of directors, the Special Committee and J.P. Morgan with certain management estimates, which contained certain non-public financial forecasts that were prepared by our management, which we may refer to as Management Estimates.

A summary of the financial projections included in the Management Estimates has been included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these Management Estimates were made available to our board of directors, the Special Committee and J.P. Morgan. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such Management Estimates to be material or to be necessarily predictive of actual future results, and this information should not be relied upon as such. Our management’s internal financial projections, upon which the Management Estimates were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the Management Estimates were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we may refer to in this proxy statement as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Management Estimates, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Management Estimates were based on a number of variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared the Management Estimates, given the information our management had at the time. Important factors that may affect actual results and cause these Management Estimates not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Caution Regarding Forward-Looking Information” beginning on page 19 of this proxy statement and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011. In addition, the Management Estimates reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that the Management Estimates will be realized or that our future financial results will not materially vary from the Management Estimates.

(in millions except per share amounts)	2012	2013	2014
Revenue	$199	$220	$240
EBITDA (1)	$55	$63	$71
Capital Expenditures	$29	$27	$27
Earnings per Share (2)	$0.47	$0.56	$0.68

(1)	EBITDA is a non-GAAP financial measure.
(2)	Based on approximately 49.5 million shares of common stock and common stock equivalents outstanding.

Financing of the Merger

The total amount of funds necessary to complete the merger and related transactions is anticipated to be approximately $446 million, consisting of:

•

approximately $402 million to pay our stockholders and holders of options and restricted shares the amounts due to them under the merger agreement, assuming a purchase price of $8.00 per share (net of the exercise price for options) and none of our stockholders validly exercises and perfects appraisal rights;

•	approximately $21 million to refinance certain existing indebtedness (including prepayment premiums); and

•	approximately $23 million to pay related fees and expenses in connection with the merger.

These payments are expected to be funded by a combination of equity contributions by Genstar VI, certain of its affiliates, CDP, Caisse de dépôt et placement du Québec, and other investors in Parent and/or Merger Sub, debt financing and our existing cash, cash equivalents and marketable securities. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement. Parent’s proposed equity and debt financing may change after the date of this proxy statement. The merger agreement permits changes to Parent’s debt financing under certain circumstances.

Equity Financing

Parent has entered into two commitment letters providing for equity financing:

•	a commitment letter dated April 9, 2012, which is referred to as the Genstar equity commitment letter, with Genstar VI, and

•	a commitment letter dated April 6, 2012, which is referred to as the CDP commitment letter (and has an equity commitment portion and a debt commitment portion), with CDP.

The Genstar equity commitment letter and the equity commitment portion of the CDP commitment letter are referred to as the equity commitment letters.

Genstar VI has committed to make a cash equity investment to Parent of up to $110 million in connection with the proposed merger. The obligation to fund commitments under the equity commitment letter is subject to the satisfaction or waiver of a number of conditions, including, without limitation:

•	the execution and delivery of the merger agreement by us;

•	the satisfaction or waiver of each of certain conditions to Parent’s and Merger Sub’s obligations to effect the closing set forth in the merger agreement;

•

the substantially simultaneous funding of (i) the debt financing contemplated by the debt commitment letters delivered to us in accordance with the terms and conditions of the debt commitment letters or (ii) any alternative financing (in accordance with its terms and conditions) that Parent and Merger Sub accept from alternative sources pursuant to the merger agreement; and

•	the substantially simultaneous completion of the merger in accordance with the terms and conditions of the merger agreement.

The Genstar equity commitment letter will terminate on the earliest of:

•	completion of the merger;

•	the termination of the merger agreement prior to the closing;

•	our accepting the $20 million parent termination fee pursuant to the merger agreement or under the limited guaranty; and

•

our asserting a claim against Genstar VI, Parent or Merger Sub or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

Genstar VI is permitted to assign all or any of its obligations under the Genstar equity commitment letter to one or more affiliates provided such affiliate agrees to assume the obligations under the letter. Parent has invited certain other investors to make minority investments in Parent for up to an aggregate amount of $20 million, however, no final agreement has been reached with the potential investors at this time. To the extent those or other potential investors do not invest in Parent, Genstar VI or its affiliates will provide the equity amount. At the time of completion of the merger, Genstar VI will control Parent.

CDP has committed to make a cash equity investment in Parent of an aggregate of $40.0 million and CDP has committed to purchase subordinated notes for $97.4 million, in each case, in connection with the proposed merger. The obligation to fund the equity investment and the subordinated note purchase under the CDP commitment letter is subject to a number of conditions, which we refer to as the CDP Closing Conditions, including without limitation:

•	that, since December 31, 2011, there shall not have been any Material Adverse Effect on us (as described under “The Merger Agreement—Representations and Warranties”);

•	negotiation, execution and delivery of definitive documentation with respect to the financing of the subordinated notes consistent with the CDP commitment letter;

•	the accuracy of specified representations and warranties;

•	receipt of equity financing consistent with the Genstar equity commitment letter and financing of the senior secured credit facilities consistent with the senior debt commitment letter;

•	completion of the merger in accordance with the merger agreement simultaneously with the initial funding of the subordinated notes;

•	delivery of certain customary closing documents and certain of our financial statements (including pro forma financial statements);

•	delivery of customary “know your customer” information;

•

that, prior to the closing, there shall be no other issuance of debt securities or commercial bank or other credit facilities announced, offered, placed or arranged by Parent, Merger Sub or us (other than financing of the senior secured credit facilities and indebtedness permitted pursuant to the merger agreement);

•	that, at the closing, the total net leverage ratio on a pro forma basis shall not exceed 4.25:1.00; and

•	payment of applicable costs, fees and expenses.

The CDP commitment letter will terminate on October 6, 2012 or such earlier date on which either:

•	the merger agreement terminates; or

•

we publicly announce our intention not to proceed with the merger, and thereafter, Genstar or one of its affiliates (1) files a proxy statement with the SEC pursuant to which it commences a proxy contest relating to the merger or removal or replacement of one or more members of our board of directors, and/or (2) commences a tender offer for our outstanding shares of common stock that our board of directors publicly opposes.

CDP is permitted to assign a portion of its obligations under the CDP commitment letter provided the assignee agrees to assume the obligations under the letter. Pursuant to such an assignment, it is expected that CDP will make an equity contribution of approximately $10.86 million and CDP’s affiliate, Caisse de dépôt et placement du Québec, will make an equity contribution of approximately $29.14 million.

Debt Financing

Parent has entered into two commitment letters providing for debt financing:

•

a commitment letter dated April 9, 2012, which we refer to as the senior debt commitment letter, with Credit Suisse AG, Credit Suisse Securities (USA) LLC, Jefferies Finance LLC and Citizens Bank of Pennsylvania, which we sometimes refer to collectively as the arrangers, and

•	the debt commitment portion of the CDP commitment letter (which, together with the senior debt commitment letter, we refer to as the debt commitment letters).

Pursuant to, and subject to the terms and conditions of, the debt commitment letters:

•

the arrangers, as initial senior lenders, have committed to provide to Parent and, after the closing of the merger, us, senior secured credit facilities of $224 million. It is contemplated that such senior secured credit facilities will consist of: (i) a six-year senior secured term loan of $174 million and (v) a five-year senior secured revolving credit facility of $50 million; and

•

CDP, as the purchaser, has committed to purchase $97.4 million in the aggregate principal amount of subordinated notes. It is contemplated that the principal amount of subordinated notes issued on the closing date will be $72.4 million.

We sometimes refer to the senior secured term loan facilities and senior secured revolving credit facilities collectively as the senior secured credit facilities. We sometimes refer to the senior secured credit facilities and the subordinated notes as the debt financing.

The debt financing commitments in the aggregate total approximately $321.4 million. Both debt commitment letters expire on October 6, 2012 or such earlier date on which:

•	the merger agreement terminates; or

•

we publicly announce our intention not to proceed with the merger, and thereafter, Genstar or one of its affiliates (1) files a proxy statement with the SEC pursuant to which it commences a proxy contest relating to the merger or removal or replacement of one or more members of our board of directors, and/or (2) commences a tender offer for our outstanding shares of common stock that our board of directors publicly opposes);

subject, in each case, to extension in the arrangers’ and CDP’s sole discretion respectively. The documentation governing each of the senior secured credit facilities and the subordinated notes has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the senior secured credit facilities is subject to the satisfaction or waiver of a number of conditions, including, without limitation:

•	the expiration of a marketing period (as described in the merger agreement);

•	that, since December 31, 2011 there shall not have been any Material Adverse Effect on us (as described under “The Merger Agreement—Representations and Warranties”);

•	negotiation, execution and delivery of definitive documentation with respect to the financing of the senior secured credit facilities consistent with the senior debt commitment letter;

•	the accuracy of certain specified representations and warranties;

•

receipt of equity financing consistent with the Genstar equity commitment letter and consistent with the equity commitment portion of the CDP commitment letter and financing of the subordinated notes consistent with the debt commitment portion of the CDP commitment letter;

•	completion of the merger in accordance with the merger agreement simultaneously with the initial funding of the senior secured credit facilities;

•	delivery of certain customary closing documents, specified items of collateral, certain of our financial statements (including pro forma financial statements) and customary insurance certificates;

•	delivery of customary “know your customer” information;

•

that, during the syndication of the senior secured credit facilities, there shall be no other issuance of debt securities or commercial bank or other credit facilities announced, offered, placed or arranged by Parent, Merger Sub or us (other than financing of the subordinated notes and indebtedness permitted pursuant to the merger agreement);

•	certain of our existing indebtedness shall have been paid in full; and

•	payment of applicable costs, fees and expenses.

The availability of the subordinated notes is subject to the satisfaction or waiver of the CDP closing conditions described above and that, at the closing, the total net leverage ratio on a pro forma basis shall not exceed 4.25:1.00.

Senior Secured Credit Facilities

General. The borrower under the senior secured credit facilities will initially be Merger Sub. As a result of the merger, Merger Sub will be merged with and into us and thereafter, we will be the borrower. It is contemplated that the senior secured credit facilities will consist of: (i) a $174.0 million senior secured term loan facility with a term of six years made to the borrower and (ii) a $50.0 million senior secured revolving credit facility with a term of five years made to the borrower.

Credit Suisse Securities (USA) LLC and Jefferies Finance LLC have been appointed as joint lead arrangers and will act as joint bookrunning managers for the senior secured credit facilities. Credit Suisse AG, acting through one or more of its branches or affiliates, will be the administrative agent and collateral agent for the senior secured credit facilities. In addition, Jefferies Finance LLC will act as syndication agent and Jefferies Finance LLC and Citizens Bank of Pennsylvania will act as co-documentation agents.

Interest Rate and Fees. Loans under the senior secured credit facilities are expected to bear interest, at the borrower’s option, at a rate equal to:

•

the higher of (a) the prime commercial lending rate of Credit Suisse AG, (b) the federal funds effective rate plus 0.50% and (c) the one-month Adjusted LIBOR (London Interbank Offered Rate), plus (in each case) a margin of 4.50%; or

•	Adjusted LIBOR (London Interbank Offered Rate) plus a margin of 5.5%.

In addition, the borrower will pay customary commitment fees and letter of credit fees, in each case, under the revolving credit facility. Upon completion of the merger, Parent has also agreed to pay customary upfront fees to the arrangers.

Prepayments and Amortization. The borrower will be permitted to make voluntary prepayments at any time and will be required to make mandatory prepayments of term loans with (1) a percentage of the borrower’s excess cash flow (to be defined) for each fiscal year commencing with the fiscal year ending December 31, 2013, subject to change based on a senior leverage ratio (which means the ratio of the borrower’s total senior indebtedness to EBITDA), (2) a percentage of net cash proceeds of asset sales (subject to reinvestment rights and other exceptions) and (3) a percentage of the net cash proceeds of issuances, offerings or placements of debt obligations of Parent and its subsidiaries (subject to exceptions to be agreed upon, including exceptions for certain debt permitted pursuant to the senior secured credit facilities documentation). The term loans will also have required interim amortization payments, payable quarterly, with the balance payable at the final maturity date of such term loans.

Guarantors. All obligations under the senior secured credit facilities of the borrower will be guaranteed by Parent and each existing and future domestic subsidiary and, to the extent no adverse tax consequences to the borrower could reasonably be expected to result therefrom, foreign subsidiary of the borrower, which we sometimes refer to collectively as the subsidiary guarantors.

Security. The obligations of Parent, the borrower and the subsidiary guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed upon exceptions, by substantially all the assets of Parent, the borrower and each subsidiary guarantor.

Other Terms. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments and acquisitions, sales of assets, mergers and consolidations, dividends and other distributions on or redemptions of stock and prepayments of certain subordinated indebtedness. The senior secured credit agreement will contain financial maintenance covenants related to interest coverage and leverage. The senior secured credit facilities will also include customary events of default, including a change of control default.

Subordinated Notes

General. The issuer of the subordinated notes will initially be Merger Sub. As a result of the merger, Merger Sub will be merged with and into us and thereafter, we will be the issuer. The aggregate principal amount of the subordinated notes will be $97.4 million with a term of six years and six months. It is contemplated that the principal amount of subordinated notes issued on the closing date will be $72.4 million.

CDP will be the sole purchaser of the subordinated notes.

Interest Rate and Fees. The subordinated notes are expected to bear interest on the principal amount of notes at a rate of 13.00% per annum, payable in cash. At the option of the issuer, interest accruing at a rate of up to 2.00% per annum may be paid in kind. Upon completion of the merger, Parent has also agreed to pay a commitment fee to CDP.

Redemptions. The issuer will be permitted to make voluntary redemptions of the subordinated notes after the second anniversary of completion of the merger, subject to payment of premiums and payment of all accrued and unpaid interest for the notes redeemed. To the extent permitted by the senior secured credit facilities, the issuer may be required to offer to redeem the subordinated notes upon any acceleration of the subordinated notes or any transaction which constitutes a change of control. In connection with any required redemption, the issuer must pay a premium on the principal amount redeemed, plus all accrued and unpaid interest.

Guarantors. All obligations under the subordinated notes will be guaranteed by Parent and the subsidiary guarantors.

Subordination. The subordinated notes will be subordinated only to indebtedness under the senior secured credit facilities.

Security. The obligations of the borrower and the guarantor under the subordinated notes will be unsecured.

Other Terms. The subordinated notes will contain customary representations and warranties and customary affirmative and negative covenants, including customary exceptions for transactions of this type. Financial maintenance covenants applicable to the subordinated notes will be set at up to a 10% discount to those in senior secured credit facilities and negative covenants therein will include customary incurrence baskets. The subordinated notes will also include customary events of default.

Parent does not have any alternative plans for the debt financing of the transaction in the event Parent is not successful in obtaining the debt financing described in this proxy statement.

Limited Guaranty

In connection with the merger agreement, Genstar VI has agreed to guaranty the due and punctual performance and discharge of certain of the payment obligations of Parent under the merger agreement, up to a maximum amount of $20 million. The Limited Guaranty will remain in full force and effect until the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where the Parent termination fee is finally determined not to be payable and there are no unpaid guaranteed obligations, and (iii) January 5, 2013 (unless, in the case of (ii) and (iii), we have commenced litigation against Genstar VI under and pursuant to the Limited Guaranty prior to such termination, in which case the Limited Guaranty will terminate upon the final non-appealable resolutions of such action and satisfaction by Genstar VI of any obligations finally determined or agreed to be owed by it, consistent with the terms of the Limited Guaranty). The Limited Guaranty is our sole recourse against Genstar VI; however the Limited Guaranty does not limit our rights against Parent and Merger Sub described under “The Merger Agreement—Specific Performance.”

Regulatory Approvals Required for the Merger

Under the HSR Act, and the rules promulgated thereunder by the FTC, the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the DOJ and the applicable waiting period has expired. On April 23, 2012, we and Genstar VI made the necessary filings under the HSR Act and on April 30, 2012, we were informed that early termination of the waiting period was granted.

The merger is also subject to review by the governmental authorities of Germany under the antitrust laws of that jurisdiction. Genstar VI made the required notification to the German Federal Cartel Office on April 23, 2012; the initial applicable waiting period is one month.

Delisting and Deregistration of our Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act. Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to our stockholders in connection with meetings of our stockholders.

Interests of Our Directors and Executive Officers in the Merger

Certain executive officers of the Company and members of our board of directors may be deemed to have interests in the merger that are different from or in addition to the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Described below are the interests of the current executive officers of our management and members of our board of directors.

Stock Options

Our executive officers and directors hold options awarded to them under our employee benefit plans. At the effective time of the merger, all outstanding and unexercised options granted under our employee benefit plans (whether vested or unvested) will be canceled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the option, multiplied by the number of shares covered by the option, less applicable withholding taxes. Options with a per share exercise price that is equal to or greater than the per share merger consideration will be canceled as of the effective time without any payment. After the effective time of the merger, all options granted under our employee benefit plans will represent only the nontransferable right to receive a cash payment, if any, determined as described above. Notwithstanding the above, the options granted in 2012 to certain of our officers, including all of our named executive officers who were granted equity awards in 2012 will be canceled without payment at the effective time of the merger.

Restricted Shares

Our executive officers and directors hold shares of restricted stock awarded to them under our employee benefit plans. At the effective time of the merger, all shares of restricted common stock will vest and become free of their forfeiture restrictions. At the effective time of the merger, the holders of these shares of restricted stock will be entitled to receive an amount in cash equal to the per share merger consideration with respect to each of these shares of restricted stock, less applicable withholding taxes. Notwithstanding the above, at the effective time of the merger, certain of our officers, including all of our named executive officers who were granted equity awards in 2012, will forfeit the unvested restricted stock granted to them in 2012. Following the effective time of the merger, no holder of restricted shares will have any rights to acquire capital stock of us, our subsidiaries or the surviving corporation.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of Drs. Litwin and Morganroth, Messrs. Schneck and Schuelke and Ms. Furlong, under which we may be obligated to pay certain severance and other benefits under certain circumstances following a change of control (including the merger).

Upon a change of control (including the merger), each of Drs. Litwin and Morganroth, Messrs. Schneck and Schuelke and Ms. Furlong are entitled to the payments and benefits described below if one of the following two additional criteria is satisfied:

•	the named executive officer is terminated other than for cause within 12 months following the change of control; or

•

the named executive officer resigns within six months after the change of control because neither we nor the other party to the change of control transaction offers the named executive officer a position with comparable responsibilities, authority, location and compensation or we or the other party to the transaction reduces the responsibilities, authority or compensation for such position or changes its location within such six-month period, which we refer to as “good reason”.

Under these circumstances, the named executive officer would be entitled to receive a lump sum cash severance payment equal to 100% (150% for Dr. Litwin) of his or her then-current annual salary and bonus (calculated assuming 100% achievement at target and pro-rated based on the number of days elapsed during the year prior to the date on which termination occurred, which we refer to as the Prorated Bonus) and continuation of health benefits and the named executive officer’s car allowance for one year (18 months for Dr. Litwin) following termination. However, Dr. Morganroth is not entitled to continuation of his health benefits or car allowance.

In addition, under the employment agreements, we would be obligated to accelerate vesting of the named executive officer’s stock options, such that all stock options held by such named executive officer immediately prior to the date of the change of control shall become exercisable in full as of the date of the change of control. In addition, under the employment agreements, any restrictions with respect to any restricted stock granted to the named executive officer under our equity incentive plans shall lapse. Notwithstanding the above, at the effective time of the merger, the options granted in 2012 to all of our named executive officers who were granted equity awards in 2012 will be canceled without payment, and our named executive officers who were granted equity awards in 2012 will forfeit the restricted stock granted to them in 2012. The treatment of the named executive officer’s stock options and restricted stock under the merger agreement is described above under the headings “Stock Options” and “Restricted Shares.”

For purposes of these provisions, a change of control means a change in the ownership or effective control of us or a change in the ownership of a substantial portion of our assets, in each case within the meaning of Treasury Regulation § 1.409A-3(i)(5). The merger, if completed, would constitute a “change of control” under the agreements.

Each named executive officer’s agreement includes a customary confidentiality covenant that survives termination of service together with a one-year (two years in the case of Dr. Morganroth) noninterference and nonsolicitation covenant with respect to our vendors, customers, suppliers, employees and agents and a one-year (two years in the case of Dr. Morganroth) covenant not to compete with us in the United States or in any foreign country in which any customer to which we are providing services or technology is located. Under the terms of the agreements, any breach of these covenants results in the forfeiture of any payments we may be obligated to make as described above after the occurrence of the breach.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the merger, assuming the following:

•	the price per share of common stock of the Company is $8.00;

•	the merger closed on May 8, 2012, the last practicable date prior to the filing of this proxy statement;

•

each of our named executive officers were terminated without cause or resigned for certain reasons immediately following a change in control on May 8, 2012, which is the last practicable date prior to the filing of this proxy statement.

Named Executive Officer	Cash($)		Equity($)		Perquisites/ Benefits ($)		Total ($) (1)
Jeffrey S. Litwin President and CEO	$1,070,894	(2)	$745,321	(3)	$39,435	(4)	$1,855,650

Joel Morganroth Executive VP and CSO	$580,881	(5)	$929,805	(6)	—		$1,510,686

Keith D. Schneck Executive VP and CFO	$386,785	(7)	$575,890	(8)	$23,530	(9)	$986,205

Amy Furlong Executive VP and COO	$410,959	(10)	$490,892	(11)	$18,175	(12)	$920,026

Achim Schuelke Executive VP and CTO	$374,697	(13)	$168,025	(14)	$35,004	(15)	$577,726

John B. Sory (16) Executive VP and CDO	—		—		—		—

(1)	The following table differentiates, for each named executive officer, that portion of the total amount of golden parachute compensation that is payable upon consummation of the merger, referred to as single trigger, and that portion of the total amount of golden parachute compensation that is payable only after both consummation of the merger and termination of the named executive officer’s employment under certain circumstances described above under “Employment Agreements with Named Executive Officers”, referred to as double trigger:

Named Executive Officer	Single Trigger	Double Trigger
Jeffrey S. Litwin	$745,321	$1,110,329
Joel Morganroth	$929,805	$580,881
Keith D. Schneck	$575,890	$410,315
Amy Furlong	$490,892	$429,134
Achim Schuelke	$168,025	$409,701
John B. Sory	—	—

(2)	Amount represents a lump sum cash severance payment equal to 150% of Dr. Litwin’s annual salary ($849,750) and Prorated Bonus ($221,144).
(3)	Amount represents the aggregate dollar value of otherwise unvested restricted stock awards ($292,008) and the amount payable in connection with the cash out of otherwise unvested option awards ($175,049) and vested option awards ($278,264).
(4)	Amount represents the aggregate dollar value of health insurance ($21,435) and automobile allowance ($18,000) continuation for 18 months.
(5)	Amount represents a lump sum cash severance payment equal to 100% of Dr. Morganroth’s annual salary ($495,000) and Prorated Bonus ($85,881).
(6)	Amount represents the aggregate dollar value of otherwise unvested restricted stock awards ($312,512) and the amount payable in connection with the cash out of otherwise unvested option awards ($194,182) and vested option awards ($423,111).
(7)	Amount represents a lump sum cash severance payment equal to 100% of Mr. Schneck’s annual salary ($329,600) and Prorated Bonus ($57,185).
(8)	Amount represents the aggregate dollar value of otherwise unvested restricted stock awards ($185,504) and the amount payable in connection with the cash out of otherwise unvested option awards ($146,393) and vested option awards ($243,993).
(9)	Amount represents the aggregate dollar value of health insurance ($14,290) and automobile allowance ($9,240) continuation for 12 months.
(10)	Amount represents a lump sum cash severance payment equal to 100% of Ms. Furlong’s annual salary ($350,200) and Prorated Bonus ($60,759).
(11)	Amount represents the aggregate dollar value of otherwise unvested restricted stock awards ($152,248) and the amount payable in connection with the cash out of otherwise unvested option awards ($109,977) and vested option awards ($228,667).
(12)	Amount represents the aggregate dollar value of health insurance ($8,935) and automobile allowance ($9,240) continuation for 12 months.
(13)	Amount represents a lump sum cash severance payment equal to 100% of Mr. Schuelke’s annual salary ($319,300) and Prorated Bonus ($55,397).
(14)	Amount represents the aggregate dollar value of otherwise unvested restricted stock awards ($86,376) and the amount payable in connection with the cash out of otherwise unvested option awards ($61,236) and vested option awards ($20,413).
(15)	Amount represents the aggregate dollar value of health insurance ($15,238) and automobile allowance ($19,766) continuation for 12 months.
(16)	Mr. John B. Sory ceased to be an executive officer of the Company on December 21, 2010 and will receive no compensation that is based on or otherwise related to the merger.

The advisory vote on the “golden parachute” compensation that may be received by our named executive officers in connection with the merger will be approved if it receives the approval of a majority of the votes represented by the shares of common stock present and entitled to vote thereon. The vote on this proposal is seperate and apart from the vote on the proposal to adopt the merger agreement. In addition, because the vote is advisory in nature, it will not be binding on us if the merger agreement is adopted and the “golden parachute” compensation may be paid to our named executive officers if the merger agreement is adopted and the merger is completed, regardless of the outcome of the advisory vote.

Morganroth Consulting Arrangements

In connection with the execution of the merger agreement and at the direction of Genstar, on April 9, 2012, we entered into a consulting agreement, which we may refer to as the Consulting Agreement, with a consulting firm, which we may refer to as the Consultant, owned by Joel Morganroth, M.D., one of our directors and named executive officers. The Consulting Agreement will become effective on the date the merger is consummated and will have a term of three years from that date. The Consultant will be paid $44,000 per month for the services the Consultant provides to us following the consummation of the merger and will be eligible to receive additional payments of up to $251,000 per calendar year ($126,000 for calendar year ending December 31, 2012) upon the Company’s attainment of certain performance goals following the merger.

The Consulting Agreement also provides that, in connection with the merger, we and the Consultant will enter into an agreement by which the assets of the Consultant will be sold to us upon the consummation of the merger for $875,000 in cash.

In addition to the Consulting Agreement, we and the Consultant are also parties to a Consultant Agreement dated March 1, 2010, which we may also refer to as the Prior Agreement, and we and Dr. Morganroth are parties to a Management Employment Agreement dated March 1, 2010, which we may refer to as the Employment Agreement. The Prior Agreement and the Employment Agreement will terminate upon the consummation of the merger. Under the Prior Agreement and Employment Agreement, Dr. Morganroth and the Consultant received an aggregate of $2,488,618 for the calendar year ended December 31, 2011.

Management Arrangements

As of the date of this proxy statement, in connection with the merger, we have not entered into any new employment agreements with our management or amended or modified any existing employment agreements, other than the Consulting Agreement and changes to outstanding option and restricted awards pursuant to the merger agreement, as described above. In addition, as of the date of this proxy statement, no member of our management team has entered into any agreement with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or any of its subsidiaries.

Although no new arrangements (other than as described above) have been entered into as of the date of this proxy statement, Genstar has discussed with Dr. Litwin the possibility that Parent may offer him and other members of management (other than Dr. Morganroth) who hold outstanding shares of our common stock immediately prior to the merger the opportunity to exchange, simultaneously with the consummation of the merger, some or all of such outstanding common stock (in lieu of the cash out and cancellation of common stock provided in the merger agreement) for shares of Parent common stock, on terms no more favorable to management than to Genstar VI and the other investors in Parent.

Parent has informed us that it currently intends to retain members of our management team following the merger and that it intends to establish equity-based incentive compensation plans for management following the merger. The size of such equity-based incentive compensation plans has not yet been determined and no awards have been made or promised, but Parent currently anticipates that such plan would authorize the issuance of stock options to purchase up to an aggregate of 10% of the fully diluted shares of Parent following the merger.

Stock options granted pursuant to such plans generally would vest either over five years of continued employment or based on the achievement of certain performance targets and would entitle the option holder to share in the future appreciation of us and Parent. The amount of equity that will be held by management at the closing of the merger, including whether such equity will be newly granted stock options, is subject to negotiation and further discussion between Parent and the offerees, and no terms or conditions with respect to such equity have been finalized as of the date of this proxy statement.

Special Committee Fees

In addition to the fees paid to our directors for their service on our board of directors and its committees other than the Special Committee, each member of the Special Committee will receive a fee of $50,000 for such director’s service a member of the Special Committee. The chairperson of the Special Committee will receive an additional fee of $20,000. Members of the Special Committee will not receive meeting attendance fees for meetings of the Special Committee (including joint meetings with our board of directors), but will receive normal meeting attendance fees for meetings of our board of directors and the other committees of our board of directors that they attend. As a result of its approval of the merger agreement, our board of directors determined that the non-executive members of our board of directors, including members of the Special Committee, will not receive this year the $65,000 annual equity grant that they typically receive in April of each year. In addition, our board of directors determined that such non-executive members will not receive the $25,000 annual cash retainer that they typically receive in April of each year, but will instead receive $6,250 payable on a quarterly basis, for each quarter that they remain on our board of directors.

Indemnification and Directors’ and Officers’ Liability Insurance

Under the merger agreement, we, as the surviving corporation in the merger, have agreed to indemnify our directors and officers to the full extent permitted by law following the merger. We have also agreed to honor any of our indemnification obligations under any indemnification provisions of our certificate of incorporation and bylaws.

Under the merger agreement, we have agreed to maintain, for a period of six years, an insurance policy covering persons who were our directors or officers prior to the merger for the actions taken by such directors and officers in their capacities as our directors and officers prior to the merger on terms with respect to coverage and amount no less favorable than those of such policy currently in effect, provided, however, that we will not be required to expend in excess of 200% of the current annual premium paid by us for such policies currently maintained by the Company as of the date of the merger agreement. Alternatively, prior to effectiveness of the merger, we may obtain a six year prepaid “tail policy” on terms and conditions providing materially equivalent benefits as the current policies of directors’ and officers’ liability insurance currently maintained by us with respect to matters arising on or before the completion of the merger.

Litigation Related to the Merger

On April 11, 2012, a purported class action complaint was filed in the Court of Chancery of the State of Delaware, naming the Company, the members of our board of directors, Genstar, Parent and Merger Sub as defendants. Two similar complaints were filed in that Court on April 13, 2012, and the Court consolidated those three cases on April 16, 2012. The operative complaint in the consolidated action generally alleges that, in connection with approving the merger, our directors breached their fiduciary duties owed to our stockholders, and that Genstar, Parent and Merger Sub knowingly aided and abetted our directors’ breaches of their fiduciary duties. The operative complaint in the consolidated action seeks, among other things, certification of the case as a class action, an injunction against the consummation of the transaction, a judgment against the defendants for damages, and an award of fees, expenses and costs to plaintiffs and their attorneys. Two other actions were filed, one in the Court of Common Pleas of Philadelphia in the First Judicial District of the Commonwealth of Pennsylvania, and the other in the Court of Chancery of the State of Delaware, on April 13, 2012 and April 17,

2012 respectively, making similar claims and seeking similar relief. On May 8, 2012, the defendants in the case currently pending in the Court of Common Pleas of Philadelphia, filed a motion seeking to stay the action in favor of the materially identical, previously-filed and consolidated actions pending in the Court of Chancery of the State of Delaware. It is unclear at this time when and how the Court of Common Pleas of Philadelphia will rule on this motion.

We believe these lawsuits are without merit and intend to defend against them vigorously.

Appraisal Rights

Under the DGCL, our stockholders have the right to demand appraisal of shares of our common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of their shares, together with interest, as determined by the Court of Chancery of the State of Delaware, which we may refer to as the Chancery Court. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. Any stockholder wishing to consider exercising appraisal rights should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of appraisal rights under Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote to adopt the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

•

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal; and

•	You must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is consummated, you will be entitled to receive the cash payment for your shares as provided for in the merger agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement, will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to our secretary at 1818 Market Street, Philadelphia, PA 19103, and must be delivered before the vote to adopt the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record identity of the stockholder. The demand must state that the stockholder intends thereby to demand appraisal of such holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands of us. The beneficial holder must, in such cases, have the record holder (often a broker, bank or other nominee) submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly submitted a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of common stock. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and presently has no intention to file such a petition in the event there are stockholders who demand appraisal of their shares, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed to the stockholder within 10 days after the written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

After notice to the stockholders seeking appraisal rights as required by the Chancery Court, the Chancery Court is empowered to conduct a hearing upon the petition, and determine which stockholders have complied with Section 262 and have thereby become entitled to the appraisal rights. The Chancery Court may require the stockholders who hold stock represented by certificates and who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be the fair value. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, interest, the Chancery Court will to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the company’s financial advisors as described in summary fashion under the headings “Proposal No. 1—The Merger—Opinion of the Financial Advisor to Our Board of Directors,” beginning on page 35. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not currently anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payments becoming due prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

If you have any questions regarding your right to exercise appraisal rights, you are strongly encouraged to seek the advice of legal counsel.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of our common stock who exchange their shares for cash in the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, which we may refer to as the Code, the Treasury Regulations promulgated thereunder, judicial pronouncements, and administrative rulings, all as currently in effect. All of these authorities are subject to change or varying interpretation, possibly with retroactive effect. Any such change could alter the accuracy of the statements and conclusions described below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion assumes that the holders of our common stock hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our common stock in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences of the merger to holders of our common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, mutual funds, tax-exempt investors, S corporations, controlled foreign corporations, passive foreign investment companies, holders that are classified as “partnerships” for U.S. federal income tax purposes and their partners or members, U.S. expatriates, dealers in securities, traders in securities who have elected to be taxed in the same manner as dealers, holders who hold their stock as part of a hedge, straddle, conversion or other integrated transaction, holders whose functional currency is not the U.S. dollar, holders who acquired stock through the exercise of employee stock options or otherwise as compensation, holders of restricted shares, holders who are subject to the alternative minimum tax provisions of the Code and holders who receive cash pursuant to the exercise of appraisal rights. Furthermore, this discussion does not address the tax consequences under any state, local, foreign, estate, gift or other tax laws.

Holders of our common stock should consult their independent tax advisors as to the particular tax consequences of the merger to them, including the application and effect of any state, local, foreign, estate, gift or other tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The term “non-U.S. holder” means a beneficial owner of our common stock other than a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds shares of our common stock you should consult your own tax advisor regarding the tax consequences to you of the merger.

U.S. Holders

Generally, the receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction to U.S. holders of such common stock for U.S. federal income tax purposes. A U.S. holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (before reduction for any applicable withholding taxes) and the holder’s adjusted tax basis in the shares of our common stock surrendered. The gain or loss recognized generally will be capital gain or loss. Gain or loss will be determined separately for each block of common stock (i.e., stock acquired at the same cost in a single transaction) exchanged in the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. holder has held the our common stock for more than one year prior to the effective time of the merger and will be short-term capital gain if the U.S. holder has held the stock for one year or less. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to certain limitations.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. A U.S. holder may be subject to backup withholding with respect to the payment of cash proceeds in exchange for such holder’s shares of our common stock pursuant to the merger. Backup withholding will generally not apply, however, to a U.S. holder who furnishes the paying representative with a correct taxpayer identification number on a properly completed IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). Each U.S. holder should properly complete and sign an IRS Form W-9 in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption otherwise applies and is established in a manner satisfactory to the paying representative. U.S. holders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on any payments they receive pursuant to the merger (currently at a rate of 28%).

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that required information is furnished to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Generally, any gain recognized upon the receipt of cash in exchange for our common stock pursuant to the merger by a non-U.S. holder will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment, or in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable U.S. income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized from the sale or exchange of our common stock, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares, in which case the non-U.S. holder generally will be taxed on such holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe we will be treated as a United States real property holding corporation.

In general, a non-U.S. holder will not be subject backup withholding with respect to the cash received by such holder pursuant to the merger if such non-U.S. holder provides the paying representative with a properly completed IRS Form W-8BEN (or, if applicable, another version of Form W-8). If a non-U.S. holder fails to provide the properly completed forms or fails to otherwise establish an exemption from backup withholding, such non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) on the cash received pursuant to the merger. Each non-U.S. holder should properly complete and sign the applicable IRS Form W-8 in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption otherwise applies and is established in a manner satisfactory to the paying representative. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that required information is furnished to the Internal Revenue Service in a timely manner.

The U.S. federal income tax discussion set forth above is included for general information only and is not a complete analysis or discussion of all potential tax consequences relevant to our stockholders. The tax consequences to you may vary depending on your particular circumstances. Due to the individual nature of tax consequences, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the effects of any applicable U.S. federal, state, local, foreign, estate, gift or other tax laws.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about us contained in this proxy statement or in our public reports filed with the SEC may supplement, update or modify the factual disclosures about us contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by us, Parent and Merger Sub were qualified and subject to important limitations agreed to by us, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement.

The Merger

At the effective time of the merger, Merger Sub will merge with and into us upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, we will continue to exist following the merger. Upon completion of the merger, our certificate of incorporation will be amended to contain the provisions set forth in an exhibit to the merger agreement, and the bylaws of Merger Sub will become the bylaws of the surviving corporation. Upon completion of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and our officers will be the initial officers of the surviving corporation.

We or Parent may terminate the merger agreement prior to completion of the merger in some circumstances, whether before or after the adoption by our stockholders of the merger agreement. Additional details on termination of the merger agreement are described in “—Termination of the Merger Agreement,” below.

Closing; Effective Time; Marketing Period

Unless otherwise agreed by the parties to the merger agreement, the parties are required to complete the merger no later than the second business day after the satisfaction or waiver of the conditions described under “Conditions to the Merger,” except that the parties will not be obligated to complete the merger until the final day of the Marketing Period (as defined below), unless Parent specifies an earlier date that it desires to complete the merger during the Marketing Period, and we are given at least three business days’ notice from Parent prior to that earlier date.

The merger will be effective in accordance with applicable law after the time the certificate of merger is filed with the Secretary of State of the State of Delaware (on the closing date of the merger). We expect to complete the merger as promptly as practicable after we obtain the necessary regulatory approvals, our stockholders adopt the merger agreement and, if necessary, the Marketing Period expires.

For purposes of the merger agreement, “Marketing Period” means the first period of 20 consecutive business days throughout and at the end of which:

•

Parent has (and its financing sources have access to), in all material respects, certain financial information and marketing material required to be provided by us under the merger agreement, free of material misstatements and omissions, in connection with Parent’s financing of the merger;

•	the mutual closing conditions to complete the merger are satisfied; and

•

with respect to the conditions to the obligations of Parent and Merger Sub to complete the merger relating to the accuracy of our representations and warranties and our compliance with our covenants and other obligations, nothing has occurred or exists that would cause these conditions to fail to be satisfied, assuming completion of the merger was scheduled for any time during such 20 consecutive business day period;

The Marketing Period must occur either entirely before or entirely after the period from and including August 20, 2012 through and including September 4, 2012. None of the days during the period from and including July 2, 2012 through and including July 6, 2012, constitutes a “business day” for purposes of calculating the 20 consecutive business day period.

The purpose of the Marketing Period is to provide Parent a reasonable and appropriate period of time for marketing and placement of the debt financing contemplated by the debt financing commitments for the purposes of financing the merger. If the debt financing transactions (as contemplated by the debt financing commitments) are completed, then the Marketing Period will end on the date that the debt financing is obtained. To the extent Parent does not need the benefit of the Marketing Period to market and place the debt financing, it may, in its sole discretion, determine to waive the Marketing Period and complete the merger prior to the expiration of the Marketing Period on no less than three business days’ notice to us if all closing conditions are otherwise satisfied or waived.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the $8.00 per share merger consideration, other than the following shares:

•	shares held by holders who have properly exercised their statutory appraisal rights; and

•	shares owned by Parent, Merger Sub or any subsidiary of Parent or us or any of our subsidiaries.

After the merger is effective, each holder of shares of our common stock (other than shares for which statutory appraisal rights have been properly exercised) will cease to have any rights with respect to the shares, except for the right to receive the merger consideration. For more information regarding appraisal rights, see “Proposal No. 1—The Merger—Appraisal Rights.”

Treatment of Options and Restricted Shares

Stock Options

At the effective time of the merger, all outstanding and unexercised options granted under our employee benefit plans (whether vested or unvested) will be canceled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the option, multiplied by the number of shares covered by the option, less applicable withholding taxes. Options with a per share exercise price that is equal to or greater than the per share merger consideration will be canceled as of the effective time without any payment. After the effective time of the merger, all options granted under our employee benefit plans will represent only the nontransferable right to receive a cash payment, if any, determined as described above. Notwithstanding the above, the options granted in 2012 to certain of our officers, including all of our named executive officers who were granted equity awards in 2012, will be canceled without payment at the effective time of the merger.

Restricted Shares

At the effective time of the merger, all shares of restricted common stock will vest and become free of their restrictions. At the effective time of the merger, the holders of these shares of restricted stock will be entitled to receive a cash payment equal to the per share merger consideration with respect to each of these shares of restricted stock, less applicable withholding taxes. Notwithstanding the above, at the effective time of the merger, certain of our officers, including all of our named executive officers who were granted equity awards in 2012, will forfeit the restricted stock granted to them in 2012. Following the effective time of the merger, no holder of restricted shares will have any rights to acquire capital stock of us, our subsidiaries or the surviving corporation.

Payment for Options and Restricted Shares

Promptly after the effective time of the merger, but in no event later than three business days thereafter, the surviving corporation will send, or cause the paying agent described below to send, each record holder of options or restricted shares in respect of which a cash payment is payable a notice summarizing such holder’s rights under the merger agreement with respect to the holder’s options and restricted shares and setting forth any procedures the holder must follow to receive payment.

Payment for the Shares of Common Stock

Parent will designate a paying agent who is reasonably acceptable to us to make payment of the merger consideration as described above. Upon completion of the merger, Parent will deposit with the paying agent funds sufficient to pay the merger consideration due with respect to our common stock, as described under “—Merger Consideration” above.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock.

Promptly after the effective time of the merger, but in no event later than three business days thereafter, the surviving corporation will cause the paying agent to send you, as a record holder, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will send you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within six months following the effective time of the merger, such cash will be returned to the surviving corporation upon demand.

Any former stockholder who has not complied with the terms set forth in the merger agreement relating to payment of the merger consideration prior to the end of the applicable escheat period shall thereafter look to Parent and the surviving corporation, but only as a general creditor for payment of the stockholder’s claim for the merger consideration, without any interest. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become the property of any government entity will become the property of the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit verifying that fact and, if required by the surviving corporation, post an indemnity agreement or bond in such customary and reasonable amount as the surviving corporation specifies as indemnity against any claim that may be made against the surviving corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or Material Adverse Effect different from that generally applicable to public disclosures to stockholders or are used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. Furthermore, the representations and warranties contained in the merger agreement will not survive completion of the merger and cannot be the basis for any claims under the merger agreement by the other parties after termination of the merger agreement. Certain representations and warranties were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

In the merger agreement, we, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	organization and existence;

•	power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	the absence of conflicts with or defaults under, and consents or approvals required under, organizational documents, applicable laws and contracts;

•	required regulatory filings and consents and approvals of governmental entities; and

•	information supplied for inclusion in this proxy statement and other SEC filings.

In the merger agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform their obligations under the merger agreement;

•	the operations of Parent and Merger Sub;

•	the guarantee of a portion of the Equity Investors’ equity commitments;

•	the absence of action by them that would cause any anti-takeover statute to apply with respect to the merger;

•	the lack of any agreements between Parent or Merger Sub and our management as of April 9, 2012 (the date of the merger agreement); and

•	their access to due diligence information and the absence of representations and warranties except as set forth in the merger agreement.

We also made representations and warranties relating to:

•	our capital structure;

•	our subsidiaries;

•	certain takeover laws;

•	the stockholder vote that is required to approve the merger;

•	certain of our documents filed with the SEC;

•	internal controls over financial reporting, disclosure controls and procedures and other compliance matters under the Sarbanes-Oxley Act;

•	financial statements;

•	undisclosed liabilities;

•	absence of certain changes or events since December 31, 2011, through and including April 9, 2012;

•	financial advisory fees;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor and employment matters;

•	litigation;

•	tax matters;

•	compliance with applicable laws, including healthcare regulatory laws;

•	governmental permits and licenses;

•	matters relating to clinical studies;

•	environmental matters;

•	intellectual property matters;

•	data security and privacy matters;

•	information technology systems;

•	real property matters;

•	material contracts;

•	insurance;

•	the lack of unlawful contributions, payments or bribes and compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	customers and suppliers;

•	related party transactions; and

•	the receipt by our board of directors of a fairness opinion from J.P. Morgan.

Many of our representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the merger agreement, “Material Adverse Effect” is defined to mean any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to our and our subsidiaries’ business, results of operations, condition (financial or otherwise), or assets (including intangible assets), taken as a whole, other than:

•

any loss of or adverse change in our and our subsidiaries’ relationships with our respective employees, customers, distributors, licensors, partners or suppliers to the extent caused by the announcement or pendency of the transactions contemplated by the merger agreement;

•	general economic, market or political conditions;

•

acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, or the occurrence of any military or terrorist attack or other force majeure events;

•	any change affecting any segment of the industry in which we and our subsidiaries operate;

•	any changes in accounting standards, including GAAP;

•	any change in our stock price or trading volume (but not the underlying cause of it); or

•	any failure of us to meet internal or analysts’ expectations or projections (but not the underlying cause of it);

except, in the case of the second, third and fourth bullets above, to the extent such event, occurrence, fact, condition or change has a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to other companies operating in the same industries or locations in which we operate.

Financing Covenant; Company Cooperation

Under the merger agreement, Parent and Merger Sub agreed to use their commercially reasonable efforts to do all things reasonably necessary to arrange the debt financing as promptly as practicable, to complete the debt financing on or prior to the closing date, and to enforce the obligations of the guarantor under the equity commitment letter. Such action includes the following:

•

maintaining in effect the debt commitment letters, except that Parent may replace or amend either or both of them if to do so would not adversely impact or delay in any material respect the ability of Parent and Merger Sub to complete the merger or the debt financing (although no such amendment or replacement may materially expand upon the conditions precedent to the financing set forth in the debt commitment letters, or provide for terms and conditions that are in the aggregate materially less favorable to Parent and us);

•	participation by Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies;

•

satisfying on a timely basis all conditions set forth in the debt commitment letters that are within the control of Parent or any of its affiliates and complying with its obligations thereunder and not taking or failing to take any action that would reasonably be expected to prevent or impede or delay the availability of the debt financing; and

•

negotiating, executing and delivering financing documents that reflect the terms contained in the debt commitment letters or on other terms acceptable to Parent and the debt financing sources that would not adversely impact or delay in any material respect the ability of Parent to complete the merger or the debt financing.

Parent must give us prompt notice of any breach or repudiation by any party to the debt commitment letters or the financing documents or any condition not likely to be satisfied, in each case, of which Parent becomes aware or any waiver, amendment or modification of either debt commitment letter or the financing documents. If all or a portion of the financing under the debt commitment letters becomes, or is reasonably likely to become, unavailable, Parent must do the following:

•	immediately notify us of the event and the reasons for it;

•

in consultation with us, use commercially reasonable efforts to obtain alternative financing from alternative debt financing sources, on terms not materially less beneficial in the aggregate to Parent, with debt financing sources reasonably satisfactory to Parent in an amount sufficient to complete the transactions contemplated by the merger agreement, as promptly as practicable following the occurrence of the event; and

•	obtain and provide us with a copy of a new financing commitment that provides for alternative financing.

Parent must keep us reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the debt financing and must provide us copies of all material agreements related to the debt financing. In the event that Parent commences an enforcement action to enforce its rights under the debt commitment letters or the financing documents and/or causes the debt financing sources to fund, Parent must keep us reasonably informed. Neither Parent nor Merger Sub is required to threaten, commence or pursue litigation, arbitration or other adversarial proceedings against any debt financing source.

Obtaining the debt financing or any alternative financing is not a condition to completion of the merger.

We must use commercially reasonable efforts to provide such assistance (and obtain the assistance of our subsidiaries and representatives) with the debt financing as is reasonably requested by Parent or the debt financing sources, including the following:

•	participation in, and assistance with, the marketing efforts related to the financing;

•	participation by our senior management in, and assistance with, the preparation of a reasonable number of rating agency presentations and meetings with rating agencies;

•	timely delivery to Parent and the debt financing sources of the financing information by the dates set forth in the debt commitment letters;

•	participation by our senior management in the negotiation, execution and delivery of the financing documents;

•	taking such actions as are reasonably requested by Parent or any debt financing source to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the financing;

•	taking all actions as may be required or reasonably requested by Parent or any debt financing source in connection with the repayment of our existing credit facility;

•	causing our independent auditors to cooperate with the financing;

•

taking such actions as may be required to permit our cash and marketable securities, including at least $45 million (less various deal costs and expenses) of our cash and cash equivalents, to be made available to finance, in part, the merger on the closing date;

•	using commercially reasonable efforts to ensure that the financing benefits from our existing lending relationships; and

•

filing such reports under the securities laws as may be customary or required for transactions of the type contemplated by the merger agreement and the debt commitment letters or reasonably requested by Parent.

We must provide Parent and the debt financing sources information necessary for the marketing material to be complete and accurate in all material respects and not contain any material misstatements or omissions. We are not obligated to pay any fee or incur any liability prior to the merger unless reimbursed or indemnified by Parent. Parent must reimburse us for all reasonable out of pocket costs incurred in connection with the cooperation of us, our subsidiaries and representatives, and must indemnify us from losses, damages, claims, costs and expenses in connection with the financing.

Conduct of Business Prior to Closing

We have agreed in the merger agreement that, until completion of the merger or termination of the merger agreement, except to the extent required or permitted by the merger agreement or consented to in writing by Parent, we will use commercially reasonably efforts to operate, and cause our subsidiaries to use commercially reasonably efforts to operate, our businesses in the ordinary course, preserve intact our organizations, and preserve our goodwill and business relationships with customers, suppliers, contractors, employees and others.

We have also agreed that, until completion of the merger or termination of the merger agreement, except to the extent required by the merger agreement or consented to in writing by Parent, we and our subsidiaries will not:

•	undertake or propose the following activities:

•	declare or pay any dividends on or make other distributions in respect of our capital stock, except for ordinary course intra-company dividends;

•

split, combine or reclassify any shares of capital stock or issue or authorize any other securities in respect of or substitution for shares of capital stock, except with respect to a subsidiary that is and remains wholly owned; or

•

repurchase, redeem or otherwise acquire or modify the terms of any shares of capital stock or other securities other than the repurchase of unvested shares in connection with the termination of service;

•

issue, deliver, sell, grant or pledge, or authorize or propose the issuance, delivery, sale, grant or pledge of, any shares of capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of shares upon the exercise of options outstanding on the date of the merger agreement pursuant to their terms;

•	except as required by law, amend our respective certificates of incorporation, bylaws or similar organizational documents;

•

acquire or agree to acquire all or substantially all of the assets of any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets, other than assets acquired in the ordinary course of business;

•

sell, lease, transfer, convey, encumber or otherwise dispose of any material amount of assets, or agree to do so, other than in the ordinary course of business consistent with past practice or pursuant to existing contracts;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization;

•	except as required under contracts relating to compensation, benefits or severance or termination pay in existence on the date of the merger agreement:

•

enter into any new, or amend, or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any current or former officers, directors or employees;

•	grant any increases in the compensation, perquisites, benefits or termination or severance pay entitlement of any directors, officers, employees or consultants;

•	except as required by applicable law, amend any employee benefit plan, or adopt or enter into any employee benefit plan;

•	enter into any collective bargaining agreement, social plan or similar works or labor agreement; or

•

except as otherwise contemplated by the merger agreement, accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any current or former directors, officers, employees or consultants, including with respect to severance, other than incidental payments in the ordinary course of business consistent with past practice and other than as required under applicable law or existing employee benefits plans;

•	take any of the following actions (except, in the case of the first four bullets, as do not exceed $1 million in the aggregate):

•	incur or assume any long term or short term debt or issue any debt securities;

•	assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other person or entity;

•	make any loans, advances or capital contributions or investments in any other person or entity;

•	create any lien upon any assets, except for specified permitted liens;

•	amend or modify any instrument governing any indebtedness; or

•	prepay any indebtedness, other than repayment of amounts outstanding under our existing credit facility;

•	make any capital expenditures other than in accordance with our budget and capital expenditures that do not exceed our budget by $500,000 in the aggregate;

•

waive, release, assign, settle or compromise any pending or threatened action or proceeding other than a settlement or compromise that only involves a monetary settlement that does not exceed $250,000 individually or $500,000 in the aggregate, and there is no equitable relieve or criminal liability imposed on us or admission of wrongdoing by us or our officers or directors;

•

change a method of accounting (except as required by law or GAAP), make, change or revoke any material tax election, change any annual tax accounting period, settle or compromise any material tax, surrender any right to claim a material tax refund, enter into any tax sharing, allocation or indemnification agreement, enter into any material intercompany agreement, change any material transfer pricing methodology, or file any amended tax return;

•

enter into, extend, modify, terminate or renew any material contract, other than in the ordinary course of business consistent with past practice, or enter into or renew any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, our operations;

•	convene any regular or special meeting (or any adjournment thereof) of stockholders, other than the special meeting to which this proxy statement relates;

•	take any action to render inapplicable, or to exempt any third party (other than Parent and its affiliates) from, any provisions of any takeover laws; or

•	permit any of subsidiaries to undergo any change of legal form, merger, hive-down or other kind of transformation, or conclude any enterprise or silent partnership agreements.

Agreement to Use Commercially Reasonable Efforts; Consents and Governmental Approvals

General; HSR Act

Subject to the terms and conditions set forth in the merger agreement, each of the parties to the merger agreement has agreed to use commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to complete the merger, including:

•

preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	obtaining and maintaining all approvals, waivers, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or third party; and

•	executing and delivering any additional instruments that are necessary, proper or advisable to complete the transactions contemplated by the merger agreement.

We and Parent also agreed to do the following:

•

make an appropriate filing pursuant to the HSR Act and required filings under applicable foreign competition laws as promptly as practicable, supply any required additional information as promptly as practicable and take all other actions necessary to cause the expiration or termination of any applicable waiting periods as soon as practicable;

•

promptly notify each other of any written or oral communication from any governmental authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any governmental authority, in each case concerning the merger agreement or the transactions contemplated thereby;

•

keep the other party reasonably informed of any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning the merger agreement or the transactions contemplated thereby; and

•

subject to applicable privileges, furnish each other with copies of all correspondence, filings, and communications between either party and its affiliates and representatives, on the one hand, and any governmental authority or members of their respective staffs, on the other hand, concerning the merger agreement and the transactions contemplated thereby.

We are obligated to provide Parent the opportunity to participate in the defense of any proceeding against us or our directors relating to the transactions contemplated by the merger agreement and must obtain Parent’s prior written consent prior to settling or satisfying any such proceeding.

Parent is not required to do any of the following:

•

agree to or effect any divesture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of ours, of Parent, or of our respective affiliates or subsidiaries;

•	enter into, amend, or agree to enter into or amend, any contracts of ours, of Parent, or of our respective affiliates or subsidiaries;

•	otherwise waive, abandon or alter any material rights or obligations of ours, of Parent, or of our respective affiliates or subsidiaries; or

•

file or defend any lawsuit, appeal any judgment or contest any temporary, preliminary or permanent order or injunction issued in any proceeding initiated by a governmental authority or by any other party.

We and Parent also agreed to notify each other of certain occurrences prior to completion of the merger, including the following:

•

the occurrence of any event whose occurrence would be reasonably likely to cause any condition to the obligation of either party to complete the merger not be satisfied or would have, or be reasonably likely to have, a Material Adverse Effect on us;

•

any written notice or other communication from any person or entity alleging that the consent or approval of such person or entity is required in connection with the transactions contemplated by the merger agreement or that such transactions may violate the rights of or confer remedies upon such person or entity; or

•	any written notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger, unless waived in writing by all parties:

•	the merger agreement will be adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock;

•

no court of competent jurisdiction or other governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits completion of the merger or the transactions contemplated by the merger agreement; and

•	any applicable waiting period under the HSR Act and applicable foreign competition laws will have expired or been terminated, or any approvals under foreign competition laws shall have been obtained.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver by Parent of the following additional conditions at or prior to the effective time of the merger:

•	our representations and warranties:

•

relating to our organization and existence, our power and authority to enter into the merger agreement, enforceability of the merger agreement against us, the vote required for our stockholders to adopt the merger agreement, capitalization, financial advisory fees and delivery by J.P. Morgan of a fairness opinion, shall in each case be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), in each case determined without giving effect to any materiality or Material Adverse Effect qualifications contained therein; and

•

in Article 4 of the merger agreement other than those listed above shall be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on us, in each case without giving effect to any materiality or Material Adverse Effect qualifications contained therein;

•

we shall have performed in all material respects, all of our obligations and abided in all material respects by all the covenants required to be performed and complied with by us under the merger agreement at or prior to completion of the merger;

•

since the date of the merger agreement, there shall not have occurred a Material Adverse Effect on us or any event, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on us; and

•	we shall have provided Parent with the following documents:

•

a certificate duly executed by of one of our executive officers, dated the closing date of the merger, certifying as to the conditions relating to the accuracy of our representations and warranties and our compliance with our covenants and obligations;

•

a certificate, duly executed by one of our officers certifying that our stock is not a United States real property interest because we are not and have not been a United States real property holding corporation for purposes of the U.S. Tax Code;

•

option termination agreements with a limited number of holders of our options, including several of our named executive officers, which will not terminate by their own terms upon the closing of the merger;

•	resignation letters duly executed by the members of our board of directors; and

•	an executed payoff letter with respect to the repayment of our existing credit facility.

Conditions to Our Obligations

Our obligation to complete the merger is further subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the merger:

•

the representations and warranties of Parent and Merger Sub in the merger agreement shall be true and correct in all respects as of the date of the merger agreement and as of the effective time of the merger (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay completion of the merger;

•

each of Parent and Merger Sub shall have performed, in all material respects, all of its obligations and abided in all material respects by all the covenants required to be performed and complied with by it under the merger agreement at or prior to completion of the merger; and

•	we shall have received a certificate duly executed by an executive officer of Parent certifying that the above two conditions have been fulfilled.

If a failure to satisfy one of these conditions to the merger is not considered by our board of directors to be material to our stockholders, our board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the merger that cannot be satisfied. Under Delaware law, after the merger agreement has been adopted by our stockholders, the merger consideration cannot be changed and the merger agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Restrictions on Solicitations of Other Offers

The merger agreement provides that until the effective time of the merger (or, the earlier termination of the merger agreement), we have agreed not to, and must cause our subsidiaries and representatives not to, subject to certain exceptions discussed below:

•

solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information regarding us or any of our subsidiaries) or facilitate, any inquiries, proposals or offers from any person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its subsidiaries) that constitute, or could reasonably be expected to result in an acquisition proposal;

•

participate in any discussions or negotiations (including by way of furnishing nonpublic information about us) with any third party (other than Parent, Merger Sub, their representatives and our representatives) relating to, or which could reasonably be expected to lead to an acquisition proposal; or

•

approve or recommend, or publicly propose to approve or recommend, an acquisition proposal, enter into any contract or agreement in principle relating to an acquisition proposal or enter into any contract or agreement in principle requiring us to abandon, terminate or fail to complete the transactions contemplated by the merger agreement or breach our obligations under the merger agreement or propose or agree to do any of the foregoing.

In addition, as of the time we signed the merger agreement, we agreed that we and our subsidiaries would, and we would cause our respective representatives to, cease immediately any existing discussions or negotiations regarding any acquisition proposal, other than those with Parent. We also agreed to instruct any person, entity or group with whom we terminate discussion to promptly return or destroy any non-public information furnished by us or on our behalf.

Notwithstanding the aforementioned restrictions, if we or one of our representatives receives an acquisition proposal from any person or entity, which was made or renewed between April 9, 2012 and the time we receive stockholder approval for the merger and which has not resulted from our violation of our nonsolicitation obligations under the merger agreement:

•

we may contact and engage in discussions with such person or entity solely for the purpose of clarifying the acquisition proposal and any material terms and conditions thereof so as to determine whether the acquisition proposal is, or could reasonably be expected to result in, a superior proposal; or

•

we or our representatives may do the following, if our board of directors determines in good faith (after consultation with its outside counsel and financial advisors) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and that the acquisition proposal constitutes, or is reasonably expected to result in, a superior proposal:

•

furnish to the person or entity making the acquisition proposal, pursuant to a confidentiality agreement containing terms that are similar to and not more favorable in the aggregate to the other party than the terms in our confidentiality agreement with Parent, information with respect to us and our subsidiaries (as long as we provide Parent any such non-public information that we have not previously provided Parent); and

•	participate in discussions or negotiations regarding the acquisition proposal.

We must promptly (and in any event within 24 hours after receipt), notify Parent of the receipt of any acquisition proposal, any inquiries relating to an acquisition proposal or any request for information from, or any negotiations sought to be initiated or continued with, us or our representatives concerning an acquisition proposal. Our notice must include a copy of any written acquisition proposal and any accompanying written materials or, if the information is not in written form, a written summary of the material terms of the acquisition proposal, inquiry or request, including the identity of the person, entity or group submitting it. We must keep Parent reasonably informed in all respects on a timely basis (and in any event no later than within 48 hours of the occurrence of any significant changes, developments, discussions or negotiations) of the status of any acquisition proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations. We and our subsidiaries may not terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which we or one of our subsidiaries is a party, and we and our subsidiaries must use reasonable best efforts to enforce the provisions of any such agreement. We may, however, permit a proposal to be made under a standstill agreement if we determine in good faith, after consultation with outside counsel, that failure to take such actions would be inconsistent with our directors’ fiduciary duties under applicable law.

An “acquisition proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a person, entity or group at any time which is structured:

•

to permit such person, entity or group to acquire beneficial ownership of 20% or more of our consolidated assets, or to which more than 20% of our revenues or earnings on a consolidated basis are attributable, or 20% or more of the combined voting power of our common stock;

•	as a tender offer or exchange offer that if completed would result in such person, entity or group beneficially owning 20% or more of the combined voting power of our shares of common stock;

•	as a merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries; or

•

as any combination of the foregoing types of transactions if the sum of the percentage of the consolidated assets, consolidated revenues or earnings and common stock involved is more than 20%; in each case other than transactions contemplated by the merger agreement.

A “superior proposal” means any bona fide written acquisition proposal that:

•

is on terms that our board of directors determines (after consultation with its outside counsel and financial advisor) are more favorable to our stockholders from a financial point of view, taking into account all of the legal, financial (including the financing terms of such proposal), regulatory and other aspects of the acquisition proposal (including the likelihood and timing of completion thereof) and the merger agreement (including any changes in the terms of the merger agreement committed by Parent to us in writing); and

•

which our board of directors has determined in its good faith judgment (after consultation with its outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be completed (if accepted), except that the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The merger agreement requires us to call and hold a meeting of our stockholders as promptly as practicable for the purpose of obtaining the requisite stockholder vote in favor of adoption of the merger agreement. In this regard, our board of directors has unanimously resolved to recommend that our stockholders adopt the merger agreement. The merger agreement also prohibits our board of directors and any committee of our board of directors from making an adverse recommendation change, which consists of any of the following actions:

•	failing to make, withdrawing, modifying or qualifying in a manner adverse to Parent or Merger Sub the board recommendation;

•	approving or recommending, or publicly proposing to approve or recommend, to our stockholders an acquisition proposal;

•

if an acquisition proposal in the form of a tender offer or exchange offer for shares of our capital stock is commenced, failing to recommend against acceptance of such tender offer or exchange offer by our stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten business days after commencement thereof;

•

approving, authorizing or permitting or allowing us or any of our subsidiaries to enter into any letter of intent, agreement in principle, merger or acquisition agreement or any similar agreement or understanding with respect to any acquisition proposal; or

•	resolving, proposing to a third party or agreeing to take any of the foregoing actions.

Notwithstanding the foregoing, at any time prior to obtaining the requisite stockholder vote in favor of adoption of the merger agreement, our board of directors may do the following:

•

take any of the actions prohibited above, if our board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable law; and

•

if our board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that a written acquisition proposal received by us in compliance with our non-solicitation obligations under the merger agreement constitutes a superior proposal, the board of directors may, upon termination of the merger agreement in accordance with its terms (as described under “—Termination of the Merger Agreement” and “—Termination Fees and Expenses”, below), approve and enter into an agreement relating to such superior proposal, if the following requirements are complied with:

•

we have provided prior written notice to Parent, at least four business days in advance, of our or our board of directors’ intention to take such actions, which notice shall specify the material terms of the superior proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making it;

•

after providing such notice and prior to taking such actions, we shall, and shall cause our representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) during such four business day period to make such adjustments in the terms and conditions of the merger agreement as would permit our board of directors to determine that the acquisition proposal no longer constitutes a superior proposal; and

•

our board of directors shall have considered in good faith any changes to the merger agreement that may be offered in writing by Parent by 11:59 PM Pacific Time on the fourth business day of such four business day period in a manner that would form a binding contract (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, and subject only to our acceptance by countersignature and those conditions set forth therein) if accepted by us and shall have determined in good faith after consultation with outside counsel and financial advisors that the acquisition proposal we received would continue to constitute, or would result in, a superior proposal if such changes offered in writing by Parent were given effect.

Our board of directors may only terminate the merger agreement as described above if the superior proposal did not result from a breach by us of our non-solicitation obligations under the merger agreement. In the event of any material revisions to the superior proposal, we must deliver a new written notice to Parent and comply again with the requirements described above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of us, Parent and Merger Sub;

•	by either us or Parent if:

•

at any time after October 5, 2012, the effective time of the merger shall not have occurred on or before the close of business on such date; provided that the right to so terminate the merger agreement shall not be available to any party whose breach of any representation, warranty, covenant or agreement in the merger agreement has caused or resulted in the failure of the effective time of the merger to have occurred on or before October 5, 2012;

•

there is any applicable law or order that shall have become final and non-appealable that makes completion of the merger illegal or otherwise prohibited, or enjoins us or Parent from completing the merger; provided that the right to so terminate the merger agreement shall not be available to any party whose failure to perform or comply with its obligations under the merger agreement in all material respects has caused or resulted in such action;

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to adopt the merger agreement;

•	by us if:

•

subject to complying with the terms of the merger agreement, our board of directors authorizes us to enter into a binding definitive agreement in respect of a superior proposal, provided that we have paid any termination fee as and when due under the merger agreement (see “The Merger Agreement—Termination Fees and Expenses” below) and we substantially concurrently enter into such binding definitive agreement in respect of the superior proposal;

•

we are not in material breach of the merger agreement, and Parent or Merger Sub has failed to perform in any material respects any of the covenants or obligations they are required to perform under the merger agreement or any of their representations and warranties are or become untrue or incorrect (without regard to materiality qualifiers contained therein), which failure to perform or to be true and correct would give rise to the failure of a condition to our obligation to complete the merger and is either incurable, or if curable, is not cured by Parent within 30 days after Parent’s receipt of written notice of it (or, if earlier, October 5, 2012); or

•	we are not then in breach of any representation, warranty, covenant or agreement under the merger agreement that would result in the debt financing being unavailable, and:

•	the mutual and other conditions to Parent’s obligation to complete the merger are satisfied (except those to be satisfied at completion, which shall be capable of being satisfied);

•

all of the conditions to our obligation to complete the merger have been satisfied (except those to be satisfied at completion, which shall be capable of being satisfied) or we have confirmed are willingness to waive any unsatisfied conditions, and we have irrevocably confirmed to Parent that we are ready, willing and able to complete the merger; and

•

Parent and Merger Sub fail to complete the merger by the end of the third business day after October 5, 2012, and we stand ready, willing and able to complete the Merger through the end of such three business day period;

•	by Parent if:

•

either an adverse recommendation change (as described under “—Recommendation Withdrawal/Termination in Connection with a Superior Proposal” above) has occurred, our board of directors has failed to publicly confirm its recommendation of the merger within four business days of a written request by Parent to do so, or we have failed to include in this proxy statement the recommendation of our board of directors or a statement to the effect that our board has determined and believes that the merger is in the best interests of our stockholders;

•

Parent is not in material breach of the merger agreement, and we have failed to perform in any material respects any of our covenants or obligations we are required to perform under the merger agreement or any of our representations and warranties are or become untrue or incorrect (without regard to materiality qualifiers contained therein), which failure to perform or to be true and correct would give rise to the failure of a condition to Parent’s obligation to complete the merger and is either incurable, or if curable, is not cured by us within 30 days after our receipt of written notice of it (or, if earlier, October 5, 2012); or

•

a Material Adverse Effect on us has occurred and is continuing and, if curable, it has not been cured by us within 30 days following our receipt of written notice of the occurrence of such event from Parent.

Termination Fees and Expenses

General

In the event the merger agreement is terminated pursuant to its terms, it shall become void and no party shall have any liability except:

•	with respect to confidentiality obligations, which shall survive termination;

•

for damages resulting from a material breach of any representation, warranty or covenant or agreement set forth in the merger agreement resulting from failure to act with the actual knowledge that the taking of such act or failure to take such act would cause a breach of the merger agreement; or

•	under the circumstances described below.

Payable by Us

We have agreed to reimburse Parent’s out-of-pocket fees and expenses incurred in connection with the merger agreement, up to $2.9 million, if either we or Parent terminate the merger agreement because of the failure to receive our stockholder approval at the special meeting or any adjournment or postponement thereof at which the merger agreement was voted on, or if Parent terminates the merger agreement due to a breach of our obligations under the merger agreement relating to promptly calling the stockholder meeting to approve the merger and preparing and mailing this proxy statement. We do not have to reimburse Parent’s fees and expenses if they become due after, or concurrently with, our payment of the $11 million termination fee described below.

We must pay a termination fee of $11 million to Parent in connection with termination of the merger agreement under the following circumstances (for further details regarding the bases of termination, see “The Merger Agreement—Termination of the Merger Agreement” above):

•

if Parent terminates the merger agreement as a result of an adverse recommendation change, the failure of our board of directors to publicly confirm its recommendation of the merger, or our failure to include in this proxy statement the recommendation of our board of directors or a statement to the effect that our board has determined and believes that the merger is in the best interests of our stockholders;

•	if we terminate the merger agreement in connection with the authorization by our board of directors for us to enter into a binding definitive agreement in respect of a superior proposal; or

•	if the following events occur:

•

an acquisition proposal has been publicly announced or disclosed and not terminated or withdrawn prior to termination of the merger agreement (or, in the event of termination following failure to obtain stockholder approval, not terminated or withdrawn at least five business days prior to the stockholder meeting);

•

either party terminates the merger agreement as a result of the merger not having been completed prior to October 5, 2012 or our stockholders having failed to adopt the merger at a duly called stockholders meeting, or Parent terminates the merger agreement as a result of our failure to comply with our covenants and obligations in all material respects; and

•	within 12 months after termination, we enter into a contract providing for the implementation of an acquisition proposal or complete an acquisition proposal.

As used above, “acquisition proposal” has the same meaning set forth in “—Restrictions on Solicitation and Other Offers,” except that references to “20%” will be deemed references to “50%.”

Payable by Parent

Parent must pay us a breakup fee of $20 million if we terminate the merger agreement under either of the following circumstances (for further details regarding the bases of termination, see “The Merger Agreement— Termination of the Merger Agreement” above):

•	where both:

•

Parent has failed to perform its obligations to obtain debt financing, or its representations and warranties relating to financing are or become untrue, in each case under circumstances which give us the right to terminate the merger agreement; and

•

at the time we terminate the merger agreement, there are no facts or circumstances that would reasonably be expected to cause the mutual conditions to closing not to be satisfied, or the conditions to Parent’s obligation to close relating to performance of our covenants and obligations, the truthfulness of our representations and warranties or the absence of a Material Adverse Effect on us not to be satisfied, in each case by October 5, 2012; or

•

the conditions to Parent’s obligation to complete the merger have been satisfied (except those to be satisfied at completion, which shall be capable of being satisfied), the conditions to our obligation to complete the merger have been satisfied or waived, Parent and Merger Sub fail to complete the merger by the end of the third business day after October 5, 2012, and we stand ready, willing and able to complete the Merger through the end of such three business day period.

Liability Limitation

In no event will we be entitled to aggregate monetary damages from Parent and Merger Sub in excess of $20 million for all losses and damages arising from or in connection with breaches by Parent and Merger Sub of their obligations under the merger agreement or arising from any other claim or cause of action under the merger agreement.

Indemnification and Insurance

The merger agreement provides that to the fullest extent permitted under law, the corporation surviving the merger must indemnify and provide advancement of expenses to each current and former officer and director of us and our subsidiaries with respect to matters arising out of the fact that such person is or was a director, officer or employee of us or any of our subsidiaries prior to the effective time of the merger, whether asserted or claimed prior to, or at or after, the effective time of the merger, to the same extent as provided in our respective organizational documents and any indemnification agreements in effect when the merger agreement was signed.

For six years after the merger, the surviving corporation must maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each officer and director covered by our officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those in effect at the time the merger agreement was signed. The surviving corporation does not have to pay annual premiums in excess of 200% of the current annual premium paid for our existing insurance.

Employee Benefits

For a period of twelve months following the effective date of the merger, Parent will provide our employees who become employees of the surviving corporation with compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits being provided to those employees immediately prior to the effective date of the merger (other than equity incentive awards).

Those employees will receive service credit for all purposes, other than for accrual purposes under any defined benefit pension plan, under any benefit plan of the surviving corporation under which those employees may be eligible to participate after the effective time of the merger, to the same extent we recognized such service credit under our employee benefit plans immediately prior to the effective time of the merger. In addition, with respect to any benefit plan of the surviving corporation that is a welfare benefit plan, Parent will (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting period requirements with respect to participation and coverage requirements applicable to each such employee to the same extent waived or satisfied under our benefit plans, and (ii) provide credit for the year to each such employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under our benefit plans.

Amendment, Extension and Waiver

The parties may amend or waive any provision of the merger agreement at any time, except that after our stockholders have adopted the merger agreement, there shall be no amendment or waiver that requires stockholder approval under the DGCL unless stockholder approval is obtained. All amendments and waivers to the merger agreement shall be in writing and signed, in the case of amendments, by us, Parent and Merger Sub or, in the case of waivers, by each party against whom the waiver is to be effective.

Specific Performance

Parent and Merger Sub are entitled to seek specific performance of the terms of the merger agreement, but we are only entitled to seek specific performance to require Parent and Merger Sub to fund the merger consideration or complete the merger if:

•

the marketing period (as described in “Closing; Effective Time; Marketing Period” above) has ended and all mutual conditions and other conditions to Parent’s obligation to complete the merger have been satisfied (except those to be satisfied at completion, which shall be capable of being satisfied) at the time provided for the closing in the merger agreement;

•	the debt financing has been funded in accordance with its terms, or will be funded upon completion of the merger; and

•

we have irrevocably confirmed that if specific performance is granted and the debt financing is funded, then we will take such actions required of us under the merger agreement to cause the merger to be completed.

MARKET PRICE OF COMPANY COMMON STOCK

Our common stock trades on the NASDAQ Global Select Market under the symbol “ERT”.

The table below sets forth the quarterly high and low sales prices for our common stock as reported by The NASDAQ Stock Market, LLC for each quarter during the period from January 1, 2010 through March 31, 2012 and through May 8, 2012 for our second fiscal quarter of 2012 ending June 30, 2012.

	Common Stock Price ($)
	High	Low
Fiscal 2010
First Quarter ended March 31, 2010	6.93	5.34
Second Quarter ended June 30, 2010	8.73	6.37
Third Quarter ended September 30, 2010	8.95	6.42
Fourth Quarter ended December 31, 2010	8.59	5.36

Fiscal 2011
First Quarter ended March 31, 2011	7.60	5.91
Second Quarter ended June 30, 2011	6.98	5.43
Third Quarter ended September 30, 2011	6.95	4.25
Fourth Quarter ended December 31, 2011	5.55	3.86

Fiscal 2012
First Quarter ended March 31, 2012	7.96	4.69
Second Quarter ended June 30, 2012 (through May 8, 2012)	8.15	7.80

The closing price of our common stock on the NASDAQ Global Select Market on April 9, 2012, the last trading day prior to our press release announcing the execution of the merger agreement, was $7.84 per share. On May 8, 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price our common stock on the NASDAQ Global Select Market was $7.91 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

If the merger is consummated, each share of our common stock will be converted into the right to receive $8.00 in cash, without interest and less any applicable withholding taxes, our common stock will be removed from quotation on the NASDAQ Global Select Market and there will be no further public market for shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount and percentage, as of April 27, 2012, of our common stock that is beneficially owned by (i) each of our directors and named executive officers, (ii) our directors and executive officers as a group and (iii) each person whom we know to own beneficially more than 5% of our common stock. Except as otherwise indicated in the table, the address of each person listed in the table is c/o eResearchTechnology, Inc., 1818 Market Street, Philadelphia, PA 19103.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and sole dispositive power over all shares of our common stock shown as beneficially owned by the stockholder. Shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of April 27, 2012 and shares of restricted stock that are expected to vest within 60 days of April 27, 2012, are considered outstanding and beneficially owned by the person holding the options or restricted stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Owned
FMR LLC (1)	5,607,874	11.4%
Columbia Wanger Asset Management, L.P. (2)	4,947,300	10.0
Blum Capital Partners L.P. (3)	4,601,594	9.3
Tocqueville Asset Management LP (4)	3,991,000	8.1
BlackRock Inc. (5)	3,964,980	8.0
The Vanguard Group, Inc. (6)	2,503,860	5.1
Joel Morganroth, MD (7)	1,589,694	3.2
Jeffrey S. Litwin, MD (7)	445,680	*
Stephen S. Phillips (7)	324,715	*
Keith D. Schneck (7)	214,352	*
Amy Furlong (7)	213,029	*
Elam M. Hitchner (7)	103,355	*
Gerald A. Faich, MD, MPH (7)	95,855	*
Stephen M. Scheppmann (7)	70,855	*
Achim Schuelke (7)	58,811	*
John B. Sory (7)	48,328	*
Klaus P. Besier (7)	21,700	*
All directors and executive officers as a group (16 persons) (7)	3,606,519	7.1

*	Less than 1.0%
(1)	The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed with the SEC on February 14, 2012 by FMR LLC, referred to as FMR, Edward C. Johnson 3d, referred to as Johnson, Fidelity Management & Research Company, referred to as Fidelity, and Fidelity Advisor Small Cap Fund, referred to as Fidelity Small Cap, all located at 82 Devonshire Street, Boston, MA 02109. FMR is a parent holding company. Fidelity, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,607,874 shares of our common stock at December 31, 2011, of which Fidelity Small Cap, an investment company registered under the Investment Company Act of 1940, held 3,891,033 shares. FMR and Johnson, through its control of Fidelity, each has sole power to dispose of the 5,607,874 shares owned by Fidelity’s funds.
(2)	Columbia Wanger Asset Management, L.P., referred to as Columbia, is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed with the SEC on February 13, 2012 by Columbia.
(3)

Blum Capital Partners L.P. is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133. This information presented in the table and in this footnote is as reported in a Schedule 13D/A filed with the SEC on January 3, 2012 filed by Blum Capital, a California limited partnership; Richard C. Blum & Associates, Inc., a California corporation; Blum Strategic GP II LLC., a Delaware limited liability company; Blum Strategic GP III, L.L.C., a Delaware limited liability company; Blum Strategic GP IV, L.L.C., a Delaware limited liability company and Saddlepoint Partners GP, L.L.C., a Delaware limited liability company. Blum Capital’s principal business is acting as general partner for investment partnerships and providing investment advisory services. Blum Capital is an investment advisor registered with the SEC.
(4)

Tocqueville Asset Management LP, referred to as Tocqueville, is located at 40 West 57th Street, 19th Floor, New York, NJ 10019. The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed with the SEC on January 30, 2012 by Tocqueville.

(5)

BlackRock Inc., referred to as BlackRock, is located at 40 East 52nd Street, New York, New York 10022. The information presented in the table and in this footnote is as reported by BlackRock, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Investment Management, LLC and BlackRock International Limited in a Schedule 13G/A filed with the SEC on February 10, 2012.

(6)	The Vanguard Group, Inc. is located at 100 Vanguard Boulevard, Malvern, PA 19355. The information presented in the table and in this footnote is as reported Vanguard in a Schedule 13G filed with the SEC on February 9, 2012. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, beneficially owns 61,748 of these shares.
(7)	Includes the following shares issuable with respect to options granted pursuant to our 1996 Stock Option Plan and our Amended and Restated 2003 Equity Incentive Plan, which are currently exercisable or will be exercisable within 60 days after April 27, 2012:

Name	Number of options
Joel Morganroth, MD	311,652
Jeffrey S. Litwin, MD	209,089
Achim Schuelke.	31,275
Stephen S. Phillips	131,212
John B. Sory	45,631
Amy Furlong	170,430
Keith D. Schneck	160,339
Elam M. Hitchner	86,212
Gerald A. Faich, MD, MPH	54,212
Stephen M. Scheppmann	61,212
Klaus P. Besier	11,130
All directors and executive officers as a group	1,603,478

PROPOSAL NO. 2—ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act require that we seek a nonbinding advisory vote from our stockholders to approve certain “golden parachute” compensation that our “named executive officers” may receive in connection with the merger.

We are presenting this proposal, which gives our stockholders the opportunity to express their views on such “golden parachute” compensation by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on a nonbinding advisory basis, the compensation that may be paid or become payable to the named executive officers of eResearchTechnology, Inc. in connection with the merger and the agreements pursuant to which such compensation may be paid or become payable, as disclosed in the section of the proxy statement for the merger captioned “Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

The advisory vote on the compensation to be received by our named executive officers in connection with the merger will be approved if it receives the approval of a majority of the votes represented by the shares of common stock present and entitled to vote thereon.

Our board of directors recommends that stockholders approve the “golden parachute” compensation arrangements described in this proxy statement by voting FOR the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on us. Therefore, if the merger is approved by our stockholders and completed but a majority of stockholders do not approve the “golden parachute” compensation, we will note the outcome of the vote but nonetheless will be contractually bound to pay the “golden parachute” compensation to our named executive officers.

Golden Parachute Compensation for Our Named Executive Officers.

Information required by Item 402(t) of Regulation S-K regarding the compensation of our named executive officers that is based on or otherwise relates to the merger is included on page 47 of this proxy statement, under the heading “Proposal No. 1—The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation.”

PROPOSAL NO. 3—ADJOURNMENT OF THE SPECIAL MEETING

We are also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt the merger agreement in the event that there are insufficient votes to approve that proposal.

To allow the proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if necessary, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place is announced at the special meeting before the adjournment, we are not required to give notice of the time and place of the adjourned meeting, unless our board of directors fixes a new record date for the special meeting.

Our board of directors retains full authority to the extent set forth in the our bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our shareholders.

If approval of the adjournment proposal is submitted to our stockholders, the approval requires the vote of a majority of the votes represented by the shares of our common stock present and entitled to vote thereon, whether or not a quorum is present.

Our board of directors recommends that our shareholders vote FOR the adjournment proposal.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If the merger is completed, we will not hold an annual meeting of stockholders in 2012 and there will be no public participation in any future meetings of our stockholders because, following the merger, our common stock will be delisted from the NASDAQ Global Select Market, our common stock will be deregistered under the Exchange Act, and we will no longer be a publicly-held company. If the merger is not completed, however, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2012 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders may be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or contact us by telephone at (215) 972-0420 or by written request to our secretary at 1818 Market Street, Philadelphia, PA 19103. We will deliver promptly upon request a separate copy of the proxy statement. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

EXPLORER HOLDINGS, INC.,

EXPLORER ACQUISITION CORP.

and

ERESEARCHTECHNOLOGY, INC.

dated as of April 9, 2012

i

(continued)

(continued)

INDEX OF EXHIBITS

Exhibit A	Form of Limited Guaranty

Exhibit B	[Reserved]

Exhibit C	Certificate of Incorporation of Surviving Corporation

Exhibit D	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 9, 2012 by and among Explorer Holdings, Inc., a Delaware corporation (“Parent”), Explorer Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and eResearchTechnology, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Subsidiary and the Company will enter into a business combination transaction pursuant to which Merger Subsidiary will merge with and into the Company (the “Merger”);

WHEREAS, the Board of Directors of the Company has, on the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement are in the best interests of the stockholders of the Company, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, and (iii) determined to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, concurrently with the execution of this Agreement, Genstar Capital Partners VI, L.P., an affiliate of Parent and Merger Subsidiary (“Guarantor”), has entered into a Limited Guaranty (the “Limited Guaranty”), substantially in the form attached hereto as Exhibit A in favor of the Company with respect to certain of the obligations of Parent and Merger Subsidiary arising under, or in connection with, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, as soon as practicable (and, in any event, within two Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 9 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 9 (excluding conditions that, by their terms, are satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), the Closing shall occur on the earlier to occur of (x) any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior notice to the Company and (y) the final day of the Marketing Period, in each case subject to satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 9, or at such other time and on a date as agreed to in writing by the parties (the “Closing Date”). The Closing shall be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, PA 19103, unless another place is agreed to by the parties hereto.

Section 1.02. The Merger.

(a) As soon as practicable on the Closing Date, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

(b) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, privileges, immunities, powers and franchises and be subject to all of the debts, obligations and liabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

ARTICLE 2

EFFECTS OF THE MERGER

Section 2.01. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Restricted Stock Awards, Excluded Shares and Appraisal Shares) (each a “Company Share”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into and represent the right to receive $8.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist and each certificate (“Certificate”) or book entry previously representing any such shares (“Book Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration, in respect of such shares upon the surrender of such Certificate or Book Entry Shares in accordance with Section 2.02 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.07).

(b) Cancellation of Parent-Owned, Merger Subsidiary-Owned and Company-Owned Company Common Stock. Each share of Company Common Stock issued or outstanding immediately prior to the Effective Time owned by Parent, Merger Subsidiary or any other Subsidiary of Parent and shares owned by the Company or any Subsidiary of the Company (collectively, the “Excluded Shares”), shall automatically be cancelled, extinguished without payment of any consideration therefor and shall cease to exist.

(c) Capital Stock of Merger Subsidiary. Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.02. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) reasonably acceptable to the Company for the purpose of exchanging Certificates or Book Entry Shares representing Company Shares for the applicable Merger Consideration. Immediately upon completion of the Merger, Parent shall deposit with the Exchange Agent, the Merger Consideration to be paid in accordance with this Article 2. Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, the Surviving Corporation shall send, or shall instruct the Exchange Agent to send, to each record holder of Company Shares at the Effective Time a letter of transmittal, which shall be in a form reasonably acceptable to Company, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or Book Entry Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Company Shares shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented upon surrender to the Exchange Agent of a Certificate or Certificates (or affidavits of loss in lieu thereof (and bond, if required) as provided in Section 2.07 or, in the case of Book Entry Shares, upon adherence to the procedures as set forth in the letter of transmittal) representing such shares, together with a properly completed letter of transmittal. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

(c) Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, the Surviving Corporation shall send, or shall instruct the Exchange Agent to send, to each record holder of a Company Stock Option or a Company Restricted Stock Award in respect of which a cash payment is payable at the Effective Time under Section 2.04 a notice summarizing such holder’s rights under this Agreement with respect to such award and setting forth any procedures that such holder must follow to receive payment.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the Book Entry Share is registered, it shall be a condition to such payment that either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such book entry shall be properly transferred, and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book Entry Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) The payment of the applicable Merger Consideration upon the surrender of Certificates or Book Entry Shares in accordance with the terms hereof shall be deemed to have been payment in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificate or Book Entry Share. From and after the Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(f) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to Article 2 (and any interest or other income earned thereon) that remains unclaimed by holders of Company Shares six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such Company Shares for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look to Surviving Corporation only as general creditors thereof with respect to any Merger Consideration in respect of such Company Shares without any interest thereon. Notwithstanding the foregoing, Surviving Corporation shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Surviving Corporation or its designee free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.03. Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock (including shares of Restricted Stock) issued and outstanding immediately prior to the

Effective Time that are held by any holder who (i) has not voted such shares of Company Common Stock in favor of the Merger at the Stockholder Meeting, (ii) is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Section 262”) and complies in all respects with the provisions of Section 262, and (iii) has not effectively withdrawn, forfeited or otherwise lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (the “Appraisal Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Sections 2.01(a) and 2.04 and pursuant to the procedures for the payment of Merger Consideration (as Company Shares) in Section 2.02, but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the rights of such holder under Section 262 shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such holder’s Merger Consideration as provided in Sections 2.01(a) and 2.04. The Company shall provide prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.

Section 2.04. Company Stock Options; Company Restricted Stock Awards; Corporate Actions.

(a) Company Stock Options. At the Effective Time, each then outstanding and unexercised Company Stock Option (vested or unvested) granted under any Company Stock Plan, shall become fully vested, and shall be cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, a cash payment equal to (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option, multiplied by (ii) the number of Company Shares covered by such option, less any required withholding Taxes imposed on the recipient of such payment with respect to such payment. Each holder of a Company Stock Option with a per share exercise price that is equal to or greater than the Merger Consideration shall not be entitled to receive any payment with respect to such Company Stock Options, which shall be cancelled effective as of the Effective Time. From and after the Effective Time, each Company Stock Option, whether vested or unvested, shall no longer represent the right to purchase shares of Company Common Stock, but in lieu thereof shall represent only the nontransferable right to receive a cash payment, if any, pursuant to this Agreement.

(b) Company Restricted Stock Awards. At the Effective Time, each share underlying a Company Restricted Stock Award, shall become free of any forfeiture restriction and converted into the right to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the Merger Consideration, less any required withholding Taxes imposed on the recipient of such payment with respect to such payment.

(c) Corporate Actions. At or prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions and take such other actions (including adopting any plan amendments and authorizing the Company’s entrance into any necessary option termination agreements) as are required to implement the provisions of Sections 2.04(a) and (b) and to terminate the Company Stock Plans at the Effective Time.

Section 2.05. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change in the number of outstanding Company Shares that results from any exercise of Company Stock Options outstanding as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.06. Withholding Rights. Each of Merger Subsidiary, the Surviving Corporation, Parent, any of their Affiliates and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any state, local or foreign Tax law. If Merger Subsidiary, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, so withholds amounts, such amounts shall be (a) paid over to the applicable Governmental Authority in accordance with Applicable Law and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which Merger Subsidiary, the Surviving Corporation, Parent, any Affiliate thereof or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time as set forth in Exhibit C and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with the terms thereof or as provided by Applicable Law (subject to Section 7.03(e)).

Section 3.02. Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, by the certificate of incorporation of the Surviving Corporation or by Applicable Law (subject to Section 7.03(e)), except that the Bylaws shall be amended to reflect that the name of the Surviving Corporation shall be “eResearchTechnology, Inc.”.

Section 3.03. Directors and Officers.

(a) The parties hereto shall take, or cause to be taken, all necessary actions so that the directors of Merger Subsidiary immediately prior to the Effective Time be the directors of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or the Bylaws of the Surviving Corporation and with Applicable Law.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or the Bylaws of the Surviving Corporation and with Applicable Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subsidiary that, except as disclosed (a) in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), or (b) in the Company SEC Documents filed and publicly available prior to the date of this Agreement, excluding any risk factor disclosures, quantitative or qualitative disclosures about market risk contained therein, or other cautionary, predictive or forward-looking disclosures and excluding exhibits thereto (it being understood that (i) any matter disclosed in the Company Disclosure Schedule or in such Company SEC Documents shall be deemed disclosed with respect to any section of this Article 4 to which the matter relates to the extent the relevance to each such section is readily apparent on its face, and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect):

Section 4.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A list of jurisdictions in which the Company is so qualified is set forth on Section 4.01(a) of the Company Disclosure Schedule. The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect and all amendments thereto as of the date hereof.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of incorporation or organization. Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A list of jurisdictions in which each Subsidiary is so qualified is set forth on Section 4.01(b) of the Company Disclosure Schedule. No Subsidiary has been dissolved and there are no reasons which would justify an administrative cancellation. No insolvency or similar proceedings have been initiated or applied for with respect to a Subsidiary and no reasons exist why such proceedings would need to be initiated, including any Subsidiary being over-indebted or unable to pay its debts as they become due, and no such inability to pay debts is imminent.

Section 4.02. Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, have been duly and validly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of the Merger and adoption of this Agreement (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement.

This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. No “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti–takeover laws and regulations of any Governmental Authority (“Takeover Laws”) is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement. As of the date hereof, the Company does not have in effect any shareholder rights plan or “poison pill.”

(b) The Company’s Board of Directors, at a meeting duly called and held prior to the execution of this Agreement duly adopted, by unanimous vote of directors present, resolutions declaring that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, and directing that the adoption of this Agreement be submitted to the holders of shares of Company Common Stock at the Stockholder Meeting (the “Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or the rules of Nasdaq; and (iv) such consents, approvals, authorizations, permits, filings or notifications the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) assuming the accuracy of the representation in Section 5.08, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, violate, result in a breach, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, modification, acceleration or other change of any right or obligation or the loss of any benefit (with or without notice or lapse of time or both) under, any provision of any Material Contract binding upon the Company or any of its Subsidiaries or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or (iv) result (with or without notice or lapse of time or both) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries other than Liens created by Parent, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of 175,000,000 shares of Company Common Stock and 500,000 shares of preferred stock. As of the close of business on April 5, 2012, there were outstanding, (i) 49,383,891 shares of Company Common Stock (including Company Restricted Stock Awards), (ii) no shares of preferred stock of the Company, (iii) Company Stock Options to purchase an aggregate of 5,383,204 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 3,261,492 shares of Company Common Stock were exercisable) and (iv) Company Restricted Stock Awards with respect to an aggregate of 355,846 shares of Company Common Stock (of which 95,864 Company Restricted Stock Awards had vested with respect to an aggregate of 95,864 shares of Company Common Stock). As of the close of business on April 5, 2012, other than 3,992,522 shares reserved for issuance under the Company Stock Plans, the Company has no shares reserved for issuance. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on April 5, 2012, a complete and correct list of all outstanding Company Stock Options and Company Restricted Stock Awards, including with respect to each such option or stock award (as applicable), the number of shares subject to such option or award, the name of the holder, the grant date, the exercise price per share, and the expiration date, and whether the option is an “incentive stock option” under Section 422 of the Code or a non-qualified stock option. The company stock plans set forth on Section 4.05(b) of the Company Disclosure Schedule (the “Company Stock Plans”) are the only plans or programs the Company or any of its Subsidiaries maintains under which stock options, stock appreciation rights, restricted stock, restricted stock units, long term performance awards, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted.

(c) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into, exercisable or exchangeable for securities having the right to vote) on any matters on which the stockholders may vote. Except (y) for changes since April 5, 2012 resulting from the exercise of Company Stock Options outstanding on such date or (z) for issuances of shares of Company Common Stock and grants of Company Stock Options permitted under the terms of this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to grant or issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, restricted share units, stock appreciation rights, long term performance awards, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, (vi) obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. No Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries

(a) All of the outstanding capital stock of, shares in, or other voting securities or ownership interests in, each Subsidiary of the Company is fully paid and owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, shares or other voting securities or ownership interests), and free of any additional payment obligations. With respect to such capital stock, shares, other voting securities and ownership interests, no open or hidden repayments of capital, hidden distributions of profit or hidden contributions in kind have been made. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock, shares in or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of, shares in, or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, long term performance awards, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i)-(iii), in addition to all shares of capital stock or voting securities of the Company’s Subsidiaries, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. No Subsidiary has entered into a Contract with any third party with respect to the governance or control of a Subsidiary or obligating a Subsidiary to subordinate its management or transfer its profit to a third party. No silent participations or other rights of third parties to participate in the revenues, profits, assets, equity (or the value thereof) of any Subsidiary exist.

(b) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

(c) As of the Company Balance Sheet Date, the Company’s foreign Subsidiaries had approximately $20,000,000 of cash or cash equivalents that could be repatriated to the United States (by dividend, distribution or other means), without assessed Tax in excess of $1,600,000. The Company and its Subsidiaries will have no less than $45,000,000 (less the cost of the premium of the Prepaid Tail Policy and less up to $2,500,000 of the Company’s other out-of-pocket fees and expenses incurred in connection with this Agreement and the Merger and paid prior to the Closing Date) of cash and cash equivalents on the Closing Date, including cash and cash equivalents available to be repatriated to the United States without assessed Tax in excess of $1,600,000.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC each material report, statement, schedule, form, prospectus or other document or filing required by Applicable Law to be filed or furnished at or prior to the time so required since January 1, 2010 (such documents, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, prospectus or other document with, or make any other filing with, or furnish any other material to, the SEC.

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form and substance, in all material respects, with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Subsidiary specifically for inclusion or use in any such Company SEC Documents). As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) To the extent required by the Sarbanes-Oxley Act, each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2010, was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and/or principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in accumulating and communicating to the Company’s management, including its principal executive officer and principal financial officer, information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act to allow timely decisions regarding required disclosure.

(g) Since January 1, 2010, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with U.S. GAAP. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2010. Since January 1, 2010, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Documents has been so disclosed.

(h) Except for matters reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2011 (or the notes thereto) included in the Company SEC Documents, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP) of any nature, except liabilities and obligations that (A) were incurred since December 31, 2011 in the ordinary course of business, (B) are incurred pursuant to this Agreement or (C) have not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

(i) Since January 1, 2010, the Company is, and has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

Section 4.08. Financial Statements. The audited consolidated financial statements (including related footnotes where applicable) and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the footnotes thereto and, in the case of unaudited statements, for the absence of footnotes and the condensation or omission of certain information as permitted under the Exchange Act), and (iii) fairly present (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company, form of proxy, letter to stockholders and notice of meeting (the “Company Proxy Statement”), as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (b) any Company Disclosure Document (other than the Company Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

Section 4.10. Absence of Certain Changes. Between the Company Balance Sheet Date and the date of this Agreement, (i) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the business of the Company and each of its Subsidiaries has been conducted only in the ordinary course consistent with past practice (except as expressly contemplated by the transactions pursuant to this Agreement), and (iii) neither the Company nor any of its Subsidiaries has taken or committed to take any of the actions set forth in Sub-Sections (b), (c), (d), (e), (f), (g), (h), (i) or (l) of Section 6.01.

Section 4.11. Litigation

(a) As of the date hereof, there is (a) no claim, suit, action, investigation, indictment or arbitration or other proceeding (“Action”) pending or, to the Company’s knowledge, threatened by or against the Company or any of its Subsidiaries; and (b) no judgment, order, injunction, decree, stipulation or award (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date hereof, there is no claim, suit, action, investigation, indictment, arbitration or other proceedings pending or, to the Company’s knowledge, threatened against Company that would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

(c) As of the date of this Agreement, to the Company’s knowledge, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries.

The representations and warranties set forth in this Section 4.11 do not apply with respect to Taxes.

Section 4.12. Compliance with Applicable Law and Orders

(a) The Company and each of its Subsidiaries is and since January 1, 2010 has been in compliance in all material respects with all Applicable Laws and Orders. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2010 (i) of any administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries, or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order where such non-compliance would constitute a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its businesses and operations as now conducted. There has not occurred any material default (with or without notice or lapse of time or both), suspension, reconsideration, or imposition of penalties or fines, under, violation of, or event giving rise to any right of termination, amendment, suspension, reconsideration, revocation, non-renewal, adverse modification or cancellation of any such Governmental Authorizations.

Except as specifically set forth in Section 4.12(a), the representations and warranties set forth in this Section 4.12 do not apply with respect to Taxes.

Section 4.13. Material Contracts.

(a) Except for this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents; (ii) which constitutes a Contract relating to any Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $500,000; (iii) which contains any provision that would materially restrict or affect the conduct of business of the Company or its Subsidiaries; (iv) that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights or licenses, or (C) grants any rights of first refusal, rights of first negotiation or similar rights to any Person, in each case under this clause (C) in a manner which is material to the business of the Company and its Subsidiaries, taken as a whole; (v) which was entered into after January 1, 2009 or not yet consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration in excess of $500,000 (other than acquisitions or dispositions of assets in the ordinary course of business) or pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment or indemnification obligations (but excluding indemnification obligations with respect to any retained liabilities), in each case, that would reasonably be expected to result in payments in excess of $500,000; (vi) which by its terms calls for payments to or by the Company or its Subsidiaries of more than $500,000 per year, other than those that can be terminated by the Company or any of its Subsidiaries on less than ninety days’ notice without payment by the Company or any of its Subsidiaries of any material penalty; (vii) which is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and which licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries, other than non-exclusive license agreements for Software that is generally commercially available on standard terms; (viii) that would be required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act, or otherwise is entered into between any director or executive officer of the Company or any Subsidiary, on the one hand, and the Company or a Subsidiary of the Company, on the other hand; (ix) with any Governmental Authority; (x) with respect to the creation, operation, management or control of any joint venture, partnership, limited liability or other similar arrangement; (xi) that constitutes a material manufacturing, supply, distribution or marketing agreement; (xii) with respect to a lease or sublease pursuant to which the Company or any of its Subsidiaries leases or occupies real property; (xiii) with a Material Customer or Material Supplier; or (xiv) that involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract. Each Contract of the type described in clauses (i) through (xiv) of this Section 4.13, whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to as a “Material Contract.”

(b) Neither the Company nor any Subsidiary of the Company is in breach or violation of, or default under a Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach, violation or default thereunder by the Company or any of its Subsidiaries that is a party thereto, except in each case as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company has received notice that any other party is (or intends to be) in material breach or violation of, or default under, any Material Contract. To the Company’s knowledge, no party to any Material Contract is in material breach or violation of, or default under, the terms of any Material Contract. Each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Company’s knowledge, of each other party thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(c) Complete and correct copies of each Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof.

Section 4.14. Taxes

(a) All material Tax Returns required to have been filed by each of the Company and its Subsidiaries have been timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All Taxes due and payable by Company or any of its Subsidiaries (and shown on a filed Tax Return) have been paid. The Company and each of its Subsidiaries have maintained all material records in relation to Tax as they are required to maintain under Applicable Law.

(b) The material Tax obligations of the Company and its Subsidiaries as of the Company Balance Sheet Date are reserved for in accordance with GAAP in the Company Balance Sheet and, to the extent applicable, on the balance sheet of the relevant non-US Subsidiary in accordance with local laws. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes as a result of transactions entered into outside the ordinary course of business consistent with past practice.

(c) There is no current, pending or, to the Company’s knowledge, threatened, action, audit, dispute, examination, investigation or claim in respect of Taxes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have received a written claim from a Governmental Authority in a jurisdiction where any of the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company and each of the Subsidiaries have not in the past five years had a permanent establishment or a branch office in a jurisdiction other than the jurisdiction in which it is organized. For the purposes of this Section 4.14(c), “permanent establishment” has the meaning ascribed to it under any applicable Tax treaty.

(d) There are no Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes other than Permitted Liens.

(e) Subject to exceptions that would not be individually or in the aggregate material, each of the Company and its Subsidiaries has withheld and timely paid to the relevant Governmental Authority all Taxes required to have been withheld and paid.

(f) Neither the Company nor any of its Subsidiaries is currently subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency.

(g) Neither the Company nor any of its Subsidiaries has agreed to make a change in accounting method that reasonably could be expected to affect Taxes of the Company or any of its Subsidiaries after the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or the “controlled corporation” with respect to a transaction intended to qualify under Section 355 of the Code within the five year period ending as of the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries individually has, or in aggregate have, an unrecaptured overall foreign loss in excess of $3,000,000 within the meaning of Section 904(f) of the Code.

(j) Neither the Company nor any of its Subsidiaries has requested a private letter ruling or similar advance ruling from any taxing authority. Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement or material closing agreement relating to Taxes with any Governmental Authority.

(k) Neither the Company nor any of its Subsidiaries is a party to any agreement the principal purpose of which is Tax sharing, allocation, or indemnification other than agreements solely between the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group of which such entity is not currently a member. Neither the Company nor any of its Subsidiaries has or may be held to have any material liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury regulation section 1.1502-6, sections 73, 75 of the German General Tax Act or any similar provision of state, local or foreign Applicable Law or by reason of being a transferee or successor of such Person.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of the Treasury regulations under Section 6011 of the Code.

(m) The Company and each of its Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday, or other Tax reduction arrangement or Tax order that applies to any of them, and no Tax exemption, Tax holiday, or Tax order that applies to any of the Company and the Company Subsidiaries will be adversely affected by the transactions contemplated by this Agreement.

(n) The Company and each of its Subsidiaries have fully complied with its obligations under any law relating to VAT. The Company and its Subsidiaries make no supplies other than taxable supplies for the purposes of VAT and obtain full credit for all input tax paid or suffered by them other than input tax which is not available for input tax credit by virtue of the Value Added Tax (Input Tax) Order 1992 (SI 1992/3222).

(o) All documents which are necessary to establish the title of the Company or any of its Subsidiaries to any asset or to enforce any of their rights which are required to be stamped or which are subject to a registration or transfer Tax (whether as a condition to their validity, registrability or otherwise) have been duly stamped or such registration or transfer Tax has been paid (as applicable). No such document which is outside the United Kingdom would attract stamp duty if brought into the United Kingdom.

For purposes of this Agreement, “Tax” or “Taxes” means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, registration, ad valorem, value added, franchise, corporation, bank shares, withholding, payroll, employment, excise, property, deed, transfer, stamp, alternative or add-on minimum, escheat, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, disability, social security, worker’s compensation, capital, premium, contribution or other taxes, customs, duties, levies, or similar governmental charges, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, whether disputed or not and “Tax Return” means any return, election, estimated tax filing, declaration, report or information return or statement required to be filed with a taxing authority, including any schedule, notice, supplement or attachment thereto, and including any amendment thereof.

Section 4.15. Employee Benefit Plans.

(a) Section 4.15 of the Company Disclosure Schedule lists each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including each multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”), and each other material stock purchase, stock option, phantom equity, equity compensation, severance, employment, change-in-control, fringe benefit, vacation, paid time off, health and welfare, collective bargaining, bonus, incentive, deferred compensation and each other material employee benefit plan, agreement, program, policy or other arrangement, oral or written, whether or not subject to ERISA, (i) which is maintained or contributed to by the Company or any of its Subsidiaries and under which any current or former employee, consultant or director (or their dependents and/or beneficiaries) of the Company or any of its Subsidiaries has any present or future right to benefits or (ii) under which the Company or any of its Subsidiaries has any present or future liability (each, a “Company Benefit Plan”). “Non-U.S. Plans” means all Company Benefit Plans maintained outside of the United States primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries working outside of the United States or who worked outside of the United States and which are subject to the laws of any jurisdiction outside of the United States. “U.S. Plans” means all Company Benefit Plans other than Non-U.S. Plans.

(b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent, to the extent applicable, a true and correct copy of: (i) the most recent documents constituting the Company Benefit Plan (including any amendments thereto); (ii) any related trust agreement; (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by ERISA; (iv) for the past three years, actuarial reports or valuations relating to each such Company Benefit Plan subject to Title IV of ERISA; (v) all Form 5500 annual reports and attachments for the past three years, if such reports were required to be filed; (vi) the most recent determination, notification or opinion letter issued by the Internal Revenue Service with respect to each such Company Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) all material correspondence with any Governmental Authority relating to any Company Benefit Plan since January 1, 2010.

(c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, has in the past six years sponsored, maintained or contributed to, or has any current or contingent liability with respect to: (i) a plan subject to Title IV of ERISA (including, without limitation, a Multiemployer Plan); (ii) a “multiple employer plan” (within the meaning of Section 413 of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (iv) a plan providing post-employment welfare benefits, except as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(d) With respect to the Company Benefit Plans, no event has occurred and, to the Company’s knowledge, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a Company Material Adverse Effect under ERISA, the Code or any other Applicable Law.

(e) As of the date hereof, there are no pending, or, to the knowledge of Company, threatened, claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any such Company Benefit Plan other than routine claims for benefits and other than any claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan is the subject of any pending (or to the Company’s knowledge, any threatened) investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension

Benefit Guaranty Corporation or any other Governmental Authority. There has been no non-exempt “prohibited transaction” (and there will be none as a result of the transactions contemplated hereby) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Benefit Plan.

(f) Each U.S. Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service to the effect that the form of such Company Benefit Plan satisfies the requirements of Section 401(a) of the Code. Each Non-U.S. Plan intended to be qualified for special tax treatment meets all requirements for such treatment, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. If any Non-U.S. Plan is intended to be funded and/or book-reserved, then such Non-U.S. Plan is funded and/or book-reserved, as appropriate and required by Applicable Law, based upon reasonable actuarial assumptions under Applicable Law of the jurisdiction in which such Non-U.S. Plan is maintained.

(g) All Company Benefit Plans materially conform to, and have been maintained, operated and administered in all material respects with their respective terms and the requirements of ERISA, the Code and all other Applicable Law. Except as contemplated by this Agreement, neither the Company, any of its Subsidiaries or, to the Company’s knowledge, any other person or entity, has made any express or implied commitment, whether legally enforceable or not, to modify, change, or terminate any Company Benefit Plan.

(h) Except for the accelerated vesting of the Company Stock Options and Company Restricted Stock Awards that is to be effected pursuant to Article 2, the execution of and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment to or acceleration, vesting or increase in the rights or benefits of any current or former service provider of the Company or its Subsidiaries.

(i) All Company Stock Options, Company Restricted Stock Awards and all other awards granted pursuant to the Company Stock Plans have been duly authorized by the Board of Directors or a duly authorized committee thereof, including approval of the exercise or purchase price and the other substantive terms of any such awards. All Company Stock Options, Company Restricted Stock Awards and all other awards granted pursuant to the Company Stock Plans may be cancelled pursuant to Section 2.04 without the consent of the holders of such awards.

(j) With respect to each U.S. Plan maintained by the Company or any of its Subsidiaries which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), (i) such plan has been operated in good faith compliance with Section 409A of the Code and the guidance issued thereunder, (ii) such plan complies in form with Section 409A of the Code and the guidance issued thereunder and (iii) the transaction contemplated by this Agreement will not result in Section 409A of the Code imposing any adverse tax consequences to the participants in such plan (including the inclusion in income of deferred amounts, or any additional tax pursuant to Section 409A(a)(1)(B) of the Code).

(k) Neither the Company nor any of its Subsidiaries has ever contributed towards, been connected or associated with (as those terms are used in the UK Pensions Act 2004) or had any liability in respect of any defined benefit pension plan.

(l) During the 12 month period prior to the Closing Date, neither the Company nor any Subsidiary has been party to any relevant transfer as defined in the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar applicable local legislation (a “Relevant Transfer”) and no employee (or former employee) of the Company or any Subsidiary has transferred to the Company under a Relevant Transfer who at any time prior to the Relevant Transfer was a member of an occupational pension scheme, or was a member of a scheme providing an interest in or option over shares where that scheme has not been materially replicated by the Company or the Subsidiary.

(m) With regard to the Subsidiaries formed under the laws of Germany (“German Subsidiaries”):

(i) Section 4.15(m)(i) of the Company Disclosure Schedule lists all pension grants to employees of the German Subsidiaries, including pension plans maintained or sponsored by any support fund (Unterstützungskasse) or pension fund (Pensionskasse) of which the Company or any of its German Subsidiaries is a sponsor or member. The Company has delivered or made available to Parent, to the extent applicable, a true and correct copy of actuarial reports of the year ended December 31, 2011, and pension coverage insurance agreements.

(ii) All adjustments of pensions in line with the general earnings level (Anpassungsprüfungen) have been made according to Section 16 of the Act on the Improvement of Company Pensions (Gesetz zur Verbesserung der betrieblichen Altersversorgung).

Section 4.16. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. As of the date hereof, there is no (nor has there occurred at any time since January 1, 2009 any) material (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Company’s knowledge to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or, to the Company’s knowledge, threat thereof by or with respect to such employees.

(b) There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the Company’s knowledge, threatened to be brought by or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of any individual by the Company or its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to result in material liability to the Company.

(c) The Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws and Contracts relating to employment practices, wages, hours and other terms and conditions of employment, employment standards, human rights, occupational safety, workers’ compensation, immigration and plant closings. The Company and each of its Subsidiaries has withheld all amounts required by Applicable Law or by agreement to be withheld from wages, salaries and other payments to its employees, and is not liable in any material respect for any arrears of wages, taxes or penalties for failure to comply with any of the forgoing. Neither the Company nor any of its Subsidiaries has notice of any liability for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefit obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) During the last 90 days there has been no “mass layoff” or “plant closing” as defined in the Worker Adjustment Retraining Notification Act of 1988, as amended, with respect to the Company or any of its Subsidiaries.

(e) With regard to the German Subsidiaries:

(i) Section 4.16(e)(i) of the Company Disclosure Schedule contains a true, complete and accurate list of all collective bargaining agreements (Tarifverträge), works agreements including social plans (Betriebsvereinbarungen inclusive Sozialpläne), collective grants (Gesamtzusagen) and customary rules (betriebliche Übungen) applicable at the German Subsidiaries as of the date hereof. The list also contains all collective bargaining agreements and works agreements which apply due to reference clauses in employment contracts as well as all collective bargaining agreements and works agreements of the legal predecessors of the German Subsidiaries which apply to the German Subsidiaries according to section 613a paragraph 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch).

(ii) No equalizations of interests or social plans (Sozialpläne) have been concluded by the German Subsidiaries or their legal predecessors during the last five years prior to the date hereof.

(iii) All salary claims, bonus claims, social and fringe benefits, social security contributions, payments to tax authorities, vacation payments, sick payments, pension liabilities, severance payments, obligations under social plans and equalizations of interests, legal and other professional fees as well as all other claims by the employees or related to the employment relationships attributable to time periods prior to the date hereof have been fulfilled at maturity.

(iv) No bonus plans, stock option plans, company performance sharing plans or similar plans are applicable to the employees or managing directors of the German Subsidiaries.

(v) As of the date hereof, no job guarantees (Arbeitsplatzgarantien), location guarantees (Standortgarantien), claims to be reemployed (Wiedereinstellungszusagen oder sonstige Wiedereinstellungsansprüche von bereits ausgeschiedenen Arbeitnehmern) or similar claims are in place.

(vi) Section 4.16(e)(vi) of the Company Disclosure Schedule contains a true, complete and accurate list of all provisions regarding working time accounts (Regelungen zu Arbeitszeitkonten) applicable at the German Subsidiaries. No life working time accounts (Lebensarbeitszeitkonten) are in place at the German Subsidiaries.

(vii) During the last five years before the date hereof, there were no works stoppages (Betriebsunterbrechungen), strikes (Streiks) or other material disruptions by employees of the German Subsidiaries.

Section 4.17. Insurance Policies. Section 4.17 of the Company Disclosure Schedule lists all material insurance policies maintained by the Company and its Subsidiaries at the date of this Agreement, and such policies are in full force and effect and all premiums due with respect to such insurance policies have been paid, in each case with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

Section 4.18. Licenses, Permits and Authorizations. The Company and its Subsidiaries have obtained all of the licenses, approvals, variances, identification numbers, exemptions, orders, consents, registrations, permits and CE markings (the “Company Permits”) necessary under Applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted and each such Company Permit is in full force and effect except where the failure to hold or comply with such Company Permit, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There has not occurred any violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements or default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment, suspension, revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit other than expirations of Company Permits in the ordinary course of business and those such occurrences or matters which have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of all Company Permits.

Section 4.19. Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Company’s knowledge, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply in with any Environmental Law;

(ii) the Company and its Subsidiaries hold all Company Permits required under Environmental Laws;

(iii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of the Company;

(iv) there has been no disposal, release, or threatened release of any Hazardous Substance by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(v) there are no liabilities or obligations of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Company’s knowledge, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to or made available to Parent prior to the date hereof.

Section 4.20. Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule accurately identifies and describes as of the date of this Agreement each product and service developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company and its Affiliates, including any product or service under development by the Company and its Affiliates.

(b) To the Company’s knowledge, the Company and its Subsidiaries own or otherwise have the rights to use all material Intellectual Property (as defined in Section 4.20(d) and whether owned by the Company or any of its Subsidiaries or licensed from a third party or third parties) used in or necessary for, and material to their business as conducted on the date hereof.

(c) No unresolved claim has been asserted, or to the Company’s knowledge threatened, against the Company or its Subsidiaries concerning the ownership, validity or enforceability or infringement of any Intellectual Property owned by the Company or its Subsidiaries (the “Owned Intellectual Property”) which is reasonably likely to result in a Company Material Adverse Effect. To the Company’s knowledge, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned or exclusively licensed by the Company or its Subsidiaries. To the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries, as conducted on the date hereof, does not infringe upon or otherwise violate any Intellectual Property owned by a third party, except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(d) Section 4.20(d) of the Company Disclosure Schedule lists all Patents, registered and material unregistered Trademarks, registered Copyrights, registered databases and material Software owned by the Company or its Subsidiaries as of the date hereof (such Software, the “Company Software”). Such items are owned exclusively by the Company or its Subsidiaries free and clear of any Liens, are subsisting and, to the Company’s knowledge, are valid and enforceable, except as would not be reasonably likely to have, a Company Material Adverse Effect, either individually or in the aggregate. No material Company Software incorporates any Software licensed to the Company on an exclusive basis. To the Company’s knowledge, the Company and its Subsidiaries have made all filings and payments and taken all other actions required to be made or taken to maintain each item of registered Intellectual Property included in the Owned Intellectual Property in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. To the Company’s knowledge, each person who is or was an employee, officer, director or contractor of the Company or any Subsidiary and who is or was involved in the creation or development of any Owned Intellectual Property has signed an enforceable agreement containing an assignment to the Company or the relevant Subsidiary of the Company of all Intellectual Property rights in such person’s contribution to the Owned Intellectual Property, and where necessary for patent applications, such assignments have been recorded. To the Company’s knowledge, no current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any Owned Intellectual Property. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting such employee from performing their duties for the Company or its Subsidiaries or (B) in breach of any Contract with any former employer or other person concerning Intellectual Property rights or confidentiality due to their activities as an employee of the Company or its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means any or all of the following and all rights therein in any jurisdiction: (i) issued patents and pending patent applications (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, and any other national and multinational statutory invention registrations and disclosures relating thereto (“Patents”), (ii) inventions (whether patentable or not), invention disclosures, trade secrets, proprietary information and data (including any business plans, designs, technical data, technical manuals, user manuals and other documentation in any form, language or storage medium relating to Software, Customer Data, financial information, pricing and cost information, bills of material, or other similar information), and know how, (iii) copyrights, copyright registrations and applications therefore, including moral rights, and all other rights corresponding thereto throughout the world (“Copyrights”), (iv) mask works and registrations and applications therefor, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor (vi) industrial designs and any registrations and applications therefor and unregistered design rights throughout the world, (vii) trade names, logos, common law or unregistered trademarks and service marks, registered trademark and service mark registrations and applications therefore, corporate or business names and all goodwill associated therewith throughout the world (“Trademarks”), (viii) URL and domain name registrations, (ix) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, (x) any similar, corresponding or equivalent rights to any of the foregoing, and (xi) any of the foregoing practiced or embodied in any Software. Section 4.20(d) of the Company Disclosure Schedule additionally lists all of the employees involved in the development of Company Software who have left the employment of the Company or its Subsidiaries during the 12 months prior to the Closing Date. To the knowledge of Company, none of the individuals listed on Section 4.20(d) of the Company Disclosure Schedule have developed any material component of Company Software that has not been validly assigned to the Company.

(e) Section 4.20(e) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company or any Subsidiary is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the license or distribution of any Owned Intellectual Property (including Company Software) or Intellectual Property licensed in from third parties by Company or any of its Subsidiaries.

(f) To the Company’s knowledge, the Company is not aware that the material Company Software (i) contains a bug, defect, or error that materially and adversely affects and materially and adversely compromises the use, functionality, or performance of such Company Software or IT Systems (as defined below) used in conjunction with such Company Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or IT Systems used in conjunction with such Company Software. To the knowledge of the Company, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). To the knowledge of Company, the Company and its Subsidiaries have implemented and maintain reasonable industry standard measures designed to prevent the introduction of Malicious Code into Company Software, including firewall protections and regular virus scans. To the Company’s knowledge, none of the source code for Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company or any of its Subsidiaries.

(g) To the Company’s knowledge, none of the products of the Company or any Subsidiary, nor any Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or Company or Subsidiary products or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Software or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or any Subsidiary to use, distribute or charge for any Company Software.

(h) No funding, facilities, or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Owned Intellectual Property. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or its Subsidiaries to grant or offer to any other Person any license or right to any Owned Intellectual Property.

Section 4.21. Privacy.

(a) The Company and its Subsidiaries have in place and have taken steps reasonably designed to assure material compliance with its data security policies and procedures. The Company and each of its Subsidiaries take steps reasonably designed to ensure that all material Contracts with third parties that have access to Personal Data include requirements with respect to such third party’s handling of Personal Data that are materially consistent with the security policies and otherwise sufficient to meet the Company’s and each of its Subsidiaries’ obligations under Privacy and Security Laws and the Company’s and its Subsidiaries’ other material contractual obligations, including any confidentiality obligations. To the knowledge of the Company, neither the Company nor any of its Subsidiaries are in material breach of any material contractual obligation to secure or otherwise safeguard Personal Data has received in connection with the provision of its products and services. “Personal Data” means any and all information (including (i) first and last name; (ii) home address; (iii) Internet Protocol address; (iv) email address; (v) geographic location; (vi) health or diet information; (vii) family members; (viii) political beliefs; (ix) group memberships; (x) his or her social security number or other personal identification number; (xi) account numbers; (xii) internet browsing history; (xiii) internet purchase history; (xiv) persistent identifier, such as a customer number held in a “cookie” or processor serial number) to the extent any such information, alone or in combination with other information processed by the Company or its Subsidiaries, identifies or is associated with an identified natural person.

(b) To the Company’s knowledge, the Company and its Subsidiaries have made all notifications to customers or individuals required to be made by the Company by any Privacy and Security Laws arising out of or relating to any event of access to or acquisition of any Personal Data by an unauthorized Person, including third parties and employees of the Company or its Subsidiaries acting outside of the scope of their authority or authorization in a manner which is otherwise unlawful. To the Company’s knowledge, the Company and its Subsidiaries have complied in all material respects with all Privacy and Security Laws in connection with the provision of the products and services of the Company and each of its Subsidiaries. To the Knowledge of the Company, there is no material complaint to or audit, proceeding, investigation (formal or informal) or material claim currently pending against, the Company or any of its Subsidiaries by (A) any private party or (B) any Governmental Authority, with respect to the collection, use or disclosure of Personal Data.

Section 4.22. Information Technology. All IT Systems used by the Company and each of its Subsidiaries in the Business are owned by, licensed or leased to, or otherwise provided on a third party hosted basis to, the Company or its Subsidiaries. Copies or details of all material licenses, leases and other agreements relating to the IT Systems are listed in Section 4.22 of the Company Disclosure Schedule. To the knowledge of Company, the Company and its Subsidiaries are the legal and beneficial owners of, or have a contractual right to use the IT Systems free from Liens, except for Permitted Liens, and have not, in the 12 months prior to the date of this Agreement, received written notice from a third party alleging that the Company or any of its Subsidiaries is in material default under licenses or leases relating to the IT Systems. For purposes of this Agreement, “IT Systems” means (i) any computer or computer network equipment used by or for the benefit of the Company (or, where so specified, by or for the benefit of any other Person, including without limitation a Subsidiary of the Company) at any time including parts of computer equipment such as firmware, screens, terminals, keyboards, disks and including cabling, routers, and other peripheral and associated electronic equipment (“Hardware”), and (ii) all material software (other than “off-the-shelf” software”), used to operate the business of Company and its Subsidiaries. To the Company’s knowledge, the Company has in effect industry standard disaster recovery plans, procedures and facilities for its Business and that of its Subsidiaries and, to the Company’s knowledge, the Company has taken all reasonable steps to safeguard the security and the integrity of its IT Systems and those of its Subsidiaries. To the Company’s knowledge, there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems.

Section 4.23. Properties. (a) Section 4.23 of the Company Disclosure Schedule sets forth a complete and correct list of all real property owned by the Company and its Subsidiaries and all existing leases, subleases and other agreements, under which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any material real property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have sufficient title to all their tangible properties and assets (including real property, whether leased or owned), to conduct their respective businesses as currently conducted or as currently contemplated to be conducted and (ii) all such tangible properties and assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used. Each contract of the Company or its applicable Subsidiary for any leased real property listed on Section 4.23 of the Company Disclosure Schedule is valid and binding on the Company and each of its Subsidiaries that is a party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, and to the Company’s knowledge, each other party thereto and is in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. No termination event (other than expirations in the ordinary course) or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Company’s knowledge, the landlord thereunder exists under any such real property lease. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property which is subject to a real property lease free and clear of all Liens, except for Permitted Liens. As of the date hereof, neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Company’s knowledge there is no threatened, condemnation with respect to any property leased pursuant to any of the real property lease.

Section 4.24. Healthcare Regulatory.

(a) The Company and, to the Company’s knowledge, its directors, officers, employees and agents are and at all times have been in material compliance with all healthcare laws applicable to the business or by which any property, business product or other asset of the Company is bound or affected, including, but not limited to, the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1230d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the regulations promulgated pursuant to such laws, and any other law, accreditation standard, regulation, guidance document, manual provision, program memorandum, opinion letter, or other issuance by a Governmental Authority which regulates the Company’s business, each as amended from time to time (collectively, “Healthcare Laws”). To the Company’s knowledge, the Company has not received any notification or communication from any Governmental Authority, including, without limitation, the U.S. Food and Drug Administration (“FDA”), the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services of material potential or actual noncompliance by, or liability of, the Company under any Healthcare Laws.

(b) The Company is not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

(c) The Company has not been excluded from participation in any Federal or state health care program, as such terms are defined at 42 U.S.C. Section 1320a-7b(f) (collectively, the “Programs”), and to the Company’s knowledge, there is no audit, claim review, or other action pending or, to the Company’s knowledge, threatened which could result in the imposition of penalties or the exclusion of the Company from any Program and the Company, to its knowledge, has not received notice of any such audit, claim review or other action.

(d) The Company, and to the Company’s knowledge, its managers, officers, employees and agents have not been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. § 335a or any similar state or foreign law, rule, or regulation. As of the date hereof, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending, or to the Company’s knowledge threatened, against the Company or its managers, officers, employees or agents.

(e) The Company holds and is operating in material compliance with such permits, licenses, franchises, approvals, authorizations, clearances, exemptions and registrations of the FDA or any other Governmental Authority required for the conduct of its business as currently conducted (collectively, “FDA Permits”), and all such FDA Permits are in full force and effect, except where the failure to hold or operate in material compliance with the FDA Permits would not result in a Company Material Adverse Effect. All reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company have been so filed, maintained or furnished, except where the failure to so file, maintain or furnish would not result in a Company Material Adverse Effect, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent filing). The Company has fulfilled and performed all of its material obligations with respect to the FDA Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof of results in any other material impairment of the rights of the Company as a holder of any FDA Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in a Company Material Adverse Effect. The Company has operated and currently is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the FDA or any other Governmental Authority, except where the failure to so comply would not result in a Company Material Adverse Effect. The Company has not received any notice of any unresolved pending or, to the Company’s knowledge, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or any other Governmental Authority alleging that any operation or activity of the Company is in violation of any Healthcare Laws.

(f) All material applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a FDA Permit from the FDA or other Governmental Authority relating to the Company, its business and the Company products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports, statistics, and data have been submitted to the FDA or other Governmental Authority, except where the failure to be true, complete and correct in all material respects would not result in a Company Material Adverse Effect. To the Company’s knowledge, the claims allowed by the FDA and other Governmental Authorities for the Company products are valid and supported by proper research, design, testing, analysis and disclosure.

(g) Since April 1, 2009, the Company has not had any product or manufacturing site (whether Company-owned or that of a contract manufacturer for Company products) subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received from FDA or any other Governmental Authority any FDA Form 483 or other written notice of inspectional observations, “warning letters,” “untitled letters,” communications alleging or asserting noncompliance with any Healthcare Law or FDA Permit, or requests or requirements to make changes to the Company products that if not complied with would reasonably be expected to result in a Company Material Adverse Effect.

(h) The manufacture of Company products by or on behalf of the Company is being conducted in compliance in all material respects with all Applicable Laws, including, without limitation, the FDA’s quality systems regulation at 21 C.F.R. Part 820 for products sold in the United States, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States, except for such non-compliance as would not be reasonably likely to result in a Company Material Adverse Effect.

(i) Section 4.24(i) of the Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company products (“Safety Notices”) since April 1, 2009, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to the Company’s knowledge, any material complaints with respect to the Company products that are currently unresolved. There are no Safety Notices, or, to the Company’s knowledge, material product complaints with respect to the Company products, and to the Company’s knowledge, there are no facts that would be reasonably likely to result in (x) a material Safety Notice with respect to the Company products, (y) a material change in labeling of any the Company products, or (z) a termination or suspension of marketing or testing of any the Company products.

(j) the Company’s involvement in any clinical, preclinical and other studies and tests on behalf of its customers has been conducted in all material respects in accordance with standard medical and scientific research procedures and all Applicable Laws, including the Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812. The Company is not conducting, and has not conducted since April 1, 2009, any clinical, preclinical, or other study or test as a sponsor under an investigational device exemption or investigational new drug application.

Section 4.25. Customer and Suppliers.

(a) Section 4.25(a) of the Company Disclosure Schedule identifies (i) the ten largest customers of the Company (including all of the Subsidiaries), based on revenue to the business for the year ended December 31, 2011 (“Material Customers”), and (ii) each customer of the Company or any of its Subsidiaries which, as of December 31, 2011, involved backlog in excess of $1,000,000 in respect of services to be provided by the Company or any of its Subsidiaries that have not been completed or have not yet commenced as of such date (each, an “Open Backlog Customer”).

(b) Section 4.25(b) of the Company Disclosure Schedule identifies the ten largest suppliers of the Company (including all of the Subsidiaries), based on expenses to the business for the year ended December 31, 2011 (“Material Suppliers”).

(c) As of the date hereof the Company has not received any written notices or demands from any of the Company’s Material Customers or Material Suppliers involving or in respect of any material price increases in any of the Company’s or its Subsidiaries’ inputs or material price or volume decreases in any of the Company’s or its Subsidiaries’ outputs. Since the Balance Sheet Date, there has not been any termination of, or material and adverse modification, amendment or change to, any business relationship maintained by the Company and its Subsidiaries with any Material Customers or Material Suppliers, and no such customer or supplier has provided the Company or any of its Subsidiaries with notice of an intent to terminate or make a material or adverse modification, amendment or change to its business relationship with the Company or any of its Subsidiaries, as the case may be.

(d) Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, (i) each Contract with Open Backlog Customers (each an “Open Contract”) is valid (assuming due authorization, execution and delivery by the other parties thereto) and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity; and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is in material breach or default thereunder, and, to the Company’s knowledge, no other party to any such agreement is in material breach or default hereunder and, to the Company’s knowledge, no event has occurred which with notice or lapse of time would reasonably be expected to constitute a material breach or default, or permit termination, modification, or acceleration, under such Open Contract.

Section 4.26. Interested Party Transactions . (i) Neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement (other than ordinary course directors’ compensation arrangements or any Company Benefit Plan) with any Affiliate, stockholder that beneficially owns five percent or more of the Company’s outstanding common stock, or director or executive officer of the Company, but not including any Subsidiary of the Company, on the other hand, that is not already filed or incorporated by reference in a Company SEC Document, and (ii) no event has occurred since the date of the Company’s last proxy statement to its stockholders, or is currently proposed, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27. Certain Business Practices. Since January 1, 2010, neither the Company nor any of its Subsidiaries nor (to the Company’s knowledge) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related to the Company’s business, (ii) directly or indirectly made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns to obtain or retain business or secure an improper advantage or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any payment to any customer or supplier of the Company or to any officer, director, partner, employee, manager or agent of any such customer or supplier, for the unlawful influence of any such customer or supplier or any such officer, director, partner, manager, employee or agent, or (iv) made any other unlawful payment or engaged in any other unlawful practice, in respect of the business.

Section 4.28. Finders’ Fees. Except for J.P. Morgan Securities LLC, a complete and accurate copy of whose engagement agreement has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.29. Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of the Company has received the opinion of J.P. Morgan Securities LLC that, as of the date hereof, and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair from a financial point of view to the stockholders of the Company. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent has made available to the Company complete and correct copies of the certificate of incorporation and bylaws or the comparable governing documents of Parent and Merger Subsidiary as are currently in effect and all amendments thereto as of the date hereof.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary. Other than the adoption of this Agreement by Parent as the sole shareholder of Merger Subsidiary, which adoption shall occur immediately following the execution of this Agreement pursuant to Section 7.02(b), no further corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the Merger or the transactions contemplated hereby. This Agreement constitutes a valid, legal and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the rules of Nasdaq, and (iv) such consents, approvals, authorizations, permits, filings or notifications the failure of which to make or obtain would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation and bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or other action by any Person under, violate, result in a breach, constitute a default under, or cause or permit the termination, cancellation, modification, acceleration or other change of any right or obligation or the loss of any benefit (with or without notice or lapse of time or both) to which Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included in the Company Disclosure Documents supplied by or on behalf of the Company.

Section 5.06. Financial Ability.

(a) Parent has delivered to the Company a true and correct fully executed copy of the Commitment Letter providing for the funding of loans in an aggregate amount set forth therein (the “Commitment Amount”) subject to the terms and conditions set forth therein (the “Financing”). At Closing, Parent and Merger Subsidiary will have sufficient funds to make the payments required pursuant to Article 2 and to perform the obligations with respect to the transactions contemplated by this Agreement, assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations hereunder. As of the date hereof, the Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the commitment to provide the Financing contained in such letter has not been withdrawn or rescinded in any respect. Parent or Merger Subsidiary has fully paid any and all commitment fees or other fees in connection with the Commitment Letter or otherwise with respect to the Financing that are due and payable on or prior to the date hereof and the Commitment Letter is the valid, binding and enforceable obligation of Parent and Merger Subsidiary, and to the knowledge of Parent, the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Except for the fee letter relating to fees with respect to the Financing, as of the date hereof there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing other than as expressly set forth in the Commitment Letter delivered to the Company prior to the date hereof. There are no conditions precedent or other contingencies related to the funding of the full Commitment Amount, other than as expressly set forth in the Commitment Letter delivered to the Company on or prior to the date hereof. As of the date of this Agreement, Parent does not have any reason to believe that, subject to the satisfaction of the conditions precedent set forth in Section 9.01 and Section 9.02 and assuming the accuracy of the representations and warranties of the Company set forth in this Agreement and performance by the Company of its obligations hereunder, any of the conditions to the funding of the Commitment Amount will not be satisfied or that the Commitment Amount will not be available to Parent or Merger Subsidiary on the Closing Date. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subsidiary under the Commitment Letter. Each of Parent and Merger Subsidiary acknowledges that its obligations set forth in this Agreement are not contingent upon any Person’s ability to obtain or have at the Closing sufficient funds necessary to make the payments required pursuant to Article 2 and to perform its other obligations at the Closing required to be performed by either of them.

(b) Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guaranty executed by the Guarantor. The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Limited Guaranty.

(c) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct fully executed copy of a commitment letter from Guarantor providing for equity financing in the amount set forth therein (the “Equity Commitment Letter”). As of the date hereof, the Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, and the commitment to provide the funding contained in such letter has not been withdrawn or rescinded in any respect. The Equity Commitment Letter is the valid, binding and enforceable obligation of Guarantor, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. There are no conditions precedent or other contingencies related to the funding under the Equity Commitment Letter except as set forth therein.

(d) Notwithstanding anything to the contrary contained herein, the Company and Parent agree that a breach of this Section 5.06 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent and Merger Subsidiary are willing and able to consummate the Merger on the Closing Date.

Section 5.07. Ownership and Interim Operations of Merger Subsidiary. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with transactions contemplated by this Agreement.

Section 5.08. Certain Arrangements. Except as set forth in Section 5.08 of the Parent Disclosure Schedule, there are no Contracts between Parent or Merger Subsidiary, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL and the Company’s certificate of incorporation, neither Parent nor Merger Subsidiary, alone or together with any other Person, was at any time, or became, an “interested stockholder” thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or the Company’s certificate of incorporation to be applicable to this Agreement, the Merger, or any transactions contemplated by this Agreement. As of the date of this Agreement, neither Parent nor Merger Subsidiary holds any rights to acquire any Company Shares except pursuant to this Agreement.

Section 5.09. Litigation. As of the date hereof, there is no claim, suit, action, investigation, indictment, arbitration or other proceedings pending or, to the Parent’s knowledge, threatened against Parent or Merger Subsidiary that seeks to restrain, enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

Section 5.10. Investigation.

(a) Each of Parent and Merger Subsidiary acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of the

Company and its Subsidiaries, which investigation, review and analysis was conducted by such party and its representatives. Each of Parent and Merger Subsidiary acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Subsidiary acknowledges that it has not relied on any factual representations of the Company or its Subsidiaries, or their respective Representatives, except for the specific representations and warranties of the Company set forth in Article 4.

(b) Each of Parent and Merger Subsidiary acknowledges and agrees that (i) none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries or as to the accuracy or completeness of any of the information regarding the Company or any of its Subsidiaries (including materials furnished or made available by the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form) provided or made available to Parent or Merger Subsidiary or their representatives (except for the specific representations and warranties of the Company set forth in Article 4 and the Company Disclosure Schedule), and (ii) none of the Company, its Subsidiaries or any of their respective Representatives shall have or be subject to any liability to Parent, Merger Subsidiary or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to Parent, Merger Subsidiary or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement (except for liability arising as a result of a breach of the specific representations and warranties of the Company set forth in Article 4). Each of Parent and Merger Subsidiary specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, its Subsidiaries and their respective businesses that may have been provided to Parent, Merger Subsidiary or their Representatives in the course of due diligence and negotiations (except for financial or operating projections or other forward-looking statements, if any, expressly set forth in specific representations and warranties of the Company set forth in Article 4 or the Company Disclosure Schedule).

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company. During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, the Company agrees as to itself and its Subsidiaries that (except as required by this Agreement or as otherwise indicated in Section 6.01 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned):

(a) Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to use their commercially reasonable efforts to (i) carry on and operate its business in the usual, regular and ordinary course, (ii) preserve intact the present business organization of the Company and its Subsidiaries, and (iii) preserve the good will and current business relationship of the Company and its Subsidiaries with customers, suppliers, independent contractors, employees and other Persons material to the operation of the Company and its Subsidiaries’ business.

(b) Dividends; Changes in Share Capital. The Company shall not, and shall cause each of Subsidiaries not to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends payable to the Company by a wholly-owned Subsidiary of the Company made in the ordinary course of business, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire or modify the terms of any shares of its capital stock or any of its other securities other than the repurchase of unvested shares of Company Common Stock by the Company, at a price not greater than the original purchase price, in connection with the holder’s termination of service with the Company or its Subsidiaries.

(c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, grant or pledge, or authorize or propose the issuance, delivery, sale, grant or pledge of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement, or (ii) pursuant to other awards outstanding under the Stock Plans on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement.

(d) Governing Documents. Except to the extent required to comply with its obligations hereunder or as required by Applicable Law, the Company shall not, and shall cause its Subsidiaries not to, amend their respective certificate of incorporation, bylaws or similar organizational documents.

(e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, including by merging or consolidating with, or by purchasing a substantial equity interest in, or all or substantially all of the assets of, any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets, other than assets acquired in the ordinary course of business.

(f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, transfer, convey, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets, other than (i) in the ordinary course of business consistent with past practice or (ii) pursuant to Material Contracts listed on Section 4.13(a) of the Company Disclosure Schedule or Contracts to which the Company or any Subsidiary is a party and which are not required to be listed on Section 4.13 of the Company Disclosure Schedule.

(g) Liquidation. The Company shall not, and shall not permit its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization (or their equivalents under applicable local law, which shall be deemed to include entering into or proposing any administration, receivership, creditors’ voluntary arrangement or scheme of arrangement).

(h) Employee Benefits. Except as permitted by Section 6.01(c) or as may be required by Contract with respect to compensation, benefits or severance or termination pay in existence on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any new, or amend, or renew any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any current or former officers, directors or employees, (ii) grant any increases in the compensation, perquisites, benefits or termination or severance pay entitlement of any of its directors, officers, employees or consultants (iii) except as required by Applicable Law, amend any Employee Benefit Plan (or adopt or enter into any plan, policy or arrangement that would be an Employee Benefit Plan, had it existed on the date hereof), (iv) enter into any collective bargaining agreement, social plan or similar works or labor agreement, or (v) except as contemplated in Section 2.04, accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees or consultants, including with respect to severance, other than incidental payments in the ordinary course of business consistent with past practice and other than as required under Applicable Law or existing Company Benefit Plans as in effect on the date hereof;

(i) Debt Obligations. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term or short term debt or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible, whether directly, contingently or otherwise, for the obligations of any other Person, (iii) make any loans, advances or capital contributions or investments in any other Person, or (iv) create any Lien upon any of its or its Subsidiaries’ assets, except for Permitted Liens, except, in the case of clauses (i) through (iv), as do not exceed $1,000,000 in the aggregate, (v) amend or modify any instrument governing any Indebtedness, or (vi) prepay any Indebtedness, other than repayment of amounts outstanding under the Existing Debt.

(j) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to make any capital expenditures other than in accordance with the Company’s budget and such capital expenditures as do not exceed the Company’s budget by $500,000 in the aggregate.

(k) Litigation. The Company shall not, and shall not permit any of its Subsidiaries to waive, release, assign, settle or compromise any pending or threatened Action other than the settlement or compromise of any such Action that only involves a monetary settlement by the Company or its Subsidiaries and the amount to be paid in settlement or compromise does not exceed $250,000 individually or $500,000 in the aggregate; provided, no equitable relief or criminal liability is imposed on the Company, its Subsidiaries or any of their respective assets; provided, further, there is no admission of wrongdoing by the Company, any of its Subsidiaries or any of their respective officers or directors.

(l) Tax. None of the Company or any of its Subsidiaries shall (i) except as required by Applicable Law or GAAP, change a method of accounting (or method of Tax accounting), (ii) make, change or revoke any material Tax election or change any annual Tax accounting period, (iii) settle or compromise any material Tax liability or surrender any right to claim a material Tax refund, (iv) enter into any agreement the principal purpose of which is Tax sharing, allocation or indemnification, (v) enter into any material intercompany agreements or change any material transfer pricing methodology, or (vi) file any amended Tax Return.

(m) Material Contracts. The Company shall not, and shall not permit any of its Subsidiaries to (i), except as set forth in this Section 6.01(m), enter into, extend, modify, terminate or renew any Material Contract, other than in the ordinary course of business consistent with past practice; or (ii) enter into or renew any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any task order under the Contract listed on Section 6.01(m) of the Company Disclosure Schedule, except to the extent provided for in Section 6.01(m) of the Company Disclosure Schedule.

(n) Stockholder Meetings. The Company shall not convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Stockholder Meeting and other than one or more Annual Meeting(s) to elect directors and take other actions in the ordinary course or as required by Applicable Law not otherwise restricted hereunder.

(o) Takeover Laws. The Company shall not take any action to render inapplicable, or to exempt any third party (other than Parent and its Affiliates) from, any provisions of any Takeover Laws.

(p) Subsidiaries. The Company shall not permit any of its Subsidiaries to (i) undergo any change of legal form, merger, hive-down or other kind of transformation, or (ii) conclude any enterprise or silent partnership agreements.

(q) Others. Without the prior written consent of the Parent, the Company shall not, and shall not permit any of its Subsidiaries to take or agree to take any of the actions described in Sections 6.01(a) through 6.01(p). Nothing contained in this Agreement is intended to give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and operations to the extent required by Applicable Law.

Section 6.02. Stockholder Meeting; Proxy Material.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of voting on the matters requiring the Stockholder Approval. If the Company is unable to obtain a quorum of its stockholders at such time scheduled for the Stockholder Meeting, the Company may extend the date of the Stockholder Meeting and the Company shall use its commercially reasonable efforts to obtain such a quorum as soon as practicable. The Company may delay the Stockholder Meeting (i) with the prior written consent of Parent, (ii) for the absence of a quorum, (iii) subject to and in compliance with this Section 6.02, to allow additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Directors of the Company has determined in good faith after consultation with its legal counsel, is required under Applicable Law and for such supplemented or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholder Meeting, or (iv) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Stockholder Approval. Subject to Section 6.03, the Board of Directors of the Company shall recommend that the stockholders of the Company grant the Stockholder Approval and use its commercially reasonable efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting.

(b) As promptly as practicable (and in any event within 30 calendar days) after the date hereof, the Company shall prepare and file with the SEC the Company Proxy Statement in preliminary form, and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Company Disclosure Documents that are required to be filed by such party in connection with the transactions contemplated hereby. The Company shall respond to SEC comments as promptly as practicable and use its reasonable best efforts to have the Company Proxy Statement cleared by the SEC as promptly as practicable after its initial filing and as soon as practicable thereafter to mail to its stockholders the Company Proxy Statement and all other proxy materials for such meeting, and if necessary in order to comply with applicable securities laws, after the Company Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 6.03, the Company Proxy Statement shall contain the recommendation of the Board of Directors of the Company to the stockholders of the Company to grant the Stockholder Approval. The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, shall furnish all information concerning the Company, Parent or Merger Subsidiary as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Company Proxy Statement and the other Company Disclosure Documents. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement and any other Company Disclosure Document before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably and timely proposed by Parent and its counsel. The Company (i) shall as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any comments, with respect to the Company Proxy Statement or any other Company Disclosure Document (or any amendment or supplement thereto) received from the SEC or its staff, (ii) shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, and (iii) shall include in the Company’s written response to such comments any input reasonably and timely proposed by Parent and its counsel. If at any time prior to the Stockholder Meeting, any information relating to the Company, Parent, Merger Subsidiary or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent, which should be set forth in an amendment or supplement to the Proxy Statement or any other Company Disclosure Document so that the Proxy Statement or other Company Disclosure Document shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 6.03. No Solicitation.

(a) Except as expressly permitted by this Section 6.03, the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives to, cease immediately any existing discussions or negotiations regarding any Acquisition Proposal, other than the transactions contemplated by this Agreement. With respect to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with whom such discussions or negotiations have been terminated, the Company shall instruct such Person or group to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any non-public information furnished by or on behalf of the Company unless such Person or group has already been so instructed.

(b) From and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its Representatives not to, directly or indirectly (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing non-public information regarding the Company or any of its Subsidiaries) or facilitate, any inquiries, proposals or offers from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Parent and its Subsidiaries) that constitute, or could reasonably be expected to result in an Acquisition Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing nonpublic information concerning the Company) with any third party (other than Parent, Merger Subsidiary and their Representatives and the Company’s Representatives) relating to, or which could reasonably be expected to lead to an Acquisition Proposal, or (iii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any Contract or agreement in principle relating to an Acquisition Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary in Section 6.03, following the date of this Agreement but prior to the time when the Stockholder Approval is received, if the Company or one of its Representatives receives an Acquisition Proposal from any Person, which Acquisition Proposal was made or renewed on or after the date of this Agreement but prior to the time when the Stockholder Approval is received and that did not result from breach of Section 6.03(b), (i) the Company may contact and engage in discussions with such Person solely for the purpose of clarifying such Acquisition Proposal and any material terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal; or (ii) the Company or its Representatives may, if the Board of Directors determines in good faith (after consultation with its outside counsel and financial advisor) that failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law and that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal, (A) furnish, pursuant to a confidentiality agreement containing terms that are similar to and not more favorable in the aggregate to the other party than the terms in the Confidentiality Agreement, information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that the Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) participate in discussions or negotiations regarding such Acquisition Proposal.

(d) The Company shall promptly (and in any event within 24 hours after receipt), notify Parent in writing of the receipt of any Acquisition Proposal, any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Acquisition Proposal. The Company’s notice shall include (i) a copy of any Acquisition Proposal made in writing and other written materials provided by such Person to the Company or any of its Subsidiaries or (ii), to the extent such information is not contained in the written materials provided to Parent, a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the Person or group of Persons making the Acquisition Proposal, inquiry or request. The Company shall keep Parent reasonably informed in all respects on a timely basis (and in any event no later than within 48 hours of the occurrence of any significant changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to enforce the provisions of any such agreement; provided, however, that the Company may permit a proposal to be made under a standstill agreement if it determines in good faith, after consultation with outside counsel, that failure to take such actions would be inconsistent with the directors’ fiduciary duties under Applicable Law. To the extent that the Company has entered into any confidentiality agreement prior to the date hereof that would prevent the Company from providing information to Parent that the Company would otherwise be required to provide to Parent pursuant to the terms of this Section 6.03(d), the Company shall use its reasonable best efforts to obtain a waiver of such confidentiality agreement to enable the Company to provide such information to Parent in accordance with the terms of this Section 6.03(d).

(e) Neither the Board of Directors of the Company nor any committee thereof, shall (A) fail to make, withdraw, modify or qualify in a manner adverse to Parent or Merger Subsidiary the Board Recommendation, or (B) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company, an Acquisition Proposal, (C) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement thereof, (D) approve, authorize or permit or allow the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger or acquisition agreement or any similar agreement or understanding with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement permitted under Section 6.03(c)) or (E) resolve, propose to a third party or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Board of Directors may, (1) if the Board of Directors determines in good faith, after consultation with outside counsel and its financial advisor, that the failure to do so would be inconsistent with directors’ fiduciary duties under Applicable Law, make an Adverse Recommendation Change and (2) if the Board of Directors determines in good faith, after consultation with outside counsel and its financial advisor, that a written Acquisition Proposal received by the Company in compliance with Section 6.03(c) constitutes a Superior Proposal, the Board of Directors may, upon termination of this Agreement in accordance with Section 10.01(d)(i), approve and enter into an agreement relating to such Superior Proposal, but subject to the satisfaction of the following: (i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance, of its or the Board of Directors’ intention to take such actions, which notice shall specify the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal; (ii) after providing such notice and prior to taking such actions, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Subsidiary in good faith (to the extent Parent and Merger Subsidiary desire to negotiate) during such four Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Board of Directors to determine that the Acquisition Proposal no longer constitutes a Superior Proposal; and (iii) the Board of Directors shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 11:59 PM Pacific Time on the fourth Business Day of such four Business Day period in a manner that would form a binding contract (including the complete form of definitive acquisition agreement executed on behalf of Parent and all exhibits and other attachments thereto, and subject only to acceptance by the Company by countersignature on behalf of the Company and those conditions set forth therein) if accepted by the Company and shall have determined in good faith after consultation with outside counsel and financial advisors that the Acquisition Proposal received by the Company would continue to constitute, or would result in, a Superior

Proposal if such changes offered in writing by Parent were given effect; provided, however, the Board of Directors may not terminate this Agreement pursuant to this Section 6.03(e) (or Section 10.01(d)(i)) unless the Superior Proposal giving rise to the Adverse Recommendation Change did not result from a breach by the Company of this Section 6.03. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to the foregoing clause (i) and to comply again with the requirements of this Section 6.03(e) with respect to such new written notice.

(f) For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured (i) to permit such Person or group to acquire beneficial ownership of (A) 20% or more of the Company’s consolidated assets of the Company, or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, or (B) 20% or more of the combined voting power of the shares of Company Common Stock, (ii) as a tender offer or exchange offer that if consummated would result in such Person or group beneficially owning 20% or more of the combined voting power of the shares of Company Common Stock, (iv) as a merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, or (v) as any combination of the foregoing types of transactions if the sum of percentage of the consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 20%; in each case other than transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal that (x) is on terms that the Board of Directors determines (after consultation with its outside counsel and financial advisor) are more favorable to the Company’s stockholders from a financial point of view, taking into account all of the legal, financial (including the financing terms of such proposal), regulatory and other aspects of such Acquisition Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes in the terms of this Agreement committed to by the Parent to the Company in writing in response to such Acquisition Proposal or otherwise), and (y) which the Board of Directors has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted), except that the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(g) Nothing contained in this Section 6.03 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act if, in the good faith judgment of the Company’s Board of Directors failure to so disclose would be inconsistent with its obligations under Applicable Law; provided, however, any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

Section 6.04. Access to Information

(a) From the date hereof until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, and subject to the Confidentiality Agreement dated August 4, 2011 (as amended to the date hereof, the “Confidentiality Agreement”) between the Company and Parent, the Company shall give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, provided, that (i) any such access pursuant to this Section 6.04 shall be coordinated through the Company or its designated Representatives, and (ii) Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operation of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding any of the foregoing, the Company may restrict the foregoing access to the extent that any Applicable Law or Contract requires the Company to restrict or prohibit access to any such properties or information, or such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that would not contravene any Applicable Law or result in violation of applicable privilege. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.04 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) Prior to the Effective Time, all information obtained by Parent pursuant to this Section 6.04 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 6.05. FIRPTA Certificate. The Company shall deliver to Parent on the Closing Date, in the form attached hereto as Exhibit D, a certification pursuant to the Treasury regulations under Sections 1445 and 897 of the Code to the effect that the Company is not a United States real property holding corporation.

Section 6.06. Director Resignations.

The Company shall deliver to Parent on the Closing Date, in a form reasonably satisfactory to Parent, resignation letters of the members of the Board of Directors, effective at or prior to the Effective Time.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Obligations of Merger Subsidiary.

Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares.

(a) Parent shall vote any Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting.

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver in accordance with the DGCL and in its capacity as the sole shareholder of Merger Subsidiary, a written consent adopting the Agreement.

Section 7.03. Director and Officer Liability.

(a) From and after the Effective Time, the Surviving Corporation shall (and the Parent shall cause the Surviving Corporation to), to the fullest extent permitted under Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each current and former director and officer of the Company and its Subsidiaries (each, an “Indemnified Person”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any Subsidiary of the Company prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time to the same extent as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof). Copies of such agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Subject to Section 7.03(c), for six years after the Effective Time, the Surviving Corporation shall (and the Parent shall cause the Surviving Corporation to) maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable in the aggregate than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.03(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the current annual premium paid by the Company for such existing insurance, which amount is set forth in Section 7.03(b) of the Company Disclosure Schedule; provided further that if such insurance cannot be so maintained or obtained at such cost, the Surviving Corporation shall maintain or obtain as much of such insurance as can be so maintained or obtained at an annual cost equal to 200% of the current annual premium paid by the Company for such existing insurance.

(c) Parent may fulfill its obligations under Section 7.03(b) by directing the Company to purchase prior to the Effective Time, a six year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries on the date of this Agreement with respect to matters arising at or before the Effective Time (the “Prepaid Tail Policy”). Furthermore, the Company is expressly authorized by Parent (although not required) to purchase the Prepaid Tail Policy at or prior to the Effective Time; provided, the Company shall provide Parent not less than five days written notice prior to committing to such purchase. Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain the Prepaid Tail Policy in full force and effect for its full term.

(d) The rights of each Indemnified Person under Section 7.03(b) shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof), under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries as in effect on the date of this Agreement (copies of which have been made available to Parent prior to the date hereof). For six years after the Effective Time, Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other comparable governing documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Persons as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other comparable governing documents) of the Company and its Subsidiaries immediately prior to the date of this Agreement (copies of which have been made available to Parent prior to the date hereof), and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by Applicable Law. The rights of each Indemnified Person under this Section 7.03 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Takeover Laws.

If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Takeover Law on the Merger or such transactions.

Section 7.05. Employee Benefits.

(a) For a period of twelve months following the Closing Date, Parent shall provide, or shall cause the Surviving Corporation to provide, employees of the Company or any of its Subsidiaries who become employees of the Surviving Corporation or any of its Subsidiaries (“Continuing Employees”) with compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits being provided to Company employees immediately prior to the Effective Time (other than equity incentive awards).

(b) Continuing Employees shall receive service credit for all purposes, including eligibility to participate and vesting (but not for accrual purposes under any defined benefit pension plan), under any benefit plan of the Surviving Corporation or any of its Subsidiaries under which such Continuing Employees may be eligible to participate on or after the Effective Time, to the same extent recognized by the Company or any of its Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation, its Subsidiaries and any successor thereto to honor the Company’s and its Subsidiaries obligations under the plans and agreements identified in Section 7.05(c) of the Company Disclosure Schedule, in accordance with their respective terms as in effect immediately prior to the Effective Time.

(d) With respect to any benefit plan of the Surviving Corporation or its Subsidiaries that is a welfare benefit plan, program or arrangement and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting period requirements, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such benefit plan to the same extent waived or satisfied under a comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (or his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year in which the Continuing Employee is transferred from such Company Benefit Plan to the comparable plan of the Surviving Corporation or its Affiliate, up to and including the effective time of such transfer.

(e) Prior to the Effective Time, the Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Stock or Company Stock Options (or Company Common Stock acquired upon the vesting of any Company stock based awards) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(f) No provision of this Section 7.05 or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (or any beneficiary or dependent thereof) of the Company or any of its Affiliates in respect of continued employment (or resumption of employment) with Parent or the Surviving Corporation, or any of their Affiliates, and no provision of this Section 7.05 or any other provision in this Agreement shall create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any plan or benefit arrangement that may be established by Parent or any of its Affiliates. Nothing in this Agreement shall be interpreted to establish, promise to establish or amend any “employee benefit plan” within the meaning of Section 3(3) of ERISA. Subject to applicable Law, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after Closing, any Company Benefit Plan of the Company or any of its Affiliates.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Law to consummate the Merger and the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, waivers, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party, and (iii) the execution and delivery of any additional instruments that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, if required under Applicable Law, (i)(A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof, and (B) make an appropriate filing pursuant to any applicable Foreign Competition Law with respect to the transactions contemplated hereby as promptly as practicable and in any event before the expiration of any legal deadline, and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable Foreign Competition Law and take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any applicable Foreign Competition Law as soon as practicable.

(c) Each of Parent and the Company shall (i) promptly notify each other party hereto of any written or oral communication to that party or its Affiliates from any Governmental Authority and, subject to Applicable Law, permit each other party to review in advance any proposed written communication to any Governmental Authority, in each case concerning this Agreement or the transactions contemplated hereby, (ii) keep the other party reasonably informed of any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, and (iii) subject to all applicable privileges, including the attorney-client privilege, furnish each other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall provide Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding (which consent shall not to be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Affiliates or Subsidiaries to (i) agree to or to effect any divesture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of the Company or any of its Affiliates or Subsidiaries or of Parent or any of its Affiliates or Subsidiaries, (ii) enter into, amend, or agree to enter into or amend, any Contracts of the Company or any of its Affiliates or Subsidiaries or of Parent or any of its Affiliates or Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of the Company or any of its Affiliates or Subsidiaries or of Parent or any of its Affiliates or Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any temporary, preliminary or permanent order or injunction issued in any proceeding initiated by a Governmental Authority or by any other party.

(e) The Company shall use commercially reasonable efforts to take the action specified on Section 8.01(e) of the Company Disclosure Schedule as promptly as practicable after the date hereof. The parties agree that the failure of the Company to achieve an outcome satisfactory to Parent with respect to the matters set on Section 8.01(e) of the Company Disclosure Schedule (after use of commercially reasonable efforts to do so) shall not constitute a basis for (i) delaying the consummation of the transactions contemplated by this Agreement or (ii) the termination of this Agreement.

Section 8.02. Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03. Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release. Thereafter, unless and until an Adverse Recommendation Change has occurred, so long as this Agreement is in effect, each of the Company, Parent and Merger Subsidiary agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the Company and Parent (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by Applicable Law, any rule or regulation of Nasdaq or as permitted by Section 6.03, in which case the party required to make the release or announcement will, to the extent practicable, promptly inform the other parties hereto in writing in advance of such compelled disclosure. In addition, the Company shall provide Parent with copies of Company Disclosure Documents prior to filing with the SEC and give consideration to comments provided by the Parent to the Company.

Section 8.04. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party of (a) the occurrence of any event whose occurrence would be reasonably likely to cause either (i) any condition set forth in Article 9 to not be satisfied or (ii) any changes or events having, or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any written notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such Person; or (c) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 8.05. Financing; Cooperation with Financing.

(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary to arrange the Financing as promptly as practicable following the date of this Agreement and to consummate the Financing on or prior to the Closing Date. Such actions shall include the following: (i) maintaining in effect the Commitment Letter, provided that Parent may replace or amend the Commitment Letter so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent and Merger Subsidiary to consummate the Merger or the Financing (it being specified that no such amendment or replacement would (A) materially expand upon the conditions precedent to the Financing set forth in the Commitment Letter or (B) provide for terms and conditions (including any “flex” provisions) that are, in the aggregate, materially less favorable to Parent and the Company); (ii) participation by Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfying on a timely basis all conditions set forth in the Commitment Letter that are within the control of Parent or any of its Affiliates and complying with its obligations thereunder and not taking or failing to take any action that would reasonably be expected to prevent or impede or delay the availability of the Financing; and (iv) negotiating, executing and delivering Financing Documents that reflect the terms contained in the Commitment Letter (including any “market flex” provisions related thereto) or on other terms acceptable to Parent and the Financing Sources that would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Financing. Parent shall give the Company prompt notice of any breach or repudiation by any party to the Commitment Letter or the Financing Documents or any condition not likely to be satisfied, in each case, of which Parent becomes aware or any waiver, amendment or modification of the Commitment Letter or the Financing Documents; provided, that in no event will Parent be under any obligation to disclose any information that is subject to any applicable legal privileges (including the attorney-client privilege). Without limiting Parent’s other obligations under this Section 8.05(a), if a Financing Failure Event occurs Parent shall (i) immediately notify the Company of such Financing Failure Event and the reasons therefor,

(ii) in consultation with the Company, use commercially reasonable efforts to obtain alternative financing from alternative financing sources, on terms (including structure, covenants and pricing) not materially less beneficial in the aggregate to Parent, with lenders reasonably satisfactory to Parent in an amount sufficient to consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (iii) obtain, and when obtained, provide the Company with a copy of a new financing commitment that provides for such alternative financing. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall provide to the Company copies of all material agreements related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding, “flex” provisions or other substantive provisions (excluding provisions related solely to fees and economic terms agreed to by the parties) regarding the terms and conditions of the Financing). In the event that Parent commences an enforcement action to enforce its rights under the Commitment Letter or the Financing Documents and/or causes the Financing Sources to fund the Financing (any such action, a “Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the request of the Company, shall make Parent’s employees and Representatives (other than any of its investment bankers, financial advisors or Financing Sources) reasonably available to discuss the status of, and material developments with respect to, the Financing Action. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the commercially reasonable efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Subsidiary to threaten, commence or pursue litigation, arbitration or other adversarial proceedings against any Financing Source.

(b) The Company agrees to use commercially reasonable efforts to provide such assistance (and to use commercially reasonable efforts to cause its Subsidiaries and its and their respective Representatives to provide such assistance) with the Financing as is reasonably requested by Parent or the Financing Sources. Such assistance shall include the following: (i) participation in, and assistance with, the Marketing Efforts related to the Financing; (ii) participation by senior management of the Company in, and assistance with, the preparation of a reasonable number of rating agency presentations and meetings with rating agencies; (iii) timely delivery to Parent and the Financing Sources of the Financing Information by the dates set forth in the Commitment Letter; (iv) participation by senior management of the Company in the negotiation, execution and delivery of the Financing Documents; (v) taking such actions as are reasonably requested by Parent or any Financing Source to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; (vi) taking all actions as may be required or reasonably requested by Parent or any Financing Source in connection with the repayment of the Existing Debt; (vii) causing its independent auditors to cooperate with the Financing, including by providing the Specified Auditor Assistance; (viii) taking such actions as may be required to permit at least $45,000,000 (less the cost of the premium of the Prepaid Tail Policy and less up to $2,500,000 of the Company’s other out-of-pocket fees and expenses incurred in connection with this Agreement and the Merger and paid prior to the Closing Date) of cash and cash equivalents of the Company and its Subsidiaries to be made available (including, if necessary, by repatriation to the United States (in a manner determined in consultation with Parent)) to finance, in part, the Merger on the Closing Date; (ix) taking such actions as may be required to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to finance, in part, the Merger on the Closing Date; (x) using its commercially reasonable efforts to ensure that the Financing benefits from the existing lending relationships of the Company and its Subsidiaries; and (xi) the Company shall file such reports under the securities laws as may be customary or required for transactions of the type contemplated by this Agreement and the Commitment Letters or reasonably requested by Parent; provided that, until the Closing Date occurs, neither the Company nor any of its Subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (3) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or indemnified by Parent to the reasonable satisfaction of the Company. The Company will provide to Parent and the Financing Sources such information as may be necessary so that the Financing Information and Marketing Material (in each case, to the extent provided by the Company) are complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not misleading. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or its Affiliates), the Company agrees that Parent and its Affiliates may share non-public or confidential information regarding the Company and its businesses with the Financing Sources, and that Parent, its Affiliates and the Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Financing; provided that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 8.05 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary shall be permitted to disclose such information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members, and (II) the Company shall be permitted a reasonable period to comment on any documents or other information circulated to potential financing sources that contain or are based upon any such nonpublic or other confidential information. Parent (A) shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and their Representatives contemplated by this Section 8.05 and (B) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information (other than information provided solely by or on behalf of the Company) used in connection therewith.

(c) Parent shall take all action necessary to enforce the obligations of Guarantor under the Equity Commitment Letter, subject to the terms and conditions thereof.

Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, filings in relation to Intellectual Property, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and any related litigation, negotiation or proceedings under the Company’s insurance policies, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.08. De-Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Shares from Nasdaq and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the transactions contemplated by this Agreement and effect the Merger are subject to the satisfaction of the following conditions, at or prior to the Effective Time unless waived in writing by all parties:

(a) Stockholder Approval shall have been obtained;

(b) No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the transactions contemplated by this Agreement; and

(c) Any waiting period applicable to the Merger under the HSR Act or Foreign Competition Laws shall have terminated or expired, or any approvals under Foreign Competition Laws shall have been obtained.

Section 9.02. Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger. The obligations of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company (i) set forth in Section 4.01(a), Section 4.02(a), Section 4.05, Section 4.28 and Section 4.29 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), in each case determined without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein, and (ii) set forth in Article 4 hereof other than those specifically identified in clause (i) of this Section 9.02(a) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case without giving effect to any materiality or Company Material Adverse Effect qualifications contained therein.

(b) The Company shall have performed in all material respects, all of its obligations and abided in all material respects by all the covenants required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Parent shall have received a certificate, dated the Closing Date, duly executed on behalf of the Company by an authorized executive officer certifying that the conditions specified in Sections 9.01(a), 9.02(a) and 9.02(b), have been fulfilled.

(d) Since the date of this Agreement, there has not occurred a Company Material Adverse Effect or any event, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) The Company shall have furnished to Parent the following documents, none of which shall have been withdrawn or suspended:

(i) a certification, duly executed by an authorized officer of the Company, in accordance with Treas. Reg. § 1.1445-2(c)(3) certifying that stock in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, substantially in the form attached hereto as Exhibit D;

(ii) Option termination agreements with each holder of Company Stock Options set forth on Schedule 4.15(i) of the Company Disclosure Schedule;

(iii) resignation letters duly executed by the members of the Company’s Board of Directors in a form reasonably satisfactory to Parent; and

(iv) an executed payoff letter with respect to the Existing Debt in customary form.

Section 9.03. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to consummate the transactions contemplated by this Agreement and effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in Article 5 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except in each case to the extent such representations and warranties speak as of another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Merger.

(b) Each of Parent and Merger Subsidiary shall have performed, in all material respects, all of its obligations and abided in all material respects by all the covenants required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c) Company shall have received a certificate, dated the Closing Date, signed on behalf of the Parent and Merger Subsidiary by an authorized executive officer of Parent certifying that the conditions specified in Sections 9.03(a) and (b), have been fulfilled.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company, Parent and Merger Subsidiary;

(b) by either the Company or Parent, if:

(i) at any time after October 5, 2012 (the “End Date”) the Effective Time shall not have occurred on or before the close of business on such date; provided that the right to terminate this Agreement pursuant to this 10.01(b)(i) shall not be available to any party whose breach of any representation, warranty. covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or before the End Date;

(ii) there shall be any Applicable Law or Order that shall have become final and non-appealable that makes consummation of the Merger illegal or otherwise prohibited, or enjoins the Company or Parent from consummating the Merger; provided, that the right to terminate this agreement under this Section 10.01(b)(ii) shall not be available to any party whose failure to perform or comply with its obligations under this Agreement in all material respects has been the cause of, or resulted in, such action; or

(iii) the Stockholder Meeting shall have been held and completed and the Stockholder Approval shall not have been obtained at the Stockholder Meeting at which this Agreement was submitted to the Stockholders of the Company or at any adjournment or postponement thereof.

(c) by Parent, if:

(i) (A) an Adverse Recommendation Change shall have occurred; (B) the Board of Directors of the Company shall have failed to publicly confirm the Board Recommendation within four Business Days of a written request by Parent that it do so; or (C) the Company shall have failed to include in the Proxy Statement the Board Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger is in the best interests of the Company’s stockholders.

(ii) the Company shall have failed to perform, in any material respect, any of its obligations or abided by any of its covenants required to be performed or abided by it under this Agreement or any of the Company’s representations and warranties are or become untrue or incorrect (without regard to materiality qualifiers contained therein) which failure to perform or to be true and correct, (A) would give rise to the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) and (B) is either incurable, or if curable is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure to perform and (y) the End Date; provided, however, that Parent is not then in material breach of this Agreement; or

(iii) if a Company Material Adverse Effect shall have occurred and be continuing and if curable has not been cured by the Company within 30 days following receipt by the Company of written notice of the occurrence of such event from Parent.

(d) by the Company, if:

(i) subject to complying with the terms of this Agreement, the Board of Directors of the Company authorizes the Company to enter into a binding definitive agreement in respect of a Superior Proposal in compliance with Section 6.03; provided, that the Company shall have paid any amounts due pursuant to Section 10.02 hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement in respect of such Superior Proposal;

(ii) Parent or Merger Subsidiary shall have failed to perform in any material respects any of its obligations or abided by any of its covenants required to be performed or abided by it under this Agreement or any of Parent’s or Merger Subsidiary’s representations and warranties are or become untrue or incorrect (without regard to materiality qualifiers contained therein) which failure to perform or to be true and correct, (A) would give rise to the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) and (B) is either incurable, or if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure to perform and (y) the End Date; provided, however, that the Company is not then in material breach of this Agreement; or

(iii) (A) the conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that each such condition is then capable of being satisfied at a Closing on such date) have been satisfied and remain satisfied, (B) all of the conditions set forth in Section 9.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date, and other than by virtue of Parent and Merger Subsidiary failing to effect the Closing) or the Company has confirmed by notice to Parent that it is willing to waive any unsatisfied conditions in Section 9.03 and that the Company stands, and will stand, ready, willing and able to consummate the Merger and has irrevocably confirmed the same in writing to Parent, and (C) Parent and Merger Subsidiary fail to consummate the Merger by the end of the third Business Day after the End Date and the Company stood ready, willing and able to consummate the Merger through the end of such three Business Day period; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(iii) if the Company is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the Financing being unavailable.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section  10.01(a)) shall give written notice of such termination to each other party hereto.

Section 10.02. Effect of Termination.

(a) In the event this Agreement is terminated pursuant to Section 10.01, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no effect without liability of any party (or any stockholder or Representative of such party) to each other party hereto, except with respect to Section 6.04(b), this Section 10.02, and Article 11; provided, that no such termination shall relieve any party from liability for any damages resulting from fraud or a Willful Breach of this Agreement. As used herein, “Willful Breach” means a material breach of any representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of any act or failure to act by the other party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

(b) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds) within two Business Days following the occurrence of such termination a fee in an amount equal to $11,000,000 (“Company Termination Fee”).

(c) If (A) an Acquisition Proposal shall have been publicly announced or disclosed and not terminated or withdrawn prior to the termination of this Agreement (or, in the event of termination pursuant to Section 10.01(b)(iii), not terminated or withdrawn at least five Business Days prior to the Stockholder Meeting), (B) this Agreement is terminated by either Parent or the Company, as applicable, pursuant to Sections 10.01(b)(i), 10.01(b)(iii) or 10.01(c)(ii) (with regard to Section 10.01(c)(ii), solely with respect to the failure of the Company to perform any of its covenants or obligations under this Agreement), and (C) within 12 months following the date of such termination, the Company enters into a Contract providing for the implementation of an Acquisition Proposal or consummates an Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds) the Company Termination Fee on or prior to the date on which the Company enters into such Contract or consummates such Acquisition Proposal, as applicable. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Acquisition Proposal” to the figure “20%” will be deemed to be replaced by the figure “50%”.

(d) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds) the Company Termination Fee concurrently with such termination.

(e) If this Agreement is terminated by either party pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(c)(ii) (with respect to the failure of the Company to perform its obligations under Section 6.02), then the Company shall pay to Parent (by wire transfer of immediately available funds) the aggregate amount of all reasonable and documented out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) actually incurred by or on behalf of Parent on or prior to the date of such termination in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger up to a maximum amount of $2,900,000 in the aggregate (the “Parent Expenses”). Payment of the Parent Expenses shall be made within three Business Days after Parent provides the Company with appropriate documentation of such fees and expenses. No amount shall be payable by Company to Parent pursuant to this Section 10.02(e) if a Company Termination Fee has been paid to Parent as a result of the termination of this Agreement prior to or contemporaneously with the time when any payment under this Section 10.02(e) would be due in connection with such termination.

(f) If this Agreement is terminated by the Company pursuant to (i) Section 10.01(d)(ii), because of a breach of Section 5.06 or the failure of Parent to perform or abide by any of covenants in Section 8.05, and at the time of such termination there is no state of facts or circumstances that would reasonably be expected to cause the conditions in Section 9.01, Section 9.02(a), Section 9.02(b) or Section 9.02(d) not to be satisfied by the End Date, or (ii) Section 10.01(d)(iii), then Parent shall pay to the Company (by wire transfer of immediately available funds) within two Business Days following the occurrence of such termination a fee in an amount equal to $20,000,000 (“Parent Termination Fee”).

(g) The parties acknowledge that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, no party would enter into this Agreement. Accordingly, if a party fails to pay any amount due to the other party pursuant to this Section 10.02, when due, the non-paying party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the prime rate as published in The Wall Street Journal from the date such amount was first payable to the date it is paid. The parties agree that in no event shall the fees payable pursuant to this Section 10.02 shall be payable on more than one occasion.

(h) The parties agree and understand that payment of the Parent Termination shall constitute liquidated damages in a reasonable amount that will compensate the Company, and that payment of the Company Termination Fee (and, if the Company Termination Fee is payable pursuant to Section 10.02(c), any Parent Expenses theretofore payable) shall constitute liquidated damages in a reasonable amount that will compensate Parent and Merger Subsidiary, in each case, for the respective efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(i) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) under circumstances where the Parent Termination Fee is payable under Section 10.02(f), the Company’s receipt of the Parent Termination Fee shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated. In the event of fraud or a Willful Breach by Parent or Merger Subsidiary, the Company shall be entitled to seek damages against Parent or Merger Subsidiary as set forth in Section 10.02(a), subject to the limitation in the next sentence. In no event, whether or not this Agreement shall have been terminated, shall the Company Related Parties be entitled to monetary damages from the Parent Related Parties in excess of $20,000,000 in the aggregate, inclusive of the Parent Termination Fee (if payable), for all losses and damages arising from or in connection with breaches of this Agreement by Parent or Merger Subsidiary or otherwise relating to or arising out of this Agreement or the transactions contemplated hereby (including the Merger and the Financing).

(ii) Notwithstanding anything herein to the contrary, if Parent or Merger Subsidiary fail to effect the Closing for any or no reason or otherwise breach this Agreement or fail to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise and whether or not the result of a Willful Breach), then except for an order of specific performance as and only to the extent expressly permitted by Section 11.12, the sole and exclusive remedy of the Company Related Parties (whether at law, in equity, in contract, in tort or otherwise) against the Parent Related Parties for any breach, loss or damage shall be for the Company to terminate this Agreement as and only to the extent provided in Section 10.01(d) and receive payment of the Parent Termination Fee, if then payable pursuant to Section 10.02(f), or other amounts, if any, referenced in Section 10.02(h)(i). Upon payment of the Parent Termination Fee, if applicable, or such other amounts, no Person shall have any rights or claims against Parent, Merger Subsidiary or the Guarantor under this Agreement, the Limited Guaranty, the Commitment Letter, or otherwise, whether at law or equity, in contract in tort or otherwise, and no Parent Related Party shall have any further liability relating to or arising out of this Agreement or the transactions contemplated hereby (including the Merger and the Financing), and the Company agrees to cause any action or proceeding pending in connection with this Agreement or the transactions contemplated hereby (including the Merger and the Financing) against Parent or any member of the Parent Related Parties to be dismissed with prejudice promptly, and in any event within five Business Days thereafter. In no event shall the Company seek or permit to be sought any losses from, or otherwise bring any action or proceeding against, any of the Parent Related Parties in connection with this Agreement or the transactions contemplated hereby (including the Merger and the Financing), other than an action or proceeding to recover payment of the Parent Termination Fee or other amounts, if any, referenced in Section 10.02(h)(i), or for specific performance as set forth in Section 11.12. Nothing in this Section 10.02(h)(ii) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other member of the Parent Related Parties may be liable under this Agreement or any of the transactions contemplated hereby (including the Merger or the Financing).

(iii) It is acknowledged and agreed that, except for the payment by Parent of the Parent Termination Fee (if payable) or other amounts referenced in Section 10.02(h)(i), none of Parent nor any other member of the Parent Related Parties shall have any liability for any losses to the Company or any other Company Related Party in connection with this Agreement or the transactions contemplated hereby (including the Merger or the Financing), and in no event shall Parent or the other Parent Related Parties be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby (including the Merger or the Financing). While the Company may pursue both a grant of specific performance in accordance with Section 11.12 and the payment of the Parent Termination Fee (if payable) or other amounts referenced in Section 10.02(h)(i), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Parent Termination Fee.

(iv) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 10.1(c) or Section 10.1(d)(i) under circumstances where the Company Termination Fee is due and payable under Section 10.02, Parent’s right to terminate and receive the Company Termination Fee (and, if the Company Termination Fee is payable pursuant to Section 10.02(c), any Parent Expenses theretofore payable) shall be the sole and exclusive remedy of Parent or Merger Subsidiary against the Company and its stockholders, Affiliates and Representatives for the loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company and the failure of the transactions contemplated hereby to be consummated, and upon payment of such amount, none of the Company Related Parties or their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or thereby. In no event shall the Company or the other Company Related Parties be liable for or obligated to pay consequential, special, multiple, punitive or exemplary damages including damages arising from loss of profits, business opportunities or goodwill in respect of any breach or failure to comply with this Agreement or in respect of any of the transactions contemplated hereby.

(v) Notwithstanding anything to the contrary in this Agreement, no Company Related Party shall (x) have any rights or claims against any of the Financing Sources in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise (and all such rights and claims are hereby waived by the Company Related Parties) and (y) commence or support any action or proceeding against any Financing Source in connection with this Agreement, the Financing or the transaction contemplated hereby and thereby; provided that, notwithstanding the foregoing, nothing in this Section 10.02(h) shall in any way limit or modify the rights and obligations of Parent or Merger Subsidiary under this Agreement or any Financing Source’s obligations to Parent or Merger Subsidiary under the Commitment Letter.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, Merger Subsidiary or Surviving Corporation, to:

Explorer Holdings, Inc.

c/o Genstar Capital LLC

Four Embarcadero Center, Suite 1900

San Francisco, CA 94111-4191

Attention: Robert J. Weltman

Facsimile No.: (415) 834-2383

E-mail: rweltman@gencap.com

with a copy to:

Latham & Watkins LLP

505 Montgomery Street

Suite 2000

San Francisco, CA 94111-6538

Attention: Scott Haber, Esq.

Facsimile No.: (415) 395-8095

E-mail: scott.haber@lw.com

if to the Company, to:

eResearh Technology, Inc.

181 Market Street

Suite 1000

Philadelphia, PA 19103-3638

Attention: Jeffrey S. Litwin, M.D.

Facsimile No.: (215) 972-0414

E-mail: jlitwin@ert.com

with a copy to:

Pepper Hamilton LLP

3000 Two Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Attention: Barry M. Abelson, Esq.

Facsimile No.: (215) 689-4803

E-mail: abelsonb@pepperlaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Non-Survival of Representations and Warranties. None of the representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall survive the Effective Time, expect for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Stockholder Approval without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (i) the provisions of Section 7.03, which shall inure to the benefit of and be enforceable by the Indemnified Persons, (ii) at the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (iii) at the Effective Time, the right of the holders of Company Stock Options and Company Restricted Stock Awards to receive the consideration contemplated by the applicable provisions of Section 2.04 in accordance with the terms and conditions of this Agreement, and (iv) the provisions of Section 10.02(h)(v), Section 11.07(b) and Section 11.08 shall inure to the benefit of and be enforceable by the Financing Sources (and those Sections shall not be amended or otherwise modified without the prior written consent of the Financing Sources).

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, Parent or Merger Subsidiary may assign any of their respective rights or obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Subsidiary, as the case may be, of its obligations hereunder; provided, further, from and after the Effective Time the Agreement may be assigned (in whole but not in part) to an Affiliate of a party hereto, or to a lender of a party as collateral for indebtedness, or in connection with a merger, consolidation, conversion or sale of all or substantially all of the assets of a party hereto, provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 11.05(b) shall be void.

Section 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.07. Jurisdiction.

(a) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such

Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract of in tort or otherwise, against any Financing Source, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court.

Section 11.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement and the Limited Guaranty, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 11.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that, irrespective of any other rights or remedies that may be available to the parties as provided herein or otherwise, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing the obligations of Parent and Merger Sub to fund the Merger Consideration or consummate the Merger shall be subject to the requirements that: (i) the Marketing Period has ended and all conditions in Section 9.01 and Section 9.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing, which shall be capable of being satisfied at Closing) at the time when the Closing would have been required to occur pursuant to Section 1.01, including the proviso therein; (ii) the Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing; and (iii) the Company has irrevocably confirmed that if specific performance is granted and the Financing is funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.13. Performance Guarantee. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms conditions and undertakings of Merger Subsidiary under this Agreement in accordance with the terms hereof.

ARTICLE 12

DEFINITIONS

Section 12.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any international, foreign, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means, collectively, that certain commitment letter, dated as of April 9, 2012, from Credit Suisse AG, Credit Suisse Securities (USA) LLC, Jefferies Finance LLC and Citizens Bank of Pennsylvania and that certain commitment letter, dated as of April 9, 2012, from CDP-Genstar Mezzanine Opportunities, L.P., in each case, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 8.05 following a Financing Failure Event with respect to such commitment letter.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011.

“Company Balance Sheet Date” means December 31, 2011.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Material Adverse Effect” means (i) any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets (including intangible assets) of the Company and its Subsidiaries, taken as a whole, provided, that in no event shall any of the following be taken into account in determining whether a “Company Material Adverse Effect” under this clause (i) has occurred or is likely or expected to occur (except, in the cases of clauses (B), (C) and (D) below, to the extent such event, occurrence, fact, condition or change has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries or locations in which the Company or its Subsidiaries operate): (A) any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, licensors, partners or suppliers to the extent caused by the announcement or pendency of the transactions contemplated by this Agreement, including the Merger, (B) general economic, market or political conditions, (C) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or other force majeure events, (D) any change affecting any segment of the industry in which the Company and its Subsidiaries operate, (E) any changes in accounting standards, including GAAP, (F) any change in the Company’s stock price or trading volume, or (G) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such change in paragraph (F) or failure in paragraph (G) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), or (ii) any event, occurrence, fact, condition or change that is, or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to timely consummate the transactions contemplated hereby.

“Company Related Parties” means the Company and its stockholders, holders of other securities, Affiliates, directors, officers, employees, controlling persons and agents.

“Company Restricted Stock Awards” means each outstanding restricted stock award under the Company Stock Plans.

“Company Stock Option” means each outstanding option to purchase shares of Company Common Stock under the Company Stock Plans.

“Contract” means any written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“ERISA Affiliate” means any Person that is included with the Company in a controlled group or affiliated service group under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Debt” means Indebtedness outstanding under the Credit Agreement, dated May 27, 2010, between the Company and Citizens Bank of Pennsylvania, including any amendments thereto.

“Financing Documents” means the agreements, documents and certificates contemplated by the Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, notes, intercreditor agreements and security documents pursuant to which the Financing will be governed or contemplated by the Commitment Letter; (b) officer, secretary, solvency and perfection certificates, legal opinions, corporate organizational documents, good standing certificates, lien searches, judgment searches, insurance certificates, and resolutions contemplated by the Commitment Letter or requested by Parent or any Financing Source; (c) documents requested by Parent or any Financing Source relating to the repayment of the Existing Debt and the release of related liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing any portion of the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by Parent or the applicable Financing Source.

“Financing Failure Event” shall mean any of the following (a) the commitments with respect to all or any portion of the Financing expiring or being terminated, (b) for any reason, all or any portion of the Financing becoming unavailable, (c) a breach or repudiation by any party to the Commitment Letter, (d) it becoming reasonably foreseeable that any of the events set forth in clauses (a) through (c) shall occur, or (e) any party to the Commitment Letter or any Affiliate or agent of such Person shall allege that any of the events set forth in clauses (a) through (c) have occurred, in each case that excuses performance by Parent of its obligations under the Financing and any related fee letter.

“Financing Information” means all information with respect to the business, operations, financial condition, projections and prospects of the Company as may be reasonably requested by Parent or any Financing Source or as may be required to be delivered to satisfy a condition precedent under the Commitment Letter, including (a) (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the 2009, 2010 and 2011 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and each subsequent fiscal year ended at least 90 days before the Closing Date, and (ii) unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date; and (iii) monthly financial statements relating to the Company for each month ended at least 45 days prior to the Closing Date and subsequent to the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to clause (ii) above; and (iv) for the periods required by Rule 3-05(b)(2) of Regulation S-X, all additional audited and unaudited financial statements for all significant completed or probable acquisitions (not otherwise included in the consolidated financial statements of the Company); (b) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements are required to be delivered under clause (a) above, prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), (c) due diligence information (including, subject to the receipt of customary non-reliance letters, reports prepared by third parties) reasonably requested by any Financing Source in connection with the Marketing Material; (d) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, (e) as promptly as practical, all other financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and other accounting rules and regulations of the SEC as may reasonably be requested of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act, and (f) such other information relating to the Company and its Subsidiaries as is reasonably requested in connection with the Financing.

“Financing Sources” means any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Subsidiary or Guarantor in connection with the Financing, including each lender and arranger party to the Commitment Letter, and their respective former, current or future general or limited partners, controlling parties, stockholders, managers, members, directors, officers, employees, agents or Affiliates.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any foreign, federal, state, department, local authority, arbitral body or other political subdivision thereof, (ii) any governmental body, agency, authority

(including any central bank, taxing authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any notified body, (iii) the Financial Industry Regulatory Authority, Inc., or (iv) Nasdaq.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or mixture, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material listed or regulated under any Environmental Law, including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, and chlorofluorocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) obligations for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) obligation evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv) all obligations for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (v) any obligations under any currency or interest rate swap, hedge or similar protection device or any other derivative instruments, (vi) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (v) above of any other Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, exclusive license of Intellectual Property, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset.

“Marketing Efforts” means all activity undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Financing, including (a) the direct participation by the Company’s senior management team in (i) the preparation of the Marketing Material and due diligence sessions related thereto and (ii) road shows and a reasonable number of meetings with prospective lenders and debt investors and (b) the delivery of customary authorization letters, confirmations and undertakings in connection with the Marketing Material (including with respect to the presence or absence of material non-public information and accuracy of the information contained therein).

“Marketing Material” means each of the following: (a) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Company, including all information relating to the transactions contemplated hereunder; and (b) all other marketing material reasonably requested by Parent or the Financing Sources in connection with the syndication or other marketing of the Financing.

“Marketing Period” shall mean the first period of 20 consecutive Business Days during and at the end of which (A) Parent and the Financing Sources shall have received all requested Marketing Material and Financing Information, (B) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 9.02(a) and 9.02(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period, and (C) the conditions set forth in Section 9.01 shall be satisfied; provided, that (w) the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated; (x) the Marketing Period must occur either entirely before or entirely after the period from and including August 20, 2012 through and including September 4, 2012, (y) none of the days during the period from and including July 2, 2012 through and including July 6, 2012 shall be deemed to be a “Business Day” for purposes of calculating the 20 Business Day period, and (z) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (1) any Marketing Material (other than the projections contained therein that are made available to Parent by or on behalf of the Company or any of its Representatives) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; (2) the Company’s independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Financing Information, in which case the Marketing Period shall not be deemed to commence any earlier than the time at which a new audit opinion in customary form is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Parent, (3) the Company shall have publicly announced any intention to restate any of its financial information, in which case the Marketing Period shall not be deemed to commence any earlier than the time at which such restatement has been completed and the Company SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, (4) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act (provided that any filing that is deemed timely filed pursuant to Rule 12b-25 under the Exchange Act shall be deemed timely filed), in which case the Marketing Period shall not be deemed to commence any earlier than the time at which all such reports have been filed or (5) the financial statements included in the Financing Information that is available to Parent on the first day of any such 20 Business Day period would not be sufficiently current on any day during such 20 Business Day period to permit (a) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 Business Day period or (b) the Company’s independent registered accounting firm to issue a customary comfort letter to purchasers (in accordance with its normal practices and procedures) on the last day of the 20 Business Day period, then a new 20 Business Day period shall commence upon Parent receiving updated Financing Information that would be sufficiently current to permit the actions described in (a) and (b) on the last day of such 20 Business Day period.

“Nasdaq” means The NASDAQ Stock Market LLC.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Parent Related Parties” means Parent, Merger Subsidiary, the Guarantor, the Financing Sources, and their respective Affiliates, and their respective officers, directors, employees, agents, successors and assigns, and (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any Person named in clause (i); and (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith by any appropriate Proceedings (and for which an appropriate reserve has been made on the Company Balance Sheet (as adjusted for the passage of time) in accordance with GAAP), (iii) licenses to Intellectual Property granted in the ordinary course of business, and (iv) Liens arising under any lease, sublease or other occupancy agreement of any real property that do not have, individually or in the aggregate, a material effect on the properties to which they relate.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Privacy and Security Laws” means Applicable Laws regarding collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring and storing Personal Data or other tracking of online consumer behaviors including federal, state or foreign laws or regulations regarding (i) data privacy and information security, (ii) data breach notification (as applicable), (iii) unfair or deceptive practices and (iv) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, review, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, Financing Sources, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Restricted Stock” means each outstanding, unvested share of restricted Company Common Stock issued under the Company Stock Plans.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational or under development, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) and assistance with the due diligence activities of the Financing Sources, (b) providing access to work papers of the Company and other supporting documents as may be reasonably requested by Parent or the Financing Sources, (c) proving customary consents to the inclusion of audit reports in any relevant Marketing Material and related filings with any Governmental Authority, and (d) providing customary consents to references to the auditor as an expert in any Marketing Material and related filings with any Governmental Authority.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“VAT” means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and any other sales or turnover Tax of a similar nature imposed in any country that is not a member of the European Union or any Tax of a similar nature which may be substituted for or levied in addition to it.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Proposal	6.03(f)
Action	4.11(a)
Adverse Recommendation Change	6.03(e)
Agreement	Preamble
Appraisal Shares	2.03
Board Recommendation	4.02(b)
Book Entry Shares	2.02(a)
Certificate of Merger	1.02(a)
Certificates	2.01(a)
Closing	1.01
Closing Date	1.01
Commitment Amount Company	5.06(a) Preamble
Company Benefit Plans	4.15(a)
Company Disclosure Documents	4.09(a)
Company Disclosure Schedule	Article 4
Company Permits	4.18
Company Proxy Statement	4.09(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Shares	2.01(a)
Company Software	4.20(f)
Company Stock Plan	4.05(b)
Company Subsidiary Securities	4.06(a)
Company Termination Fee	10.02(b)
Confidentiality Agreement	6.04
Continuing Employee	7.05(a)
Copyrights	4.20(d)
DGCL	Recitals
Effective Time	1.02(a)
End Date	10.02(b)(i)
Equity Commitment Letter	5.06(c)
ERISA	4.15(a)
Exchange Agent	2.02(a)
Excluded Shares	2.01(b)
FDA	4.24(a)
FDA Permits	4.24(e)
Financing	5.06(a)
Foreign Competition Laws	4.03
German Subsidiaries	4.15(m)
Guarantor	Recitals
Hardware	4.21
Healthcare Laws	4.24(a)
Indemnified Person	7.03(a)
Intellectual Property	4.20(d)
IT Systems	4.22
Limited Guaranty	Recitals

Term	Section
Malicious Code	4.20(f)
Material Contract	4.13(a)
Material Customers	4.25(a)
Material Suppliers	4.25(b)
Merger	Recitals
Merger Consideration	2.01(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.15(a)
Non-U.S. Plans	4.15(a)
Open Backlog Customer	4.25(a)
Open Contract	4.25(d)
Parent	Preamble
Parent Expenses	10.02(e)
Parent Termination Fee	10.02(e)
Patents	4.20(d)
Personal Data	4.21(a)
Prepaid Tail Policy	7.03(c)
Programs	4.24(c)
Relevant Transfer	4.15(l)
Safety Notices	4.24(i)
Section 16	7.05(e)
Section 262	2.03
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Superior Proposal	6.03(f)
Surviving Corporation	1.02(b)
Takeover Laws	4.02(a)
Tax	4.14
Tax Return	4.14
Trademarks	4.20(d)
U.S. Plans	4.15(a)
Willful Breach	10.02(a)

(b) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a party’s “knowledge” are references to the actual knowledge of the directors and officers of that party after reasonable inquiry, and references to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room to which Parent and its counsel had access.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXPLORER HOLDINGS, INC.

By:	/s/ Robert J. Weltman
Name: Robert J. Weltman
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXPLORER ACQUISITION CORP.

By:	/s/ Robert J. Weltman
Name: Robert J. Weltman
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ERESEARCHTECHNOLOGY, INC.

By:	/s/ Jeffrey J. Litwin
Name: Jeffrey J. Litwin
Title: President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex B

OPINION OF J.P. MORGAN SECURITIES, LLC

April 9, 2012

The Board of Directors

eResearch Technology, Inc.

1818 Market Street

Philadelphia, PA 19103

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.01 per share (the “Company Common Stock”), of eResearch Technology, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Explorer Holdings, Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of April 9, 2012 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Explorer Acquisition Corp., the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or by any subsidiary of the Company or owned by the Acquiror and its subsidiaries and Appraisal Shares (as defined in the Agreement), will be converted into the right to receive $8.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which

383 Madison Avenue, New York, New York 10179

J.P. Morgan Securities LLC

they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror and its affiliates, for which we and our affiliates have received or expect to receive customary compensation. Such services for the Company during such period have included acting as its financial advisor in connection with the Company’s acquisition of certain assets of CareFusion Corporation in June 2010, and such services for the Acquiror and its affiliates during such period have included acting as financial advisor to Genstar Capital LLC in connection with an ongoing sale process unrelated to the proposed Transaction and acting as lead arranger for the amendment of certain senior secured credit facilities of Catalent Pharma Solutions Inc. in June 2011. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or affiliates of the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P.MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

GID: U024451

Annex C

DELAWARE GENERAL CORPORATION LAW SECTION 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

[Form of Proxy Card]

PRELIMINARY COPY –

SUBJECT TO COMPLETION

PROXY

ERESEARCHTECHNOLOGY, INC.

1818 Market Street

Philadelphia, PA 19103

SPECIAL MEETING OF STOCKHOLDERS

[—], 2012

THIS PROXY IS SOLICITED ON BEHALF OF ERESEARCHTECHNOLOGY, INC.’S BOARD OF DIRECTORS

The undersigned hereby appoints [—] and [—] proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on [—], at the Special Meeting of Stockholders of the Company to be held on [—], at [—] local time at [—], or at any adjournments or postponements thereof, with all the power the undersigned would possess if personally present at the Special Meeting of Stockholders, with respect to the matters set forth on the reverse side, as more fully described in the proxy statement received by the undersigned stockholder.

Your shares will be voted as directed on this proxy. If this card is signed and no direction is given for any item, it will be voted FOR all items.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of special meeting of stockholders and the Proxy Statement for the special meeting are available at [—]

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free [—] on a Touch-Tone Phone. There is no charge to you for this call.

or

2.	Via the Internet at [—] and follow the instructions.

or

3.	Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note that telephone and Internet votes must be cast prior to [—], [Eastern Daylight Time], on [—]. It is not necessary to return this proxy if you vote by telephone or internet.

Vote by Telephone Call toll-free on a touch-tone phone any time prior to [—], [Eastern Daylight Time], on [—]: [—]	Vote by Internet Any time prior to [—], [Eastern Daylight Time[, on [—], go to : [—]

Please note that the last vote received in accordance with the instructions contained in this proxy card, whether by telephone, Internet or mail, will be the vote counted.

☑. Please mark your votes as in this example.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all proposals.

The Board of Directors recommends you vote FOR proposals 1, 2, and 3:

1.	Merger Proposal. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 9, 2012, by and among the Company, Explorer Holdings, Inc. and Explorer Acquisition Corp., a wholly-owned subsidiary of Explorer Holdings, Inc.

❑	FOR

❑	AGAINST

❑	ABSTAIN

2.	Advisory Vote on Golden Parachute Compensation. To cast a nonbinding advisory vote to approve the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the merger.

❑	FOR

❑	AGAINST

❑	ABSTAIN

3.	Adjournment Proposal. To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

❑	FOR

❑	AGAINST

❑	ABSTAIN

Please date and sign your Proxy on the reverse side and return it promptly.

In their discretion, the persons you name as proxies are authorized to vote upon such other matters of which eResearchTechnology, Inc. does not have advance notice that may properly come before the special meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the special meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE GOLDEN PARACHUTE COMPENSATION THAT MAY BE PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY MUST BE EXECUTED FOR YOUR VOTE TO BE COUNTED.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT AND HEREBY REVOKES ALL PRIOR PROXIES WITH RESPECT TO THE MATTERS SET FORTH HEREIN.

Signature of Stockholder

Signature of Stockholder

Date:

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.